Exhibit 2.1

Confidential

AGREEMENT AND PLAN OF MERGER

by and among

BLUE OWL CAPITAL INC.,

BLUE OWL CAPITAL GP LLC,

BLUE OWL CAPITAL HOLDINGS LP,

BLUE OWL CAPITAL CARRY LP,

FLYER MERGER SUB I, LLC,

FLYER MERGER SUB II, LP,

OSREC GP HOLDINGS, LP,

OAK STREET REAL ESTATE CAPITAL, LLC,

SASC FEEDER, LP,

and

AUGUSTUS, LLC

DATED AS OF OCTOBER 17, 2021

v

EXHIBITS

Exhibit A – Consent and Release

Exhibit B – Earnout Restrictions Agreement

Exhibit C – Restrictive Covenant Agreement

Exhibit D – Management Company Surviving LLC Agreement

Exhibit E – [Reserved]

Exhibit F – Form of Adjustment Escrow Agreement

Exhibit G – Form of Merger Support Agreement

Exhibit H – Form of Key Professional Investor Rights Agreement

Exhibit I – Form of Registration Rights Agreement

Exhibit J – Form of TRA Joinder

Annex A – Executed Employment Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (as may be amended, amended and restated, modified, supplemented or waived from time to time, this “Agreement”) is made and entered into as of October 17, 2021, by and among:

(a) Blue Owl Capital Inc., a Delaware corporation (“Parent”), Blue Owl Capital GP LLC, a Delaware limited liability company (“Blue Owl GP”), Blue Owl Capital Holdings LP, a Delaware limited partnership (“Blue Owl Holdings”), Blue Owl Capital Carry LP, a Delaware limited partnership (“Blue Owl Carry” and together with Parent, Blue Owl GP and Blue Owl Holdings, collectively, the “Blue Owl Parties”), Flyer Merger Sub I, LLC, a Delaware limited liability company and an indirect subsidiary of Parent (“Management Company Merger Sub”), Flyer Merger Sub II, LP, a Delaware limited partnership and an indirect subsidiary of Parent (“SASC Merger Sub” and, together with Management Company Merger Sub, each, a “Merger Sub” and, collectively, the “Merger Subs”), and

(b) Oak Street Real Estate Capital, LLC, an Illinois limited liability company (“Management Company”), OSREC GP Holdings, LP, a Delaware limited partnership (“GP Holdings”), SASC Feeder, LP, a Delaware limited partnership (“SASC Feeder” and, together with Management Company and GP Holdings, the “Companies” and each, a “Company”), and Augustus, LLC, an Illinois limited liability company, solely for the purposes specified herein (the “Sellers’ Representative”).

Parent, Blue Owl GP, Blue Owl Holdings, Blue Owl Carry, Management Company Merger Sub, SASC Merger Sub, the Sellers’ Representative, SASC Feeder, GP Holdings and Management Company are each referred to in this Agreement as a “Party” and, collectively, as the “Parties.”

RECITALS

(A)

WHEREAS, the Parties wish to effect a business combination through (i) a merger of Management Company Merger Sub with and into Management Company, with Management Company being the surviving company and a subsidiary of Parent (the “Management Company Merger” or the “Merger”), (ii) the acquisition by Flyer GP Holdings, a direct subsidiary of Blue Owl Carry, of all of the issued and outstanding SASC GP Interests, (iii) the acquisition by SASC Merger Sub of all of the issued and outstanding equity in the SASC Management Company (the “SASC Acquisition”), (iv) the acquisition by Flyer GP Holdings, a direct subsidiary of Blue Owl Carry, of all of the issued and outstanding OSREC GP Interests, and (v) following the Management Company Merger, the acquisition by Management Company of the right to allocate 100% of the carried interests allocation with respect to future Company Funds from GP Holdings (the “Future Carry Acquisition”);

(B)	WHEREAS, prior to the Closing, the Company Group will effect the Company Reorganization;

(C)

WHEREAS, the Parent Board, including each of the Key Individuals (as defined in the Investor Rights Agreement), has approved this Agreement and the Ancillary Agreements, as well as the consummation of the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements (collectively, the “Transactions”);

(D)	WHEREAS, the Managing Member or the General Partner, as applicable, of each Company has approved this Agreement and the Ancillary Agreements, as well as the Merger and the other Transactions;

(E)

WHEREAS, immediately following the execution of this Agreement, the Company Group will obtain and deliver to Parent an executed Merger Support Agreement (as defined herein) containing the agreement of the Key Professional to enter into the Ancillary Agreements (as defined herein) and to deliver a Valid Company Group Rollover Election (with a Rollover Portion of 78.2554%); and

(F)

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, the Key Professional has entered into an employment and restrictive covenant agreement with Parent with respect to the provision of services after, and subject in all respects to consummation of, the Closing (as amended, amended and restated, modified, supplemented or waived from time to time, the “Executed Employment Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1    Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined in this Agreement shall have the meanings set forth below.

“280G Approval” has the meaning set forth in Section 6.11.

“Accounting Firm” has the meaning set forth in Section 2.11(b).

“Accounting Principles” means (a) the accounting principles, policies, procedures and categorizations set forth in Section 1.1(f) of the Company Disclosure Letter, (b) to the extent not addressed in (a), and only to the extent not inconsistent with GAAP, the principles, policies, procedures, methodologies and practices used and applied in the balance sheet included in the Company Financial Statements as of December 31, 2020, and (c) only to the extent not addressed in (a) and (b), GAAP.

“Acquired SLP Interests” means all of the OSREC SLP Interests indirectly owned, through its ownership of GP Holdings, by the holders of GP Holdings Units that are not Electing GP Holdings Units.

“Acquired SLP Interests Purchase Price” means an amount equal to the aggregate GP Holdings Merger Consideration due to the holders of GP Holdings Units that are not Electing GP Holdings Units in the GP Holdings Merger.

“Adjustment Escrow Account” means the one or more accounts in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Adjustment Escrow Agreement, including remaining interest or other amounts actually earned thereon (if any).

“Adjustment Escrow Agreement” shall mean the agreement among Parent, the Sellers’ Representative and the Escrow Agent, in the form as set forth in Exhibit F.

“Adjustment Escrow Amount” means $3,000,000.

“Affiliate” means, with respect to any Person, any other Person that is Controlling, Controlled by, or under common Control with (directly or indirectly through any Person), such first Person. Notwithstanding the foregoing, or anything else in this Agreement to the contrary, none of the Company Funds or any accounts, funds, vehicles or other clients advised or sub-advised by any member of the Company Group or any member of the Blue Owl Group (as applicable) (or any portfolio company or other investment of any of the foregoing) shall be an Affiliate of any member of the Company Group or any member of the Blue Owl Group, as applicable, for purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“AICPA” means the American Institute of Certified Public Accountants.

“Allocation” has the meaning set forth in Section 7.6.

“Ancillary Agreements” means the Consent and Release, the Earnout Restrictions Agreement, the Restrictive Covenant Agreement, the Management Company Surviving LLC Agreement, the Executed Employment Agreement, the Key Professional Investor Rights Agreement, the Registration Rights Agreement and each other agreement, instrument and certificate required by this Agreement to be executed by any of the Parties as contemplated by this Agreement, in each case only as applicable to the relevant Party or Parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the Currency and Foreign Transaction Reporting Act of 1970 (also known as the Bank Secrecy Act), as amended, the USA PATRIOT ACT of 2001, as amended, the Money Laundering Control Act of 1986 and any other applicable Law related to money laundering of any jurisdictions in which the applicable Person conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Antitrust Laws” has the meaning set forth in Section 6.6(c).

“Applicable Earnout Termination Date” means (a) with respect to the First Earnout, January 1, 2025, and (b) with respect to the Second Earnout, January 1, 2026.

“Applicable Tax Proceeding” has the meaning set forth in Section 7.3.

“Authorized Action” has the meaning set forth in Section 6.15(b).

“Benefit Plan Investor” means a “benefit plan investor” as defined in Section 3(42) of ERISA.

“Blue Owl Carry” has the meaning set forth in the Preamble.

“Blue Owl Carry Common Units” means Common Units (as defined in the Blue Owl Carry LP Agreement) of Blue Owl Carry, having the rights and preferences set forth in the Blue Owl Carry LP Agreement.

“Blue Owl Carry LP Agreement” means that certain Amended and Restated Agreement of Limited Partnership of Blue Owl Carry, dated as of May 19, 2021, as amended, amended and restated, modified, supplemented or waived.

“Blue Owl Change of Control” means (a) any merger or consolidation of, or other business combination involving, Parent or any of its Subsidiaries, as a result of which the Principals (as defined in the Investor Rights Agreement) would no longer collectively control more than 50% of the voting power of the Equity Securities of the surviving or consolidated Person, or (b) any sale of all or substantially all of the assets of Parent and its Subsidiaries (on a consolidated basis).

“Blue Owl Common Units” shall mean (a) Blue Owl Holdings Common Units and (b) Blue Owl Carry Common Units, collectively.

“Blue Owl GP” has the meaning set forth in the Preamble.

“Blue Owl Group” means Parent and its controlled Affiliates. For purposes of clarity, none of the accounts, funds, vehicles or other clients advised or sub-advised by any member of the Blue Owl Group (or any portfolio company or other investment of any of the foregoing) shall be considered a member of the Blue Owl Group for purposes of this Agreement.

“Blue Owl Group Business” means the business and operations currently conducted by the Blue Owl Group.

“Blue Owl Holdings” has the meaning set forth in the Preamble.

“Blue Owl Holdings Common Units” means Common Units (as defined in the Blue Owl Holdings LP Agreement) of Blue Owl Holdings, having the rights and preferences set forth in the Blue Owl Holdings LP Agreement.

“Blue Owl Holdings LP Agreement” means that certain Amended and Restated Agreement of Limited Partnership of Blue Owl Holdings, dated as of May 19, 2021, as amended, amended and restated, modified, supplemented or waived.

“Blue Owl Parties” has the meaning set forth in the Preamble.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security (CARES) Act and “Division N - Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.R. 133), together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto.

“CBA” has the meaning set forth in Section 3.10(a)(xx).

“Claim Notice” has the meaning set forth in Section 9.3(a).

“Clayton Act” means the Clayton Act of 1914.

“Client” means each Company Fund and any other Person who is a counterparty to a Client Contract.

“Client Contract” means any investment advisory, investment sub-advisory, investment management, or similar Contract pursuant to which any member of the Company Group provides Investment Advisory Services to any Person, including, where applicable, the Governing Documents.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Closing Form 8-K” has the meaning set forth in Section 6.7(d).

“Closing Press Release” has the meaning set forth in Section 6.7(d).

“Closing Rollover Portion” means a percentage equal to the product of (a) the Rollover Portion and (b) .8743.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 2.5(b)(ii)(4).

“Company Affiliate Arrangement” has the meaning set forth in Section 3.10(a)(i).

“Company Closing Cash” means the aggregate amount of cash and cash equivalents of the Parent Acquired Companies on a combined basis as of the Measurement Time, calculated in accordance with GAAP; provided that “Company Closing Cash” (a) shall include uncleared checks for the account of the Parent Acquired Companies, (b) shall be calculated net of (i) any issued and uncleared checks or other outgoing deposits by the Parent Acquired Companies and (ii) any unpaid costs, expenses or Taxes that are payable in connection with the repatriation of any cash and cash equivalents of the Parent Acquired Companies in non-U.S. bank accounts and (c) shall exclude cash and cash equivalents that are not freely usable by the Parent Acquired Companies immediately following the Closing because they are subject to restrictions or limitations on use or distribution by Law or Contract.

“Company Closing Estimate Statement” has the meaning set forth in Section 2.3(b).

“Company Closing Net Working Capital” means the Company Net Working Capital as of the Measurement Time.

“Company Consideration Statement” has the meaning set forth in Section 2.3(a).

“Company Disclosure Letter” means the Disclosure Letter delivered by the Company Group concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each Employee Benefit Plan (a) that is maintained, sponsored or contributed to (or required to be contributed to) by any member of the Parent Acquired Companies or (b) under or with respect to which the Parent Acquired Companies could reasonably be expected to have any Liability in respect of any current or former Company Group Employee or consultant of the Parent Acquired Companies.

“Company Estimated Closing Cash” means the estimated Company Closing Cash as set forth in the Company Closing Estimate Statement.

“Company Estimated Closing Net Working Capital” means the estimated Company Closing Net Working Capital as set forth in the Company Closing Estimate Statement.

“Company Estimated Indebtedness Amount” means the estimated Company Indebtedness Amount as set forth in the Company Closing Estimate Statement.

“Company Estimated Transaction Expenses” means the estimated Company Transaction Expenses as set forth in the Company Closing Estimate Statement.

“Company Financial Statements” has the meaning set forth in Section 3.4(a).

“Company Fund” means, collectively, the funds, investment vehicles, managed accounts, business development companies, blank check companies or other investment arrangements (including any parallel vehicles, accounts or arrangements or, where the context so requires, any co-investment vehicles or alternative investment vehicles) now or hereafter, directly or indirectly, launched, formed, managed, sponsored or advised in connection with the Company Group Business, including by any Company and/or that have a Company as their general partner, manager or similar controlling entity. For purposes of clarity, each of the Existing Company Funds shall constitute a Company Fund for purposes hereof.

“Company Fund Documentation” means, with respect to each Company Fund, all organizational documents, including its limited partnership agreement or other constitutional documents, private placement memoranda (or other offering documentation) and form of subscription documents, in each case, that, as of the date of this Agreement, are in effect with respect to such Company Fund.

“Company Fund IV” means Oak Street Real Estate Capital Fund IV, LP, a Delaware limited partnership.

“Company Fund V” means, collectively, Oak Street Real Estate Capital Fund V, LP and Oak Street Real Estate Capital Fund V (A), LP, each a Delaware limited partnership.

“Company Group” means, collectively, each of the Companies and each of their respective controlled Affiliates. For purposes of clarity, none of the Company Funds or any accounts, funds, vehicles or other clients advised or sub-advised by any member of the Company Group (or any portfolio company or other investment of any of the foregoing) shall be considered a member of the Company Group for purposes of this Agreement.

“Company Group Business” means the business and operations currently conducted by the Company Group, which includes the business and operations related to sponsoring, offering and management of the Company Funds and any successor fund thereof. For the avoidance of doubt, the Company Group Business excludes (x) the Company Funds, in and of themselves, (y) any Subsidiary of the Company Funds, and (z) the Excluded Company Group Assets (other than the Persons set forth on Section 1.1(b) of the Company Disclosure Letter).

“Company Group Closing Merger Consideration” means an amount equal to (a) the Management Company Closing Merger Consideration, plus (b) the SASC Acquisition Consideration plus (c) the Future Carry Acquisition Consideration plus (d) the Company Estimated Closing Cash, minus (e) the Company Estimated Indebtedness Amount, plus (f) the amount (if any) by which the Company Estimated Closing Net Working Capital exceeds the Company Net Working Capital Target, minus (g) the amount (if any) by which the Company Net Working Capital Target exceeds the Company Estimated Closing Net Working Capital, minus (h) the Company Estimated Transaction Expense Amount, minus (i) the Adjustment Escrow Amount, minus (j) the Seller Administrative Fund, plus (k) the Gross-Up Amount.

“Company Group Employee” means each employee of the Parent Acquired Companies.

“Company Group Final Merger Consideration” means an amount equal to (a) the Management Company Closing Merger Consideration, plus (b) the SASC Acquisition Consideration plus (c) the Future Carry Acquisition Consideration plus (d) the Company Closing Cash, minus (e) the Company Indebtedness Amount plus (f) the amount (if any) by which the Company Closing Net Working Capital exceeds the Company Net Working Capital Target, minus (g) the amount (if any) by which the Company Net Working Capital Target exceeds the Company Closing Net Working Capital, minus (h) the Company Transaction Expense Amount, minus (i) the Adjustment Escrow Amount, minus (j) the Seller Administrative Fund, plus (k) the Gross-Up Amount.

“Company Group Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability); Section 3.2 (Capitalization and Related Matters); and Section 3.14 (Brokerage).

“Company Group Holder” means (a) prior to the effectiveness of the actions set forth in Section 2.2(e), the members of the Management Company and the limited partners of GP Holdings and SASC Feeder, collectively, and (b) following the effectiveness of the actions set forth in Section 2.2(e), the holders of the Company Group Units.

“Company Group Indemnified Persons” has the meaning set forth in Section 6.9(a).

“Company Group Units” means, collectively, the Management Company Units and the SASC Feeder Units.

“Company Indebtedness” means Indebtedness with respect to the Parent Acquired Companies. Notwithstanding anything herein to the contrary, “Company Indebtedness” shall not include the matters described on Section 1.1(g) of the Company Disclosure Letter.

“Company Indebtedness Amount” means the amount of Company Indebtedness as of the Measurement Time.

“Company Insurance Plans” has the meaning set forth in Section 3.24.

“Company Material Adverse Effect” means an event, change, circumstance, occurrence, fact, development or effect, individually or in the aggregate, that (x) has been or would reasonably be expected to be materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operation of the Parent Acquired Companies, taken as a whole, or (y) does or would reasonably be expected to prevent or materially delay the ability of the Parent Acquired Companies to consummate the transactions contemplated by this Agreement; provided that none of the following shall constitute a “Company Material Adverse Effect” for purposes of clause (x): (a) events, changes, circumstances, occurrences, facts, developments or effects that are the result of factors generally affecting the industries or jurisdictions in which the Parent Acquired Companies operate or participate; (b) changes in general economic conditions affecting the national, regional or world economy; (c) any national or international political conditions in or affecting any jurisdiction in which the Parent Acquired Companies conduct business; (d) any strike, embargo, labor disturbance, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (e) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (f) changes in GAAP or in applicable Law or in interpretations thereof by courts or other Governmental Entities, in each case, after the date of this Agreement; (g) any adverse event, change, circumstance, occurrence, fact, development or effect caused by any announcement, pendency or consummation of the transactions contemplated by this Agreement (except this clause (g) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement); (h) any failure of the Parent Acquired Companies to meet any forecasts or revenue, earnings, or fundraising or other projections (provided that the underlying cause of the Parent Acquired Company’s failure to meet such forecasts or revenue, earnings, or fundraising or other projections shall be taken into account to the extent not otherwise excluded under this Agreement); or (i) actions taken or omitted at the written request of Parent or any action expressly required by this Agreement; provided that, with respect to clause (a), clause (b), clause (c), clause (d), clause (e) or clause (f) above, such events, changes, circumstances, occurrences, facts, developments or effects may be taken into account to the extent they disproportionately adversely affect the Parent Acquired Companies, taken as a whole, relative to other businesses in the industries in which the Parent Acquired Companies operate or participate.

“Company Material Contracts” has the meaning set forth in Section 3.10(a).

“Company Net Working Capital” means the difference (which may be positive or negative) between (a) the sum of current assets of the Parent Acquired Companies on a combined basis minus (b) the sum of the current liabilities of the Parent Acquired Companies on a combined basis, in each case calculated in accordance with the Accounting Principles; provided that current assets of the Parent Acquired Companies will include up to $300,000 relating to furniture, fixtures and equipment purchased or to be purchased by the Parent Acquired Companies in connection with the remodeling of the offices of the Parent Acquired Companies.

“Company Net Working Capital Target” means working capital of zero that is defined by GAAP as the excess of current assets over current liabilities adjusted to exclude cash as of the Closing Date.

“Company NLP Fund” means, collectively, Oak Street Real Estate Capital Net Lease Property Fund, LP, Oak Street Real Estate Capital Net Lease Property Fund (A), LP and Oak Street Real Estate Capital Net Lease Property Fund (P), LP, each a Delaware limited partnership.

“Company Operating Agreement” means each of (a) the Existing Management Company LLC Agreement and (b) the Existing GP Holdings LPA.

“Company Post-Closing Representation” has the meaning set forth in Section 10.12(a).

“Company Pre-Closing Taxes” means, in each case, to the extent not otherwise included in the Company Indebtedness Amount, Company Closing Net Working Capital or Company Transaction Expense Amount: (a) all Taxes (or the non-payment thereof) of any Parent Acquired Company or with respect to any Parent Acquired Company, in each case, for any Pre-Closing Tax Period (determined, in the case of any Straddle Period, in accordance with Section 7.1), including any Company Reorganization Taxes, (b) all Taxes of any member (other than a Parent Acquired Company) of an affiliated, consolidated, combined or unitary group of which any Parent Acquired Company (or any predecessor of any Parent Acquired Company) is or was a member prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, (c) all Taxes of any Person (other than a Parent Acquired Company) imposed on any Parent Acquired Company as a transferee or successor, by Contract (other than Ordinary Course Tax Sharing Agreements), or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, (d) any payroll Taxes deferred on or prior to the Closing Date that will remain outstanding after the Closing pursuant to Section 2302 of the CARES Act or the Payroll Tax Executive Order, and (e) the employer’s share of any payroll or similar

Taxes required to be paid with respect to any payments made by any Parent Acquired Company on or before the Closing or that are included in the Company Indebtedness Amount, Company Closing Net Working Capital or Company Transaction Expense Amount.

“Company Privacy and Security Policies” has the meaning set forth in Section 3.12(a).

“Company Prohibited Affiliate Transactions” means any Company Affiliate Arrangement, other than (a) any Permitted Affiliate Transaction and (b) the transactions contemplated by this Agreement or the Ancillary Agreements.

“Company Reorganization” has the meaning set forth in Section 2.1.

“Company Reorganization Taxes” means Taxes of any Parent Acquired Company arising directly as a result of the Company Reorganization.

“Company Track Record” means the investment history and performance record of the Company Group and any subcomponent thereof, along with all relevant supporting materials.

“Company Transaction Expenses” means all costs, fees and expenses incurred by the Company Group in connection with or as a result of the agreements and transactions contemplated by this Agreement and the consummation (or the preparation for the consummation) of the transactions contemplated by this Agreement, including (a) all brokers’ or finders’ fees, (b) deferred financing fees, (c) fees and expenses of legal counsel, advisors, investment bankers, accountants, auditors, experts and other representatives and consultants, (d) change of control, sale, transaction bonus, retention, severance, deferred compensation, incentive or similar compensatory payments or benefits payable by the Company Group in connection with or as a result of the Transactions to any current or former director, officer, employee or other service provider of the Company Group pursuant to any agreement or arrangement entered into or established prior to the Closing other than by or at the written direction of Parent or its Affiliates, including the employer portion of any applicable FICA, state, local or foreign withholding, payroll, social security, Medicare or similar Taxes arising therefrom; provided, that any severance payment with respect to a Company Group Employee (including the employer portion of any applicable FICA, state, local or foreign withholding, payroll, social security, Medicare or similar Taxes arising therefrom) that is triggered by the occurrence of both (i) the consummation of the Transactions, and (ii) a subsequent termination, following the Closing Date, of such Company Group Employee’s employment with the Company Group by Parent or any of its Affiliates shall not be deemed a Company Transaction Expense, unless such Company Group Employee has the right to resign and collect severance as a result of the Transactions in the absence of any additional act or omission by Parent or any of its Affiliates, and (e) in accordance with Section 7.4, 50% of all Transfer Taxes arising solely in connection with this Agreement and the transactions contemplated hereby.

“Company Transaction Notice” has the meaning set forth in Section 6.1(a).

“Competing Buyer” has the meaning set forth in Section 6.14(a).

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any member of the Company Group or any of the Other Assets Entities, which upon consummation thereof would (x) result in the Company Group, directly or indirectly, becoming a public company or (y) impede, materially interfere with or prevent the transactions contemplated by this Agreement, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, spin-out, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Owned Intellectual Property) or business of the Company Group or the Other Assets Entities, taken as a whole (but excluding the sale of assets in the Ordinary Course of Business that in the aggregate would not reasonably be expected to impede, interfere with, prevent, or would reasonably be expected to materially delay the transactions contemplated by this Agreement) or (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities of any member of the Company Group or the Other Assets Entities (except, in each case, as contemplated by this Agreement), in all cases of clauses (a) through (c), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer.

“Compliance Policies” has the meaning set forth in Section 3.17(c).

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of May 31, 2021, by and between Management Company and Blue Owl Holdings.

“Consent” means any consent, approval or authorization required in connection with the execution, delivery or performance of this Agreement or any other Ancillary Agreement, or the consummation of the transactions contemplated by this Agreement or any other Ancillary Agreement.

“Consent and Release” means that certain Consent and Release substantially in the form attached hereto as Exhibit A.

“Continuing Employee” has the meaning set forth in Section 6.10(a).

“Contract” means any written or oral contract, agreement, license, subcontract, Lease, commitment or other instrument, arrangement, undertaking or understanding of any kind to which a Person or any of its assets or properties is bound, in each case, which is legally binding.

“Control,” “Controlled” or “Controlling” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (other than an individual), whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, subject to the second sentence of the definition of Affiliate, a general partner or managing member of a Person shall always be considered to Control such Person.

“Controlling Person Related Parties” means (a) Marc Zahr, Jim Hennessey and Larissa Herczeg, (b) any spouse, parent, grandparent or natural or adopted sibling, child or grandchild of any individual in clause (a) above and the current spouse of each such individual and (c) any corporation, trust, limited liability company, partnership, charitable foundation or organization or other entity directly or indirectly Controlled by, and substantially all of whose equity or membership interests are owned by, or whose sole beneficiaries are, directly or indirectly, any of the individuals set forth in clause (a) above.

“Corresponding Class C Shares” means, whenever there is a reference in Article II of this Agreement to an issuance of Blue Owl Common Units, a number of shares of Parent Class C Common Stock equal to the number of Blue Owl Holdings Common Units being issued. For the avoidance of doubt, it is intended that if 10 Blue Owl Holdings Common Units and 10 Blue Owl Carry Common Units are being issued to a Person, 10 Corresponding Class C Shares shall be issued to such Person.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guideline or recommendation by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott laws or regulations administered, enacted or enforced by any Governmental Entity, including: (a) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. International Trade Commission, the U.S. Department of Commerce, and the U.S. Department of State; (b) the U.S. Tariff Act of 1930; (c) the U.S. Export Control Reform Act of 2018 and the Export Administration Regulations, including related restrictions with regard to persons or entities on the U.S. Department of Commerce’s Denied Persons List, Unverified List, Military End Users List or Entity List; (d) the U.S. Arms Export Control Act and the International Traffic in Arms Regulations, including related restrictions with regard to persons or entities on the U.S. Department of State’s Debarred List; (e) the U.S. Foreign Trade Regulations; (f) the anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (g) all other applicable laws, regulations or programs.

“D&O Provisions” has the meaning set forth in Section 6.9(a).

“Data Protection Laws” means all applicable Laws in any jurisdiction relating to the Processing of Personal Information, including, as applicable, the California Consumer Privacy Act, Regulation S-P (12 CFR Part 1016 – Privacy of Consumer Financial Information) and the General Data Protection Regulation 2016/679 and including any predecessor, successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing.

“Data Room” has the meaning set forth in Section 10.5.

“Delaware Courts” has the meaning set forth in Section 10.8.

“Disclosure Letters” means the Parent Disclosure Letter and the Company Disclosure Letter.

“Disqualification Event” has the meaning set forth in Section 3.17(f).

“DLLCA” means the Delaware Limited Liability Company Act, as amended from time to time.

“DLPA” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Earnout Acceleration Event” means the occurrence of any of the following:

(a)    any event (or series of related events) where any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the outstanding voting securities of the Parent Acquired Companies and/or the Earnout Group other than where the acquiring Person is controlled by or under common control of Parent;

(b)    any sale of all or substantially all of the assets of the Parent Acquired Companies and/or the Earnout Group to another Person in one transaction or series of related transactions, other than where the acquiring Person is controlled by or under common control of Parent;

(c)    the termination of the Key Professional’s employment with any member of the Company Group or the Blue Owl Group without Cause (as defined in the Executed Employment Agreement) or the resignation by the Key Professional with Good Reason (as defined in the Executed Employment Agreement); or

(d)    a Blue Owl Change of Control.

“Earnout Group” means, collectively, (a) the Company Group and (b) any other Person that is within the Oak Street real estate division of the Blue Owl Group, other than, with respect to this clause (b), any such Person that is directly or indirectly acquired by Parent following the Closing.

“Earnout Lock-Up Period” has the meaning set forth in Section 2.12(b)(iii).

“Earnout Notice” has the meaning set forth in Section 2.12(b)(ii).

“Earnout Payments” has the meaning set forth in Section 2.12(b)(ii).

“Earnout Restrictions” has the meaning set forth in Section 2.12(b)(iv).

“Earnout Restrictions Agreement” means that certain Earnout Restrictions Agreement substantially in the form attached hereto as Exhibit B.

“Earnout Units” means the First Earnout Units and the Second Earnout Units.

“Electing Company Group Holder” has the meaning set forth in Section 2.4(a).

“Electing Company Group Units” means any Management Company Units with respect to which the holder thereof makes a Valid Company Group Rollover Election. Notwithstanding the foregoing, no Management Company Units shall be Electing Company Group Units for purposes of Section 2.2(b) to the extent the holder thereof is in material breach at the Closing of any representation, warranty, covenant or agreement set forth in the Election Form or any document or agreement executed in connection with the making of a Valid Company Group Rollover Election (including covenants and agreements to be performed at the Closing).

“Electing GP Holdings Units” means any GP Holdings Units with respect to which the holder thereof makes a Valid GP Holdings Rollover Election. Notwithstanding the foregoing, no GP Holdings Units shall be Electing GP Holdings Units for purposes of Section 2.2(g) to the extent the holder thereof is in material breach at the Closing of any representation, warranty, covenant or agreement set forth in the Election Form or any document or agreement executed in connection with the making of a Valid GP Holdings Rollover Election (including covenants and agreements to be performed at the Closing).

“Election Deadline” means the date set forth in the Election Form or any accompanying information statement provided to the holders of Company Group Units in connection with providing the Election Form, as the same may be extended as agreed in writing by Parent, Management Company and GP Holdings.

“Election Form” means an Election Form, in form agreed by Parent and Management Company, distributed to Company Group Holders after the date of this Agreement in order to allow each holder thereof to make, within the applicable time period, if such Company Group Holder elects to make, a Valid Company Group Rollover Election.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory or benefit plan, program, policy, agreement, arrangement or Contract.

“Environmental Laws” means all Laws concerning public or worker health and safety with respect to exposure to Hazardous Substances, pollution or protection of the environment.

“Equity Securities” means, with respect to any Person, all (a) units, capital stock, membership interests, partnership interests or other equity interests (including classes, groups, or series thereof having such relative rights, powers, or obligations as may from time to time be established by the issuer thereof or the governing body of its Affiliate, as the case may be, including rights, powers, or duties different from, senior to or more favorable than existing classes, groups, and series of units, stock, and other equity interests and including any so-called “profits interests”), or securities or agreements providing for profit participation features, equity appreciation rights, phantom equity, or similar rights to participate in profits or revenues, (b) warrants, options, restricted equity units or other rights to purchase or otherwise acquire, or contracts or commitments that could require the issuance of, securities described in the foregoing clause of this definition, and (c) obligations, evidences of indebtedness, or other securities or interests convertible or exchangeable into securities described in the foregoing clauses of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Citibank, N.A.

“Exchange” has the meaning given to such term in the Exchange Agreement.

“Exchange Agreement” means that certain Exchange Agreement, dated as of May 19, 2021, by and among Parent, Blue Owl Capital Holdings LP, Blue Owl Capital Carry LP and the Blue Owl limited partners.

“Excluded Benefits” has the meaning set forth in Section 6.10(a).

“Excluded Company Group Assets” means, collectively, (a) all proceeds in respect of the capital invested in, or committed to be invested in, any of the Company Funds by any Person prior to the Closing and (b) the assets and interests described on Section 1.1(a)(i) of the Company Disclosure Letter.

“Executed Employment Agreement” has the meaning set forth in the Recitals.

“Existing Company Funds” means each of the funds, investment vehicles, managed accounts, business development companies, blank check companies or other investment arrangements (including any parallel vehicles, accounts or arrangements or, where the context so requires, any co-investment vehicles or alternative investment vehicles) as of the date of this Agreement, including those set forth in Section 1.1(a)(ii) of the Company Disclosure Letter.

“Existing GP Holdings LPA” means that certain Limited Partnership Agreement of OSREC GP Holdings, LP, dated as of November 25, 2020, as amended, amended and restated, modified, supplemented or waived.

“Existing Management Company LLC Agreement” means that certain Second Amended and Restated Operating Agreement of Oak Street Real Estate Capital, LLC, dated as of November 25, 2020, as amended, amended and restated, modified, supplemented or waived.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Final Allocation” has the meaning set forth in Section 7.6.

“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to such dispute, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes that the applicable parties have agreed to submit thereto.

“First Earnout” has the meaning set forth in Section 2.12(c)(i).

“First Earnout Cash Consideration” has the meaning set forth in Section 2.12(c)(i).

“First Earnout Rollover Portion” means a percentage equal to the product of (a) the Rollover Portion and (b) 1.1795.

“First Earnout Units” means a number of Blue Owl Holdings Common Units and Blue Owl Carry Common Units and the Corresponding Class C Shares calculated in accordance with Section 2.12(c)(i).

“Flyer GP Holdings” means Flyer GP Holdings, LLC, a Delaware limited liability company.

“Flyer Investment Agreement” means that certain Investment Agreement, dated as of November 25, 2020, by and among Management Company, GP Holdings and the other parties thereto, as amended, amended and restated, modified, supplemented or waived.

“Fraud” means a Party has committed actual fraud against the other Party with respect to its representations and warranties contained in Article III or Article IV, as applicable, or any certificate delivered by a Party pursuant to Section 2.7(d) or Section 2.8(d), in each case, which involves an intentional misrepresentation or concealment of a material fact by a Party with the specific intent to deceive such other Party and upon which such other Party has reasonably relied (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory).

“Fund Financial Statements” has the meaning set forth in Section 3.26(g).

“Future Carry Acquisition” has the meaning set forth in the Recitals.

“Future Carry Acquisition Consideration” means $65,058,950.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; (c) in the case of a limited partnership, its certificate of limited partnership (or analogous document) and limited partnership agreement; (d) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs; or (e) any side letters, shareholder agreements, voting agreements, investor rights agreements, investment agreement or similar agreements that modify the terms of any Governing Documents described in the foregoing clauses (a) through (d).

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, tribal, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or arbitral panel (in each case public or private), or other body or administrative, regulatory (including governmental and non-governmental self-regulatory organizations), or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“GP Holdings Agreement” means the Amendment to Existing GP Holdings LPA or other agreement, in form and substance reasonably satisfactory to Parent and GP Holdings, as adopted in the GP Holdings Merger in accordance with Section 17-211(g) of the DLPA, which amendment or other agreement will eliminate any rights of GP Holdings to Sponsor Carried Interest with respect to any Fund or Investment (each as defined in the Existing GP Holdings LPA) that is not in existence as of the date of this Agreement by providing that the Flyer Investment Agreement shall solely have effect in respect of GP Holdings and solely apply to Sponsor Carried Interest with respect to any Fund or Investment (each as defined in the Existing GP Holdings LPA) that is in existence as of the date of this Agreement.

“GP Holdings Effective Time” has the meaning set forth in Section 2.2(h).

“GP Holdings Merger” has the meaning set forth in Section 2.2(h).

“GP Holdings Merger Consideration” means $333,555,703.

“GP Holdings Merger Sub” means Flyer Future Holdings, LLC, a Delaware limited liability company.

“GP Holdings Surviving LP Agreement” has the meaning set forth in Section 2.2(h)(ii).

“GP Holdings Units” has the meaning set forth in Section 2.1(g).

“Gross-up Amount” means an amount equal to the aggregate Relevant Value deemed a cash payment pursuant to Section 2.2(h) multiplied by 28.75%.

“Hazardous Substance” means any waste, substance, or material defined or regulated as “hazardous,” “toxic,” a “pollutant,” or a “contaminant,” or with words of similar meaning and regulatory effect, under, or for which liability may be imposed pursuant to, Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes (a) imposed on, or with reference to, the net income or gross receipts of the person on whom such Tax is imposed (or its direct or indirect owners), or (b) imposed on, or with reference to, multiple bases including the net income or gross receipts of the person on whom such Tax imposed (or its direct or indirect owners). For the avoidance of doubt, “Income Taxes” includes net-basis U.S. federal, state, local, and non-U.S. income taxes (including the New York City Unincorporated Business Tax) and net or gross-basis withholding tax imposed on any partnership or other pass-through entity in respect of allocations or distributions to its direct or indirect owners (including under Code Sections 1441, 1442, 1445, 1446 or any similar provision of state, local or non-U.S. law) but does not include payroll, employment, withholding to lessors, employees or other service providers, sales, use, commercial rent, value added, property or similar Taxes.

“Indebtedness” means, with respect to a Party, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) all capitalized Lease obligations or obligations required to be capitalized in accordance with GAAP, including any obligations classified as capital or finance leases in the Company Financial Statements; (e) any Liabilities in respect of earnouts or deferred purchase price for assets, securities, property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (excluding any obligations incurred in the Ordinary Course of Business and included in the Company Closing Net Working Capital); (f) reimbursement obligations under any drawn letters of credit, or any surety or performance bonds; (g) any unpaid bonuses or commissions, severance obligations in respect of terminations of employment or service occurring at or prior to Closing or unfunded pension or nonqualified deferred compensation obligations (in each case, whether or not accrued), including the employer portion of any applicable FICA, state, local or foreign withholding, payroll, social security, Medicare or similar Taxes therefrom (computed as though all such amounts were payable as of Closing) and only to the extent not otherwise reflected as current liabilities in the calculation of Company Net Working Capital or included as a Company Transaction Expense; (h) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments, in each case excluding any Intercompany Indebtedness; (i) any Taxes deferred that will remain outstanding after Closing by such Party under the CARES Act; (j) deferred revenue; (k) all long term deferred rent liabilities; (l) accrued amounts payable to, payments on behalf of, or reimbursements payable to, an Affiliated Party; (m) any amounts due and unpaid pursuant to the settlement of any Proceeding; (n) any declared but unpaid dividends, (o) all obligations of the type referred to in clauses (a) through (n), the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, and (p) for clauses (a) through (o), any accrued interest, termination fees, prepayment penalties, change of control payments, “breakage” costs, make-whole payments or similar payments and penalties, charges, expenses and fees or equivalents thereof with respect to any of the amounts in clauses (a) through (o).

“Indemnified Parties” means any Company Group Indemnified Person or Parent Indemnified Party, as the context requires.

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Intellectual Property Rights” means all intellectual property rights in any jurisdiction throughout the world, whether registered or unregistered, including the following: (a) inventions

(whether or not patentable or reduced to practice), all improvements thereto and all patents and industrial designs (including utility model rights, design rights, and industrial property rights), patent and industrial design applications and registrations, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (b) trademarks, service marks, trade dress, logos, slogans, trade names, business names, Internet domain names, social media identifiers, and all other indicia of origin, all applications and registrations in connection therewith, and all goodwill associated with any of the foregoing; (c) copyrights, mask works and designs, database rights, and moral rights, and all applications, registrations, and renewals in connection therewith; (d) trade secrets and know-how, processes, procedures, confidential business information and other proprietary information and rights; (e) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures, and biographical information of real persons; and (f) rights in Software.

“Intended Tax Treatment” has the meaning set forth in Section 7.5.

“Intercompany Indebtedness” means any Liabilities solely between or among the Company Group.

“Investment Adviser” has the meaning set forth in Section 3.25(c).

“Investment Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Advisory Services” means investment management or investment advisory services, including any subadvisory services, or any other services that involve acting as an “investment adviser” within the meaning of the Investment Advisers Act, and performing ancillary services and activities related or incidental thereto.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of May 19, 2021, by and among Parent, the sellers party thereto and the founder holders party thereto, as amended, amended and restated, modified, supplemented or waived.

“Key Professional” means Marc Zahr.

“Key Professional Investor Rights Agreement” means the Investor Rights Agreement to be entered into among Parent, the Key Professional and the other signatories thereto, substantially in the form of Exhibit H attached hereto.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company Group” or phrases of similar import, in each case, means the actual knowledge of any of the individuals listed in Section 1.1(d) of the Company Disclosure Letter, and (b) as used in the phrase “to the Knowledge of Parent” or phrases of similar import means the actual knowledge of the individuals listed in Section 1.1(d) of the Parent Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

“Latest Balance Sheet Date” means June 30, 2021.

“Latest Company Balance Sheets” has the meaning set forth in Section 3.4(a)(ii).

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, Orders and regulations of a Governmental Entity, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company Group.

“Leases” means all leases, subleases, licenses, concessions, and other agreements (written or oral) pursuant to which the Company Group holds any Leased Real Property.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority, easements, covenants, restrictions and security interests thereon and any transfer restrictions, including rights of first refusal, rights of first offer and preemptive rights.

“Losses” means any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, fines, penalties and costs and expenses (including expenses of investigation and reasonable and documented out-of-pocket legal fees, costs and expenses sustained or incurred by an Indemnified Party).

“LP Agreements” means each of (a) the Blue Owl Holdings LP Agreement, and (b) the Blue Owl Carry LP Agreement.

“Management Company” has the meaning set forth in the Preamble.

“Management Company Closing Merger Consideration” means $876,941,050.

“Management Company Effective Time” has the meaning set forth in Section 2.2(a).

“Management Company Merger” has the meaning set forth in the Recitals.

“Management Company Merger Sub” has the meaning set forth in the Preamble.

“Management Company Surviving LLC Agreement” has the meaning set forth in Section 2.2(a)(ii).

“Management Company Units” has the meaning set forth in Section 2.1(a).

“Management Fee Revenue” has the meaning set forth in Section 2.12(c)(iii).

“Material Leases” means all Leases for each Leased Real Property which provides for a current monthly base rent allocable to the Company Group of more than $5,000.

“Measurement Time” means 12:01 a.m., central prevailing time on the Closing Date.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Support Agreement” means a merger support agreement in substantially the form attached hereto as Exhibit G.

“NewCo” means Flyer GP Holdings, LLC, a Delaware limited liability company.

“Notice of Disagreement” has the meaning set forth in Section 2.11(a).

“NYSE” has the meaning set forth in Section 4.14.

“Order” means any order, writ, judgment, injunction, decree, ruling or award entered by or with any Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, any action taken or not taken by such Person in the ordinary course of business consistent with past practice.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax gross-up or Tax indemnification provisions, including any credit agreement, employment agreement, employee award agreement, or other similar agreement containing such provisions.

“OSREC GP” has the meaning set forth in Section 2.1(b).

“OSREC GP Interest” has the meaning set forth in Section 2.1(b).

“OSREC SLP Interest” has the meaning set forth in Section 2.1(b).

“Other Assets Entities” means the Persons set forth on Section 1.1(a)(iii) of the Company Disclosure Letter.

“Outside Date” has the meaning set forth in Section 8.1(c).

“Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Company Group or Parent, as applicable.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company Group.

“Parent” has the meaning set forth in the Preamble.

“Parent Acquired Companies” means (i) prior to the Company Reorganization, Management Company, GP Holdings, the Other Asset Entities and SASC Feeder and (ii) following the Company Reorganization, Management Company, the OSREC GPs, the SASC GPs and SASC Feeder, and each of their respective Subsidiaries. For purposes of clarity, none of the Company Funds or any accounts, funds, vehicles or other clients advised or sub-advised by any member of the Company Group (or any portfolio company or other investment of any of the foregoing) shall be a Parent Acquired Company for purposes of this Agreement.

“Parent Board” means, at any time, the board of directors of Parent.

“Parent Bylaws” means the Amended and Restated Bylaws of Parent.

“Parent Certificate of Incorporation” means the Certificate of Incorporation of Parent, dated May 19, 2021.

“Parent Class A Common Stock” means the Class A common stock of Parent, par value $0.0001 per share, authorized pursuant to the Parent Certificate of Incorporation.

“Parent Class C Common Stock” means the Class C common stock of Parent, par value $0.0001 per share, authorized pursuant to the Parent Certificate of Incorporation.

“Parent Class D Common Stock” means the Class D common stock of Parent, par value $0.0001 per share, authorized pursuant to the Parent Certificate of Incorporation.

“Parent Class E Common Stock” means the Class E common stock of Parent, par value $0.0001 per share, authorized pursuant to the Parent Certificate of Incorporation.

“Parent Common Stock” means the Parent Class A Common Stock, the Parent Class C Common Stock, the Parent Class D Common Stock and the Parent Class E Common Stock.

“Parent Disclosure Letter” means the Disclosure Letter delivered by Parent concurrently with the execution and delivery of this Agreement.

“Parent Employee Benefit Plan” means each Employee Benefit Plan (a) that is maintained, sponsored or contributed to (or required to be contributed to) by Parent or (b) under or with respect to which the Parent or its Subsidiaries has any Liability in respect of any current or former employee or consultant of Parent, but excluding any PEO plan.

“Parent Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authorization; Enforceability), Section 4.2 (Capitalization) and Section 4.7 (Brokerage).

“Parent Governing Documents” means the Parent Certificate of Incorporation and the Parent Bylaws.

“Parent Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Parent Material Adverse Effect” means an event, change, circumstance, occurrence, fact, development or effect, individually or in the aggregate, that (x) has been or would reasonably be expected to be materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operation of the Blue Owl Group, taken as a whole, or (y) does or would reasonably be expected to prevent or materially delay the ability of Parent to perform its obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided that none of the following shall constitute a “Parent Material Adverse Effect” for purposes of clause (x): (a) events, changes, circumstances, occurrences, facts, developments or effects that are the result of factors generally affecting the industries or jurisdictions in which Parent operates or participates; (b) changes in general economic conditions affecting the national, regional or world economy; (c) any national or international political conditions in or affecting any jurisdiction in which Parent conducts business; (d) any embargo, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (e) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (f) changes in GAAP or in applicable Law or in interpretations thereof by courts or other Governmental Entities, in each case, after the date of this Agreement; (g) any adverse event, change, circumstance, occurrence, fact, development or effect caused by any announcement, pendency or consummation of the transactions contemplated by this Agreement (except this clause (g) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement); (h) any failure of Parent to meet any forecasts or revenue, earnings, or fundraising or other projections (provided that the underlying cause of Parent’s failure to meet such forecasts or revenue, earnings, or fundraising or other projections shall be taken into account to the extent not otherwise excluded under this Agreement); or (i) actions taken or omitted at the written request of the Company Group or the Sellers’ Representative or any action expressly required by this Agreement; provided that, with respect to clause (a), clause (b), clause (c), clause (d), clause (e) or clause (f) above, such events, changes, circumstances, occurrences, facts, developments or effects may be taken into account to the extent they disproportionately adversely affect Parent and its Subsidiaries, taken as a whole, relative to other businesses in the industries in which Parent or its Subsidiaries operates or participates.

“Parent Payments” has the meaning set forth in Section 6.11.

“Parent SEC Documents” has the meaning set forth in Section 4.8(a).

“Parent SEC Filings” means the forms, reports, schedules, registration statements and other documents required to be filed by Parent with the SEC, including the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“Parent Stockholders” means the holders of Parent Common Stock as of any time of determination.

“Party” or “Parties” has the meaning set forth in the Preamble.

“PEO” means any professional employer organization or manpower agency designated by Parent.

“Per Share Price” means $15.3612.

“Permit” means all licenses, memberships, registrations, certifications, accreditations, permits, bonds, franchises, approvals, authorizations, consents, or orders of, notifications to or filings with any Governmental Entity.

“Permitted Affiliate Transactions” means Tax Distributions and any item set forth on Section 3.22 of the Company Disclosure Letter.

“Permitted Liens” means, with respect to any Person: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and, in either case, for which appropriate reserves have been established in accordance with GAAP (to the extent such reserves are required by GAAP); (b) mechanics’, materialmens’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP (to the extent such reserves are required by GAAP) and which shall be paid in full and released at the Closing; or (c) Securities Liens.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” has the meaning ascribed to the terms “personal information,” “personal data,” or similar terms under applicable Data Protection Laws, and the term “Personal Information” herein shall be deemed to include such other terms, collectively.

“Plan Asset Funds” has the meaning set forth in Section 3.26(f).

“Plan Assets” means “plan assets” within the meaning of the Department of Labor regulations located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Post-Closing Statement” has the meaning set forth in Section 2.11(a).

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date (determined on the basis of an interim closing of the books immediately prior to the Closing).

“Proceeding” means any action (by any private right of action of any Person or by or before any Governmental Entity), suit, litigation, claim, charge, complaint, audit, investigation, inquiry, arbitration, mediation, administrative or other proceeding (including any administrative, criminal, arbitration, or mediation proceeding) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“QPAM” means a “qualified professional asset manager” within the meaning of the QPAM Exemption.

“QPAM Exemption” means the Department of Labor prohibited transaction exemption 84-14, as amended.

“Quarterly Management Fee Revenue” has the meaning set forth in Section 2.12(c)(iii).

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into among Parent and the other signatories thereto, substantially in the form of Exhibit I attached hereto

“REIT Fund Entity” has the meaning set forth in Section 3.9(m).

“Relevant Value” means, in respect of any Blue Owl Carry Common Units, an amount equal to the product of (i) the number of Blue Owl Carry Common Units multiplied by (ii) $0.012289.

“Required Financials” has the meaning set forth in Section 6.7(e).

“Required Financials Group” means, collectively, the Management Company, GP Holdings and SASC Feeder and each of their respective Subsidiaries; provided that the Required Financial Group shall also include any other Person required to be included in order to be in accordance with the auditing standards of GAAP.

“Requisite Company Fund Approval” has the meaning set forth in Section 6.1(a).

“Restricted Person” means any person or entity identified on the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”)’s Specially Designated Nationals and Blocked Persons List, Sectoral Sanctions Identifications List, or Chinese Military Industrial Complex Companies List, the U.S. Department of Commerce Bureau of Industry and Security (“BIS”)’s Denied Persons List, Unverified List, Military End Users List, or Entity List or the U.S. Department of State’s Debarred List or Nonproliferation Sanctions List.

“Restrictive Covenant Agreement” means the Restrictive Covenant Agreement, substantially in the form of Exhibit C attached hereto.

“Rollover Portion” means, with respect to a holder of Management Company Units, a percentage as elected by such holder on his, her or its Election Form, which percentage may not exceed 78.2554% even if the percentage so elected by such holder is greater on his, her or its Election Form.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement), Crimea, Cuba, Iran, North Korea Syria, and Venezuela, and within the previous five years Sudan.

“Sanctioned Person” means any Person that is the target of any Sanctions or subject to any Customs or Trade Laws restrictions, including (a) any Restricted Person or person listed on any Sanctions- or export-restricted party list maintained by a Governmental Entity of the United States (including OFAC, BIS, and the U.S. Department of State), Canada, the United Kingdom, the United Nations Security Council, the European Union, any European Union Member State, or any other relevant jurisdiction; (b) organized, resident or located in a Sanctioned Country; (c) in the aggregate, 50% or more owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a) or (b); or (d) any national of a Sanctioned Country with whom U.S. Persons are prohibited from dealing.

“Sanctions” means all Laws and Orders relating to economic, financial, or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury’s Office of Foreign Assets Control and the U.S. Department of State), Canada, the United Kingdom, the United Nations Security Council, the European Union, any European Union Member State, or any other relevant Governmental Entity.

“SASC Acquisition” has the meaning set forth in the Recitals.

“SASC Feeder” has the meaning set forth in the Preamble.

“SASC Acquisition Consideration” means $8,000,000.

“SASC GP” has the meaning set forth in Section 2.1(d).

“SASC GP Interest” has the meaning set forth in Section 2.1(d).

“SASC Management Company” means Oak Street Seeding and Strategic Capital, LLC.

“SASC Merger Sub” has the meaning set forth in the Preamble.

“SASC SLP Interest” has the meaning set forth in Section 2.1(d).

“SEC” means the U.S, Securities and Exchange Commission.

“Second Earnout” has the meaning set forth in Section 2.12(c)(ii).

“Second Earnout Cash Consideration” has the meaning set forth in Section 2.12(c)(ii).

“Second Earnout Rollover Portion” means a percentage equal to the product of (a) the Rollover Portion and (b) 1.1564.

“Second Earnout Units” means a number of Blue Owl Holdings Common Units and Blue Owl Carry Common Units and the corresponding shares of Parent Class C Common Stock calculated in accordance with Section 2.12(c)(ii).

“Section 280G Payments” has the meaning set forth in Section 6.11.

“Section 6226 Election” has the meaning set forth in Section 7.8.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Securities Exchange Act, the Investment Company Act, the Investment Advisers Act, the U.S. Commodity Exchange Act of 1936, as amended, state “blue sky” securities and investment advisory Laws, all other applicable Laws governing the operations of investment advisors, and all applicable foreign Securities Laws.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Seller Administrative Fund” means an amount in cash equal to $5,000,000.

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Signing Form 8-K” has the meaning set forth in Section 6.7(b).

“Signing Press Release” has the meaning set forth in Section 6.7(b).

“Software” means all computer software, applications, and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, and other items and documentation related thereto or associated therewith as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiaries” of any Person means any entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors (or managers) or similar governing body of such entity or (c) if such entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs. Notwithstanding the foregoing, none of the Company Funds or any accounts, funds, vehicles or other clients advised or sub-advised by any member of the Company Group or any member of the Blue Owl Group, as applicable, (or any portfolio company or other investment of any of the foregoing) shall be a Subsidiary of any member of the Company Group or any member of the Blue Owl Group, as applicable, for purposes of this Agreement.

“Surviving GP Holdings Units” means common units of GP Holdings, as issued and outstanding at and immediately giving effect to the GP Holdings Merger.

“Tax” or “Taxes” means all United States federal, state and local, non-U.S., and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, commercial rent, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all interest, penalties, assessments and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return.

“Tax Accounting Firm” has the meaning set forth in Section 7.6.

“Tax Distributions” means customary distributions by any member of the Company Group that are intended to enable the direct or indirect owners of any such entity to pay applicable Income Taxes with respect to income or gains allocated in respect of their ownership interests in such entity, including distributions intended to permit the payment of quarterly estimated Taxes and distributions in respect of the actual or reasonably estimated income or gains of each such entity that are attributable the Pre-Closing Tax Period.

“Tax Positions” has the meaning set forth in Section 7.7.

“Tax Proceeding” means any audit, examination, claim or similar Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of May 19, 2021, by and among Parent, Blue Owl GP and each other party listed therein, as amended, amended and restated, modified, supplemented or waived from time to time.

“Tax Returns” means all United States federal, state or local and all non-U.S. returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Person is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings, excluding, for the avoidance of doubt, the Tax Receivable Agreement.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 9.3(b).

“TRA Joinder” means a joinder to the Tax Receivable Agreement that is executed by Parent and each other Person whose signature is required in order to join the Tax Receivable Agreement substantially in the form described in Exhibit J, which joinder will be effective as of the Closing.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time.

“Triggering Event” has the meaning set forth in Section 2.12(c).

“Valid Company Group Rollover Election” means, with respect to each Company Group Holder, a written Election Form executed and delivered by such holder with respect to its Management Company Units electing to receive as part of the Management Company Merger in lieu of the Closing Rollover Portion of the Management Company Closing Merger Consideration, to which such holder would otherwise be entitled, a number of Blue Owl Holdings Common Units and Blue Owl Carry Common Units, as well as a number of Corresponding Class C Shares, determined in accordance with Section 2.2 and satisfying all requirements contained herein and in the Election Form with respect to the making of such election, including execution and delivery effective as of the Closing of a duly executed joinder or signature page to each of the Exchange Agreement, the LP Agreements, the Restrictive Covenant Agreement and the Consent and Release.

“Valid GP Holdings Rollover Election” means, with respect to each holder of GP Holdings, a written Election Form executed and delivered by a holder of GP Holdings Units electing to receive as part of the GP Holdings Merger, in lieu of all of the GP Holdings Merger Consideration, as applicable, to which such holder would otherwise be entitled, a number of GP Holdings Rollover Interests determined in accordance with Section 2.2 and satisfying all requirements contained herein and in the Election Form with respect to the making of such election, including execution and delivery effective as of the Closing of a duly executed joinder or signature page to each of the GP Holdings Agreement and the Consent and Release.

“Waived 280G Benefits” has the meaning set forth in Section 6.11.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar applicable Law, collectively.

“Willful Breach” means, with respect to any Party, the willful failure by such Party (a) to perform or comply, in all material respects, with any of its covenants or agreements contained herein or to satisfy any condition under such Party’s control in Section 2.6, Section 2.7 or Section 2.8, as applicable, or (b) to consummate the transactions contemplated by this Agreement after all conditions to such Party’s obligations in the applicable Sections of Article II have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions which by their terms can only be satisfied at the Closing but which would be capable of being satisfied at the Closing if the Closing were to occur).

Article II

THE TRANSACTIONS

Section 2.1    Pre-Closing Reorganization. Subject to the terms and conditions of this Agreement, the Company Group and the other Persons specified below shall take, or cause to be taken, the following actions pursuant to documents, certificates, instruments and other papers that are reasonably satisfactory to Parent (it being acknowledged and agreed that if the Company Group and such other Persons take any such actions that are consistent in all material respects with the terms of this Section 2.1, then such actions (and the documents, certificates, instruments and other papers utilized in connection therewith) shall be deemed to be reasonably satisfactory to Parent) (the “Company Reorganization”):

(a)    Not later than the fifth Business Day prior to the Closing, Management Company shall take actions consistent with the Existing Management Company LLC Agreement to cause (or otherwise duly authorize such action sufficient to cause) each economic interest of each partner of Management Company to be represented by “units” (the “Management Company Units”) in the same aggregate proportion as the interests of the Management Company are held immediately prior to such action.

(b)    Not later than the fifth Business Day prior to the Closing, GP Holdings shall, subject to and after receipt of any applicable Client consents, cause each general partner interest in each Company Fund with respect to which GP Holdings holds, directly or indirectly, the equity interests of the relevant general partner (each, a “OSREC GP”) to be split into two interests: (i) first, a special limited partnership interest containing all of such general partner’s right to carried interest with respect to such Company Fund (each, an “OSREC SLP Interest”) and (ii) second, a general partner interest which shall control such Company Fund, but shall be a non-economic interest (all of the issued and outstanding equity interests in each such general partner, an “OSREC GP Interest”).

(c)    Not later than the fifth Business Day prior to the Closing, but following the actions set forth in the immediately foregoing clause (b), GP Holdings shall cause each OSREC GP to distribute to GP Holdings all of the OSREC SLP Interests owned by each OSREC GP.

(d)    Not later than the fifth Business Day prior to the Closing, SASC Feeder shall, subject to and after receipt of any applicable Client consents, cause each general partner interest in each Company Fund with respect to which SASC Feeder holds, directly or indirectly, the equity interests of the relevant general partner (each, a “SASC GP”) to be split into two interests: (i) first, a special limited partnership interest containing all of such general partner’s right to carried interest with respect to such Company Fund (each, an “SASC SLP Interest”) and (ii) second, a general partner interest which shall control such Company Fund, but shall be a non-economic interest (all of the issued and outstanding equity interests in each such general partner, a “SASC GP Interest”).

(e)    Not later than the fifth Business Day prior to the Closing, but following the actions set forth in the immediately foregoing clause (d), (i) SASC Feeder shall cause each SASC GP to distribute to SASC Feeder all of the SASC SLP Interests owned by each SASC GP and (ii) promptly following the actions set forth in the immediately foregoing clause (i), SASC Feeder shall distribute such SASC SLP Interest to the equityholders of SASC Feeder.

(f)    Not later than the fifth Business Day prior to the Closing, the Company Group shall cause the actions described on Section 2.1(f) of the Company Group Disclosure Letter to occur.

(g)    Not later than the fifth Business Day prior to the Closing, GP Holdings shall take actions consistent with the Existing GP Holdings LPA to cause (or otherwise duly authorize such action sufficient to cause) each economic interest of each partner of GP Holdings to be represented by “units” (the “GP Holdings Units”) in the same aggregate proportion as the interests of the GP Holdings are held immediately prior to such action.

Section 2.2    Transaction Steps. Subject to the satisfaction or waiver of the conditions to the Closing set forth in Section 2.6, Section 2.7 and Section 2.8 (other than those that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), the following steps shall occur in the following sequence at the Closing, in each case contingent upon the other steps occurring:

(a)    Parent and Management Company shall cause to be executed and filed with the Secretary of State for the State of Delaware a certificate of merger, to be effective as of the time of filing (the “Management Company Effective Time”), to cause the Management Company Merger to occur such that, as of the Management Company Effective Time, automatically and without further action of any Person that:

(i)    the separate existence of Management Company Merger Sub shall cease and the Management Company Merger shall have the effects set forth in Section 18-209 of the DLLCA;

(ii)    the limited liability company agreement in substantially the form attached to this Agreement as Exhibit D shall be adopted as the limited liability company agreement of the surviving entity in the Management Company Merger (the “Management Company Surviving LLC Agreement”);

(iii)    each officer or manager of the Management Company as of immediately prior to the Management Company Effective Time shall be an officer or manager, as applicable, of the surviving company;

(iv)    the Management Company Units shall convert into the right to receive an amount in cash equal to a portion of the Management Company Closing Merger Consideration allocated among the holders thereof in accordance with Section 2.2(a) of the Company Disclosure Letter; provided that, with respect to any Management Company Units that are Electing Company Group Units of any holder thereof, such Management Company Units shall, in lieu of the applicable Closing Rollover Portion of the Management Company Closing Merger Consideration to which such Electing Company Group Units would otherwise convert, instead convert into a number of Blue Owl Holdings Common Units and Blue Owl Carry Common Units determined by dividing such amount of Management Company Closing Merger Consideration by the Per Share Price, as well as a number of Corresponding Class C Shares; and

(v)    the Equity Securities of Blue Owl Holdings in Management Company Merger Sub shall remain outstanding and be the sole Equity Securities in the surviving company of the Management Company Merger and Blue Owl Holdings or a Subsidiary thereof shall be the managing member of the surviving entity.

(b)    Blue Owl Carry shall cause Flyer GP Holdings to acquire from SASC Feeder, and SASC Feeder shall transfer and deliver to Flyer GP Holdings, all of the issued and outstanding SASC GP Interests (and, unless otherwise agreed by Blue Owl Carry, no other unrelated assets or liabilities of SASC Feeder), for no consideration.

(c)    SASC Merger Sub shall acquire from SASC Feeder, and SASC Feeder shall sell, transfer and deliver to SASC Merger Sub, all of the issued and outstanding equity interests in the SASC Management Company (and, unless otherwise agreed by Blue Owl Carry, no other unrelated assets or liabilities of SASC Feeder), in consideration for the SASC Acquisition Consideration.

(d)    Blue Owl Carry shall cause Flyer GP Holdings to acquire from GP Holdings, and GP Holdings shall transfer and deliver to Flyer GP Holdings, all of the issued and outstanding OSREC GP Interests (and, unless otherwise agreed by Blue Owl Carry, no other unrelated assets or liabilities of GP Holdings), for no consideration.

(e)    Immediately following the Management Company Effective Time, the Management Company shall purchase from GP Holdings, and GP Holdings shall sell, transfer and deliver the right to allocate 100% of the carried interests allocation with respect to future Company Funds to the Management Company (and, unless otherwise agreed by Blue Owl Holdings, no other unrelated assets or liabilities of GP Holdings), in consideration for the Future Carry Acquisition Consideration to be paid by Blue Owl Holdings on behalf of the Management Company.

(f)    Parent and GP Holdings shall cause to be executed and filed with the Secretary of State for the State of Delaware a certificate of merger, to be effective as of the time of filing (the “GP Holdings Effective Time”), to cause the merger of GP Holdings Merger Sub with and into GP Holdings (the “GP Holdings Merger”) to occur such that, as of the GP Holdings Effective Time, automatically and without further action of any Person that:

(i)    the separate existence of GP Holdings Merger Sub shall cease and the GP Holdings Merger has the effects set forth in Section 17-211 of the DLPA;

(ii)    the Existing GP Holdings LPA shall be amended by the GP Holdings Agreement and, as so amended, the Existing GP Holdings LPA shall be the limited partnership agreement of the surviving entity in the GP Holdings Merger (the “GP Holdings Surviving LP Agreement”);

(iii)    each officer or manager of GP Holdings as of immediately prior to the GP Holdings Effective Time shall be an officer or manager, as applicable, of the surviving entity in the GP Holdings Merger;

(iv)    each GP Holdings Unit shall convert into the right to receive an amount in cash equal to the GP Holdings Merger Consideration divided by the number of GP Holdings Units issued and outstanding immediately prior to the GP Holdings Effective; provided that, with respect to any GP Holdings Unit that is an Electing GP Holdings Unit of any holder thereof, such GP Holdings Unit shall, in lieu of the GP Holdings Merger Consideration to which such Electing GP Holdings Unit would otherwise convert, instead convert into a Surviving GP Holdings Unit;

(v)    the Equity Securities of GP Holdings Merger Sub shall either (x) be converted into an aggregate number of Surviving GP Holdings Units equal to the number GP Holdings Units that were converted into the right to receive cash in accordance with clause (iv) immediately above or (y) if all GP Holdings Units were Electing GP Holdings Units, would be cancelled for no consideration; and

(vi)    the general partner interest in GP Holdings shall convert into the general partner interest in Surviving GP Holdings.

(g)    Immediately prior to the transactions set forth in the immediately foregoing clause (f), Blue Owl Carry shall purchase from GP Holdings, and GP Holdings shall sell, transfer and deliver, the Acquired SLP Interests, if any, (and, unless otherwise agreed by Blue Owl Carry, no other unrelated assets or liabilities of GP Holdings), in consideration for an amount equal to the Acquired SLP Interests Purchase Price.

(h)    In connection with a Valid Company Group Rollover Election delivered by a Company Group Holder, the Blue Owl Carry Common Units received by such Company Group Holder in the Merger shall be deemed to be the result of a cash payment of the Relevant Value in respect of such Blue Owl Carry Common Units to such Company Group Holder and a purchase of such Blue Owl Carry Common Units from Blue Owl Carry by such Company Group Holder for such Relevant Value.

(i)    Not later than 15 Business Days after the date of this Agreement, the Management Company and GP Holdings shall deliver to each Company Group Holder an Election Form, together with an information statement, informing it that it may, prior to the Election Deadline, elect to make a Valid Company Group Rollover Election or Valid GP Holdings Rollover Election up to the respective amounts provided for in the Election Form, with the effects, to the extent that a Valid Company Group Rollover Election is delivered, set forth in Section 2.2(a), (c) and (f).

(j)    The Parent Acquired Companies shall include with the Election Forms a letter of transmittal in customary form and providing for execution and delivery by each Company Group Holder of such letter of transmittal (together with an IRS Form W-9 or other similar tax documentation required for such Company Group Holder) as a condition precedent to such Company Group Holder (but solely with respect to such Company Group Holder, and not any other Company Group Holder) receiving its cash payments under this Agreement at the Closing. To the extent that any Company Group Holder has not returned such letter of transmittal and any necessary tax form on or prior to the Closing Date, Parent and Blue Owl GP may retain such payment until such letter of transmittal and tax form are returned, at which point such Company Group Holder shall be paid by Parent and Blue Owl GP the consideration to which such Company Group Holder is entitled as determined in accordance with this Agreement without interest.

Section 2.3    Closing Statements.

(a)    Company Group Capitalization. At least two Business Days prior to the Closing, the Parent Acquired Companies shall prepare and deliver to Parent a certificate, duly executed by an executive officer of the Parent Acquired Companies (the “Company Consideration Statement”), setting forth (i) the identity of each Company Group Holder that has delivered a Valid Company Group Rollover Election and the number of Management Company Units and GP Holdings Units that are Electing Company Group Units subject to such Valid Company Group Rollover Elections, and (ii) the identity of each Company Group Holder that has not delivered a Valid Company Group Rollover Election.

(b)    Company Closing Adjustment Amount. At least five Business Days prior to the Closing, the Parent Acquired Companies shall prepare and deliver to Parent a certificate (the “Company Closing Estimate Statement”), duly executed by an executive officer of the Parent Acquired Companies, setting forth in reasonable detail the Parent Acquired Companies’ good faith estimates (and attaching reasonable supporting details to enable a review of such statement by the other Parties) of the Company Estimated Closing Cash, Company Estimated Closing Net Working Capital, the Company Estimated Indebtedness Amount, Company Transaction Expenses and the resulting calculation of the Company Group Closing Merger Consideration. Absent Fraud or manifest error, the calculation of the Company Group Closing Merger Consideration as set forth in the Company Closing Estimate Statement shall be used to calculate the issuances and payments to the Company Group Holders at the Closing; provided that the Parent Acquired Companies shall consider in good faith any reasonable comments made by Parent to the Company Closing Estimate Statement and the Company Estimated Closing Cash, Company Estimated Closing Net Working Capital, the Company Estimated Indebtedness Amount, Company Transaction Expenses and, if applicable, the resulting calculation of the Company Group Closing Merger Consideration shall be adjusted to reflect any such reasonable comments that are mutually agreed to between Parent and the Parent Acquired Companies.

Section 2.4    Closing Consideration. Subject to the satisfaction or waiver of the conditions to the Closing set forth in Section 2.6, Section 2.7 and Section 2.8 (other than those that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions):

(a)    Issuances to Company Group Holders. In each case subject to Section 2.4(b) and Section 2.4(e), and without limiting any issuances of Earnout Units pursuant to Section 2.12:

(i)    To the extent that a Company Group Holder has executed and delivered a Valid Company Group Rollover Election (each, an “Electing Company Group Holder”), each of Blue Owl Holdings and Blue Owl Carry shall (1) issue to such Electing Company Group Holder the number of Blue Owl Common Units to which such Electing Company Group Holder is entitled as determined pursuant to Section 2.2 and Section 2.3, (2) make appropriate book entries evidencing the issuance to such Electing Company Group Holder of such Blue Owl Common Units and Corresponding Class C Shares, and (3) deliver the cash to which such holder is entitled as determined in accordance with Section 2.2. In connection with the foregoing, Parent shall issue to each such Electing Company Group Holder a corresponding number of shares of Parent Class C Common Stock.

(ii)    In respect of any Management Company Units that are not subject to a Valid Company Group Rollover Election and with respect to which the holder thereof has made the deliveries under Section 2.2(g), Parent shall deliver the cash to which such holder is entitled as determined in accordance with Section 2.2.

(b)    Future Carry Acquisition Consideration. Blue Owl Carry (on behalf of the Management Company) shall pay, or cause to be paid, the Future Carry Acquisition Consideration to GP Holdings.

(c)    SASC Acquisition. SASC Merger Sub shall pay, or cause to be paid, the SASC Acquisition Consideration to SASC Feeder.

(d)    Adjustment Escrow Amount. Parent shall pay, or cause to be paid, the Adjustment Escrow Amount to the Escrow Agent.

(e)    Seller Administrative Fund. Purchaser shall pay, or cause to be paid, the Seller Administrative Fund to the Sellers’ Representative.

(f)    Equity Security Matters. Notwithstanding the foregoing provisions of Section 2.4(a)(i), no fractional Blue Owl Common Units or Corresponding Class C Shares shall be issued under Section 2.4(a)(i), and no certificates or scripts for any such fractional Equity Securities shall be issued, and such fractional Equity Securities shall not entitle the owner thereof to vote or to any rights as a holder of Parent Common Stock or Blue Owl Common Units, as applicable. Any Person who would otherwise be entitled to receive a fraction of a share of Parent Common Stock or a fraction of a Blue Owl Common Unit under Section 2.4(a)(i) (after taking into account all Equity Securities held immediately prior to the Closing by such holder) shall, in lieu of such fraction of a share or unit and upon surrender of such holder’s Stock Certificate(s) or book entry shares of Parent Common Stock, be paid in cash an amount equal to the amount of such fraction multiplied by the Per Share Price.

Section 2.5    Closing Transactions.

(a)    Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (i) by conference call and by exchange of signature pages by email, fax or other electronic transmission as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third Business Day) after the conditions set forth in Section 2.6, Section 2.7 and Section 2.8 have been satisfied, or, if permissible, waived in writing by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (ii) upon such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

(b)    Closing Deliverables.

(i)    Parent. At or prior to the Closing, Parent shall deliver, or cause to be delivered, to the Parent Acquired Companies, the following:

(1)    a duly executed certificate from an officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in Section 2.8(a), Section 2.8(b) and Section 2.8(c) have each been satisfied;

(2)    a duly executed signature page by Parent to the Adjustment Escrow Agreement; and

(3)    a duly executed joinder or signature page by Parent or one of its Subsidiaries to (i) each Election Form, (ii) each Restrictive Covenant Agreement, (iii) each Consent and Release, (iv) the Merger Support Agreement, (v) the Tax Receivable Agreement, (vi) the Key Professional Investor Rights Agreement and (vii) the Registration Rights Agreement, in each case, that has been executed and delivered by the applicable Company Group Holders at or prior to Closing.

(ii)    Company Group. At or prior to the Closing, the Company Group shall deliver, or cause to be delivered, to Parent, the following:

(1)    a duly executed certificate from an officer of the Company Group, dated as of the Closing Date, certifying that the conditions set forth in Section 2.7(a), Section 2.7(b) and Section 2.7(c) have each been satisfied;

(2)    a duly executed joinder or signature page by each Company Group Holder who has made a Valid Company Group Rollover Election of: (i) the LP Agreements, (ii) the Exchange Agreement, (iii) the Tax Receivable Agreement, (iv) the Restrictive Covenant Agreement, (v) the Consent and Release, (vi) the Merger Support Agreement, (vii) the Key Professional Investor Rights Agreement and (viii) the

Registration Rights Agreement; provided that the Ancillary Agreements referenced in clauses (vi) and (vii) shall be executed and delivered only by the Key Professional and his applicable Affiliates.

(3)    a duly executed signature page by the Sellers’ Representative to the Adjustment Escrow Agreement;

(4)    duly executed resolutions evidencing the termination of the Oak Street Real Estate Capital, LLC Retirement Plan (the “Company 401(k) Plan”) at least one day prior to the Closing to the extent requested under Section 6.10(d);

(5)    copies of each delivery required under Section 2.2(g) to the extent received by the Company Group or the Sellers’ Representative prior to Closing; and

(6)    a duly executed joinder or signature page to the GP Holdings Agreement by each holder of GP Holdings Units who has made a Valid GP Holdings Rollover Election.

Section 2.6    Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(a)    Hart-Scott-Rodino Act. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(b)    Governmental Consents. The consents required from Governmental Entities set forth on Section 2.6(b) of the Company Disclosure Letter and Section 2.6(b) of the Parent Disclosure Letter shall have been obtained or, to the extent permitted by Law, waived in writing by each of the Parties.

(c)    No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or any Order in effect preventing the consummation of the transactions contemplated by this Agreement and no Proceeding seeking any such relief shall be pending.

(d)    Company Reorganization. The Company Reorganization shall have been effectuated in all material respects on the terms described in Section 2.1.

Section 2.7    Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions to be performed by Parent in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a)    Representations and Warranties.

(i)    The representations and warranties of the Company Group set forth in Article III of this Agreement (other than the Company Group Fundamental

Representations), without giving effect to any materiality or Company Material Adverse Effect (as applicable) qualifiers contained therein (other than in respect of any defined term containing “Company Material Contract” or Section 3.6), shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and

(ii)    (A) each Company Group Fundamental Representation that is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date); and (B) each other Company Group Fundamental Representation shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(b)    Performance and Obligations of the Company Group. No member of the Company Group shall be in material breach of any covenant or agreement contained in this Agreement that such member of the Company Group was required to perform or comply with prior to the Closing.

(c)    Material Adverse Effect. Since the date of this Agreement, there shall have been no Company Material Adverse Effect.

(d)    Officers Certificate. The Company Group shall have delivered, or caused to be delivered, to Parent a duly executed certificate from an officer of the Company Group, dated as of the Closing Date, certifying that the conditions set forth in Section 2.7(a), Section 2.7(b) and Section 2.7(c) have each been satisfied.

(e)    Key Professional. (i) The Key Professional shall not have repudiated his Executed Employment Agreement, and the Executed Employment Agreement shall remain in full force and effect and (ii) the Key Professional shall be a full-time employee of the Company Group as of immediately prior to Closing and shall not have given notice that he intends to terminate his employment following the Closing.

(f)    Rollover. The Management Company Units eligible to be Electing Company Group Units owned, directly or indirectly, by the Persons set forth on Section 2.7(f)(i) of the Company Disclosure Letter shall be subject to a Valid Company Group Rollover Election with a Rollover Portion as set forth on Section 2.7(f)(i) of the Company Disclosure Letter denoted opposite the name of each such Person and the GP Holding Units eligible to be Electing GP Holdings Unit owned, directly or indirectly, by the Persons set forth on Section 2.7(f)(ii) of the Company Disclosure Letter shall be subject to a Valid GP Holdings Rollover Election.

(g)    Required Financials. The Company Group shall have delivered to Parent the Required Financials.

(h)    Company Fund Consents. The Requisite Company Fund Approval from each Company Fund set forth on Section 2.7(h) of the Company Disclosure Letter shall have been obtained and shall remain in full force and effect.

(i)    Ancillary Agreements. The Company Group shall have delivered, or caused to be delivered, to Parent the Ancillary Agreements to which any member of the Company Group is a party, duly executed by each applicable member of the Company Group.

Section 2.8    Conditions to Obligations of the Company Group. The obligations of the Company Group to consummate the transactions to be performed by the Company Group in connection with the Closing are subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a)    Representations and Warranties.

(i)    The representations and warranties of the Blue Owl Parties and the Merger Subs set forth in Article IV of this Agreement (other than Parent Fundamental Representations), without giving effect to any materiality or Parent Material Adverse Effect qualifiers contained therein (other than in respect of Section 4.5), shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(ii)    (A) each Parent Fundamental Representation that is qualified by materiality or Parent Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date); and (B) each other Parent Fundamental Representation shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date);

(b)    Performance and Obligations of Blue Owl Parties and the Merger Subs. None of the Blue Owl Parties nor any of the Merger Subs shall be in material breach of any covenant or agreement contained in this Agreement that Parent or any of the Merger Subs were required to perform or comply with prior to the Closing.

(c)    Material Adverse Effect. Since the date of this Agreement, there shall have been no Parent Material Adverse Effect.

(d)    Parent Officers Certificate. Parent shall have delivered, or caused to be delivered, to the Company Group a duly executed certificate from an officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in Section 2.8(a), Section 2.8(b) and Section 2.8(c) have been satisfied.

(e)    Ancillary Agreements. Parent shall have delivered, or caused to be delivered, to the Company Group the Ancillary Agreements to which Parent or any of its Subsidiaries is a party, duly executed by Parent and each such Subsidiary, as applicable.

Section 2.9    Frustration of Closing Conditions. Neither the Company Group nor Parent may rely on the failure of any condition set forth in Section 2.6, Section 2.7 or Section 2.8 to be satisfied if such failure was caused by such Party’s failure to act as required by this Agreement to cause such closing conditions to be satisfied.

Section 2.10    Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in Section 2.6, Section 2.7 or Section 2.8 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Section 2.11    Post-Closing True-Ups.

(a)    Within 90 days following the Closing Date, Parent shall prepare and deliver to the Sellers’ Representative, in each case, with reasonable supporting detail, a statement (the “Post-Closing Statement”) setting forth Parent’s good faith calculations of Company Closing Cash, Company Closing Net Working Capital, Company Indebtedness Amount, and Company Transaction Expenses and the Company Group Final Merger Consideration derived therefrom, which shall be prepared on a combined basis for the Parent Acquired Companies in accordance with the Accounting Principles. During the 45 days immediately following the Sellers’ Representative’s receipt of the Post-Closing Statement, subject to execution and delivery of a customary hold harmless letter in favor of the Person(s) preparing such work papers, the Sellers’ Representative shall be permitted to review such working papers relating to the Post-Closing Statement. The Post-Closing Statement shall become final and binding upon the parties 45 days following the Sellers’ Representative’s receipt thereof unless the Sellers’ Representative delivers written notice of its disagreement (each, a “Notice of Disagreement”) to Parent on or prior to such date. Any Notice of Disagreement shall (x) specify in reasonable detail the nature and amount of any disagreement so asserted, and (y) only include disagreements based on mathematical errors or based on the Post-Closing Statement not being prepared in accordance with this Agreement.

(b)    If a timely Notice of Disagreement is received by Parent, then the Post-Closing Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the parties on the earlier of (i) the date the Sellers’ Representative and Parent resolve in writing any and all differences they have with respect to any matter specified in any Notice of Disagreement and (ii) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm. During the 30 days immediately following the delivery of a Notice of Disagreement, the Sellers’ Representative and Parent shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in any Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by the Sellers’ Representative and Parent) be governed by Rule 408 of the Federal Rules of Evidence and any

applicable similar state rule. At the end of such 30-day period, the Sellers’ Representative and Parent shall submit to an accounting firm mutually agreed upon by the Sellers’ Representative and Parent (the “Accounting Firm”), who shall act as an expert and not as an arbitrator, for review and resolution of any and all matters (but only such matters) which remain in dispute and which were properly included in any Notice of Disagreement. The Sellers’ Representative and Parent shall instruct the Accounting Firm to make a final determination of the items included in the Post-Closing Statement (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement. The Sellers’ Representative and Parent will cooperate with the Accounting Firm during the term of its engagement. The Sellers’ Representative and Parent shall instruct the Accounting Firm not to, and the Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Parent in the Post-Closing Statement or by the Sellers’ Representative in an applicable Notice of Disagreement, or less than the smallest value for such item assigned by Parent in the Post-Closing Statement or by the Sellers’ Representative in an applicable Notice of Disagreement. The Sellers’ Representative and Parent shall also instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on written submissions (which written submissions shall be limited to the remaining items in dispute set forth in the Notice of Disagreement) submitted by each of the Sellers’ Representative and Parent (which the Accounting Firm shall forward to the Sellers’ Representative or Parent, as applicable), and such written submissions shall be in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Post-Closing Statement and the resulting Final Determination of the Company Group Final Merger Consideration shall become final and binding on the Parties on the date the Accounting Firm delivers its final resolution in writing to the Sellers’ Representative and Parent (which final resolution shall be requested by the parties to be delivered not more than 45 days following submission of such disputed matters), and such resolution by the Accounting Firm shall not be appealable. The fees and expenses of the Accounting Firm pursuant to this Section 2.11 shall be borne by Parent, on the one hand, and the Sellers’ Representative, on the other hand, in inverse proportion to the manner in which such Party prevails on the items resolved by the Accounting Firm.

(c)    Following the Final Determination of the Company Group Final Merger Consideration, if (i) the Company Group Final Merger Consideration exceeds the Company Group Closing Merger Consideration, (A) the Sellers’ Representative and Parent shall promptly deliver joint written instructions to the Escrow Agent to pay the entire amount in the Adjustment Escrow Account to the Sellers’ Representative for distribution to the Company Group Holders in the same proportion as the Company Group Closing Merger Consideration was paid to the Company Group Holders, and (B) Parent shall cause an amount equal to such excess to be paid in immediately available funds to the Company Group Holders in the same proportion as the Company Group Closing Merger Consideration was paid to the Company Group Holders, and (ii) the Company Group Closing Merger Consideration exceeds the Company Group Final Merger Consideration, the Sellers’ Representative and Parent shall promptly deliver joint written instructions to the Escrow Agent to pay such excess from the Adjustment Escrow Account to Parent, and the remainder (if any) to the Sellers’ Representative for distribution to the Company Group Holders in the same proportion as the Company Group Closing Merger Consideration was paid to the Company Group Holders. Any payment pursuant to this Section 2.11(c) shall, to the extent permitted by applicable Law, be treated by all Parties as an adjustment to the Company Group Closing Merger Consideration.

Section 2.12    Earnout.

(a)    Earnout. As additional consideration for the Management Company Units held by a Company Group Holder as of immediately prior to the Closing, the holder thereof shall be entitled to (i) its ratable portion of the First Earnout upon the occurrence of a Triggering Event applicable thereto, and (ii) its ratable portion of the Second Earnout upon the occurrence of a Triggering Event applicable thereto, with such ratable portion in each case being determined based on the number of Management Company Units held by such holder as of immediately prior to the Closing relative to the total number of Management Company Units outstanding as of immediately prior to the Closing; provided that, notwithstanding the foregoing, with respect to any Management Company Units that constitute Electing Company Group Units of any holder thereof, a holder that has executed and delivered to Parent each of the following shall be entitled to be issued such holder’s Earnout Units on the Closing Date: (A) each of the Blue Owl LP Agreements, (B) the Exchange Agreement and (C) an Earnout Restrictions Agreement pursuant to which such holder has agreed to (x) the restrictions on transfer on such Earnout Units more fully described in Section 2.12(b)(iv), and (y) forfeiture of such Earnout Units to the extent such Earnout Units are not earned in accordance with Section 2.12(c) on or prior to the Applicable Earnout Termination Date. The Earnout Units will not be treated as outstanding for U.S. federal income tax purposes, and will only be treated as outstanding for U.S. federal income tax purposes upon the occurrence of a Triggering Event applicable thereto.

(b)    Procedures Applicable to the Earnout Units.

(i)    With respect to any Earnout Units (whether issued at the Closing or after), Parent shall place the restrictive legends, in substantially the form set forth in Section 2.12(b)(i)(1), on the certificates or book entries representing the Earnout Units:

(1)    “THESE SECURITIES ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 17, 2021 (THE “MERGER AGREEMENT”), BY AND AMONG BLUE OWL CAPITAL INC. (THE “CORPORATION”), BLUE OWL CAPITAL GP LLC, BLUE OWL CAPITAL HOLDINGS LP, BLUE OWL CAPITAL CARRY LP, OSREC GP HOLDINGS, LP, OAK STREET REAL ESTATE CAPITAL, LLC, SASC FEEDER, LP, MANAGEMENT COMPANY MERGER SUB, SASC MERGER SUB, AND AUGUSTUS, LLC, AS THE SAME MAY BE AMENDED, RESTATED OR AMENDED & RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS CONTAINED IN THE MERGER AGREEMENT, IF ANY, HAVE BEEN FULFILLED.”

(ii)    Promptly upon the occurrence of any Triggering Event, Parent shall prepare and deliver, or cause to be prepared and delivered, in consultation with the Sellers’ Representative, a mutually agreeable written notice to the Sellers’ Representative (each, an “Earnout Notice”), which shall set forth in reasonable detail the Triggering Event giving rise to the vesting of Earnout Units and the payment of the amounts set forth in Section 2.12(b)(i) and (ii) (collectively, the “Earnout Payments”).

(iii)    Promptly following the date that is two years from the date of vesting of the applicable Earnout Units (the “Earnout Lock-Up Period”), Parent shall cause the restrictive legends set forth in Section 2.12(b)(i) to be removed from certificates or book entries representing such Earnout Units.

(iv)    Subject to, and without limitation of, the terms of the Parent Governing Documents and any applicable Earnout Restrictions Agreement, the holders of the Earnout Units shall not (A) directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Earnout Units or (B) if applicable, Exchange any Earnout Units pursuant to the Exchange Agreement (the restrictions in clauses (A) and (B), the “Earnout Restrictions”), in each case, until the date on which the relevant Triggering Event(s) has been satisfied as described in Section 2.12(c) below, and thereafter, such Earnout Units shall continue to be subject to the terms and restrictions of Parent’s Governing Documents and the Exchange Agreement, as applicable.

(v)    Notwithstanding the foregoing, any Earnout Units that are not earned in accordance with the terms of Section 2.12 as of the end of the day on the Applicable Earnout Termination Date with respect to such applicable Earnout Units shall be automatically forfeited to Parent without any further action by any Person, and cancelled and retired and the Company Group Holder shall not have any rights with respect thereto.

(vi)    No member of the Blue Owl Group shall take any action the intent of which is to (A) avoid Parent’s and its applicable controlled Affiliates’ obligation to pay the Earnout Payments or (B) impede any Company Group Holder’s ability to receive the Earnout Payment. Pursuant to the terms set forth in Section 6.4, the Blue Owl Parties shall provide the Sellers’ Representative with reasonable access to the books and records of the Blue Owl Group relating to the calculation of the Earnout Payment or the occurrence of any Triggering Event.

(c)    Triggering Events. The Earnout Payments shall be earned in accordance with this Section 2.12(c), and as a result the applicable Earnout Units shall no longer be subject to the Earnout Restrictions, and the cash portion paid as follows (each such event, a “Triggering Event”):

(i)    Parent shall pay to the holders of Management Company Units as of immediately prior to the Closing, ratably as determined in accordance with Section 2.12(a), an aggregate amount equal to $325,000,000 in cash (“First Earnout Cash Consideration”) (provided that, with respect to any Management Company Units that are Electing Company Group Units of any holder thereof, such Management Company Units shall, in lieu of the applicable First Earnout Rollover Portion of the First Earnout Cash Consideration to which such Electing Company Group Units would otherwise be entitled to receive, instead convert into a number of First Earnout Units determined by dividing such amount of First Earnout Cash Consideration by the Per Share Price), upon the earlier to occur of: (A) the first full fiscal quarter commencing following the Closing and prior to the Applicable Earnout Termination Date with respect to the First Earnout Units that the Earnout Group receives an amount of Quarterly Management Fee Revenue equal to or greater than

$22,000,000 (the “First Earnout”); provided that in no event shall the payment or vesting of the First Earnout occur pursuant to this clause (A) prior to January 1, 2023; and (B) an Earnout Acceleration Event. Notwithstanding the foregoing, no holder of Management Company Units that received First Earnout Units at Closing shall be entitled to receive any First Earnout Units pursuant to this Section 2.12(c)(i), but such First Earnout Units so issued at Closing shall become vested and no longer subject to the Earnout Restrictions (other than as provided in Section 2.12(b)(iii)).

(ii)    Parent shall pay to the holders of Management Company Units as of immediately prior to the Closing, ratably as determined in accordance with Section 2.12(a), an aggregate amount equal to $331,500,000 in cash (“Second Earnout Cash Consideration”) (provided that, with respect to any Management Company Units that are Electing Company Group Units of any holder thereof, such Management Company Units shall, in lieu of the applicable Second Earnout Rollover Portion of the Second Earnout Cash Consideration to which such Electing Company Group Units would otherwise be entitled to receive, instead convert into a number of Second Earnout Units determined by dividing such amount of Second Earnout Cash Consideration by the Per Share Price), upon the earlier to occur of: (A) the first full fiscal quarter commencing following the Closing and prior to the Applicable Earnout Termination Date with respect to the Second Earnout Units that the Earnout Group receives an amount of Quarterly Management Fee Revenue equal to or greater than $28,000,000 (the “Second Earnout”); provided that in no event shall the payment or vesting of the Second Earnout occur pursuant to this clause (A) prior to January 1, 2024; and (B) an Earnout Acceleration Event. Notwithstanding the foregoing, the First Earnout and the Second Earnout may not be achieved in the same fiscal quarter. Notwithstanding the foregoing, no holder of Management Company Units that received Second Earnout Units at Closing shall be entitled to receive any Second Earnout Units pursuant to this Section 2.12(c)(ii), but such Second Earnout Units so issued at Closing shall become vested and no longer subject to the Earnout Restrictions (other than as provided in Section 2.12(b)(iii)).

(iii)    For purposes of this Section 2.12, “Quarterly Management Fee Revenue” means, in respect of any fiscal quarter of the Earnout Group, all management fees and other similar fees, income or proceeds received by the Earnout Group (“Management Fee Revenue”) in such quarter, excluding (A) any non-recurring Management Fee Revenue and (B) any Management Fee Revenue to the extent earned in a prior fiscal quarter or to be earned in a subsequent fiscal quarter (which such amounts of Management Fee Revenues shall be included in the calculation of Management Fee Revenues in respect of such prior or subsequent fiscal quarter and, if any such Management Fee Revenues are paid in arrears, the full effect shall be given thereto in respect of any fiscal quarter prior to the Applicable Earnout Termination Date, even if paid following any relevant Applicable Earnout Termination Date).

(iv)    Notwithstanding anything in this Agreement to the contrary, if a Blue Owl Change of Control has occurred prior to the Closing Date and the Closing occurs, then all of the Earnout Payments contemplated by this Section 2.12 shall be immediately due and payable at the Closing, and, in furtherance of the foregoing and for purposes of clarity, all of the First Earnout Units and the Second Earnout Units shall be deemed to be vested and not subject to the Earnout Restrictions, but shall remain subject to lock-up.

(d)    Achievement of Multiple of Triggering Events. For the avoidance of doubt, if the condition for more than one Triggering Event is met pursuant to Section 2.12(c), (i) the Earnout Units in connection with each such Triggering Event shall be earned and no longer subject to the Earnout Restrictions in accordance with this Section 2.12, and shall be cumulative with the Earnout Units earned prior to such time in connection with the satisfaction of any other Triggering Event (if any) and (ii) in no event shall the Company Group Holders (collectively) be entitled to a number of Earnout Units that is greater than the number of Earnout Units issued upon the Closing in accordance with this Agreement.

(e)    Adjustments. If Parent at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of Parent’s Governing Documents, scheme, arrangement or otherwise or extraordinary dividend resulting from an asset sale or leveraged recapitalization) any Blue Owl Common Units prior to the date any Earnout Units are issued, the number of Earnout Units shall be equitably adjusted by Parent in good faith to take into account such stock split, stock dividend, recapitalization, reorganization, merger, amendment of Parent’s Governing Documents, scheme, arrangement or extraordinary dividend or other applicable transaction.

Section 2.13    Withholding. Each of the Parties shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law; provided, however, that such Person shall use commercially reasonable efforts to notify any applicable payee prior to the making of such deduction or withholding and shall reasonably cooperate with such payee to determine whether any such deduction or withholding (other than any deduction or withholding in respect of any compensatory payments or required by reason of such payee’s failure to comply with the last sentence of this Section 2.13) is required under applicable Law and to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Each payee shall promptly provide any applicable Party (or other applicable withholding agent) with a valid IRS Form W-9 and any other applicable Tax forms and certifications reasonably requested and shall promptly provide an update of any such Tax form or certificate previously delivered if the same has become incorrect or has expired.

Section 2.15    Excluded Company Group Assets. Notwithstanding anything in this Agreement to the contrary and for purposes of clarity, the Blue Owl Group is not acquiring or otherwise receiving, and the Company Group is not selling or otherwise transferring to the Blue Owl Group, any of the Excluded Company Group Assets.

Section 2.16    Flyer Matters. Each of the Parties acknowledges and agrees that the Transactions are being effected pursuant to Sections 6.3 and 6.4 of the Flyer Investment Agreement. Without limitation of the other terms and provisions of this Agreement, Parent shall use its commercially reasonable efforts to cooperate with and assist the Company Group in taking such actions as are reasonably necessary to so effect the Transactions on the terms and conditions specified herein, pursuant to Sections 6.3 and 6.4 of the Flyer Investment Agreement.

Article III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

As an inducement to the Blue Owl Parties and the Merger Subs to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth in the applicable section of the Company Disclosure Letter, the Company Group represents and warrants to the Blue Owl Parties and the Merger Subs, as follows:

Section 3.1    Organization; Authority; Enforceability. Each member of the Company Group and each Company Fund, as applicable: (a) is duly organized or formed, validly existing, and in good standing (or the equivalent) under the Laws of its jurisdiction of organization or formation (or, if continued in another jurisdiction, under the Laws of its current jurisdiction of registration (as applicable)), (b) is qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or its leasing, ownership or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not have a Company Material Adverse Effect, and (c) has the requisite organizational power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Correct and complete copies of the Governing Documents of each member of the Company Group and each Company Fund, as in effect on the date of this Agreement, have been made available to Parent. The Company Group has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement and each other Ancillary Agreement to which it is or will be a party and to consummate the Transactions in accordance with the terms hereof and thereof. This Agreement and the other Ancillary Agreements to which any member of the Company Group is or will be a party has been or will be (upon its execution) duly and validly executed and delivered thereby and, assuming the due authorization, execution and delivery of this Agreement or such other Ancillary Agreements by the other parties thereto, constitutes or will (upon its execution) constitute a valid, legal and binding agreement of each member the Company Group executing this Agreement and each such Ancillary Agreement, enforceable against such member of the Company Group in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. None of the Company Group nor any Company Fund is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 3.2    Capitalization and Related Matters.

(a)    (i) Section 3.2(a)(i) of the Company Disclosure Letter sets forth the entire authorized, issued, and outstanding Equity Securities of each member of the Company Group; (ii) except as set forth in Section 3.2(a)(ii) of the Company Disclosure Letter, no Person is entitled to receive any management fees or other similar fees payable by the Company Funds other than a member of the Company Group; and (iii) except as set forth in Section 3.2(a)(iii) of the Company Disclosure Letter, all of the outstanding Equity Securities of each member of the Company Group are duly authorized and validly issued and, to the extent such concepts are applicable, fully paid and non-assessable and have not been issued in violation of applicable Law or the Governing Documents of such member of the Company Group. All Equity Securities of any member of the Company Group held by the Company Group are held free and clear of all Liens (other than Permitted Liens).

(b)    Except as set forth on Section 3.2(b) of the Company Disclosure Letter, other than the Companies, no member of the Company Group has any outstanding Equity Securities not held by another member of the Company Group.

(c)    Except as set forth on Section 3.2(c) of the Company Disclosure Letter, no member of the Company Group owns beneficially or of record any Equity Securities in any Person (other than one or more other members of the Company Group or the Company Funds).

(d)    There are no bonds, debentures, notes or other Indebtedness of any member of the Company Group that grant to a third party the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) with the equity holders of the Company Group on any matters. Except as set forth in Section 3.2(d) of the Company Disclosure Letter, there are no (i) voting trusts, irrevocable proxies or other Contracts to which any member of the Company Group is a party or is bound with respect to the voting or consent of any ownership interests of any member of the Company Group, or (ii) outstanding rights, preemptive rights, subscriptions, options, warrants, puts, calls, phantom securities, profit participation, stock appreciation rights, restricted equity, restricted equity units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued Equity Securities of any member of the Company Group. There are, and at the Closing there will be, no declared or accrued but unpaid dividends with respect to any of the Equity Securities or any membership interests of the Company Group.

(e)    Other than OSREC Intermediate Feeder, LP and the Other Asset Entities, OSREC Feeder, LP does not own beneficially or of record any Equity Securities in any Person (other than one or more other members of the Company Group or the Company Funds).

Section 3.3    No Breach.

(a)    Except as set forth in Section 3.3(a) of the Company Disclosure Letter and except as required under the HSR Act, no Permit is required to be obtained or made by or with respect to the Company Group or any of the Company Funds in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the Transactions by the Company Group, other than the failure of which to be obtained or made would not, individually or in the aggregate, (x) be material to the Company Group, taken as a whole, or (y) reasonably be expected to prevent or materially delay the ability of the Company Group to consummate the Transactions.

(b)    Except as set forth in Section 3.3(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and each Ancillary Agreement, the consummation of the Transactions and the fulfillment of and compliance with the respective terms hereof and thereof by the Company Group do not and shall not (w) materially conflict with or result in a material breach or material violation of, (x) require the consent, notice, or other action by any Person under, constitute or result in a termination (or right of termination) or a material default (or give rise to any material right of cancellation, amendment, suspension, redemption, payment or acceleration) under (whether with or without the passage of time, the giving of notice or both), (y) result in the creation of any Lien (other than Permitted Liens) upon any assets of the Company Group pursuant to, or (z) create any right to material payment or any other material right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) under any of the following:

(i)    the Governing Documents of any member of the Company Group;

(ii)   any Law to which any member of the Company Group is subject; or

(iii)  subject to the receipt of consents described in Section 3.3(a) and Section 6.1, any Company Material Contract or any Material Leases.

Section 3.4    Financial Statements and Related Matters.

(a)    Section 3.4(a) of the Company Disclosure Letter sets forth true, correct and complete copies of the following financial statements (collectively, the “Company Financial Statements”):

(i)    (A) the unaudited combined balance sheets of the Management Company and GP Holdings as of December 31, 2020 and December 31, 2019, and the related combined statements of income for the fiscal years then ended and (B) the unaudited balance sheet of Oak Street Seeding and Strategic Capital, LLC as of December 31, 2020 and December 31, 2019, and the related statements of income for the fiscal years then ended; and

(ii)    (A) the unaudited combined balance sheets of the Management Company and GP Holdings as of the Latest Balance Sheet Date, and the related combined statements of income for the six (6) month period then ended and (B) the unaudited balance sheet of Oak Street Seeding and Strategic Capital, LLC as of the Latest Balance Sheet Date, and the related statement of income for the six (6) month period then ended (the balance sheets described in clauses (A) and (B), collectively, the “Latest Company Balance Sheets”).

(b)    Each of the Company Financial Statements (including the notes thereto, if any) presents fairly in all material respects the financial position and results of operations of Management Company as of the dates thereof and for the periods covered thereby in accordance with the modified accrual basis of accounting, consistently applied throughout the periods covered thereby (except as otherwise noted therein and subject to the absence of footnote disclosures and, in the case of the Latest Company Balance Sheets, normal year-end adjustments for recurring accruals that are not expected to be material). Each such Company Financial Statement has been made available to Parent.

(c)    Management Company has designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the modified accrual basis of accounting. Management Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with the modified accrual basis of accounting and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 3.5    Absence of Undisclosed Liabilities.

(a)    Except as set forth on Section 3.5 of the Company Disclosure Letter, the Company Group does not have any Liabilities of any kind or nature whatsoever, whether known or unknown, accrued, contingent, absolute, determined, or determinable, whether otherwise due or to become due, and whether or not required to be included on a balance sheet prepared in accordance with GAAP, other than: (i) Liabilities to the extent set forth or reflected in the Company Financial Statements or disclosed in any notes thereto or in any notes to the other financial statements that are the subject of or disclosed in any notes thereto or in any notes to the other financial statements that are the subject of Section 3.4; (ii) Liabilities that have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which is a material Liability resulting from noncompliance with any applicable Laws or Permits, breach of contract, breach of warranty, tort, infringement, misappropriation, dilution, claim, or lawsuit); (iii) Liabilities to the extent incurred in connection with the Transactions; (iv) Indebtedness that will be accounted for in the Company Indebtedness Amount; and (v) other Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole (and none of which arose out of or as a result of any breach of Contract, breach of warranty, tort, infringement or violation of Law or in connection with any Proceeding).

(b)    As of the date of this Agreement, there is no existing condition, fact or set of circumstances that would reasonably be expected to result in any Liabilities relating to the Company Group as a result of COVID-19 and COVID-19 Measures that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

Section 3.6    No Company Material Adverse Effect. Since the Latest Balance Sheet Date through the date of this Agreement, there has been no Company Material Adverse Effect.

Section 3.7    Absence of Certain Developments. Except as set forth on Section 3.7 of the Company Disclosure Letter or as expressly contemplated by this Agreement, since the Latest Balance Sheet Date, (a) the Company Group has operated in all material respects in the Ordinary Course of Business, (b) there has not been a material change in the Company Group’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, payment of accounts payable or accrual of Taxes and expenses, and (c) the Company Group has not taken (or directed, caused or authorized to be taken on its behalf) any action solely to the extent relating to the Company Group that would, if taken after the date of this Agreement, require Parent’s Consent under Section 5.1(a)(ii), (iii), (iv), (vi), (vii), (ix), (x), (xii), (xvi), (xviii), (xx) or (xxii).

Section 3.8    Company Assets. As of the date of this Agreement, except as set forth on Section 3.8 of the Company Disclosure Letter, and except as would not be material to the Company Group taken as a whole, the Company Group (including through Leases, licenses, Contracts or other arrangements) has good and valid title to, a valid leasehold interest in or a valid license to use the assets of the Company Group, whether tangible or intangible, used or held for use by it, located on its premises, shown on the Latest Company Balance Sheets (other than the assets of the Company Group acquired or disposed of thereafter in the Ordinary Course of Business), free and clear of all Liens (other than Permitted Liens).

Section 3.9    Tax Matters. Except as set forth on Section 3.9 of the Company Disclosure Letter:

(a)    Each member of the Company Group has filed all income and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All income and other material Tax Returns filed by each member of the Company Group are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All income and other material amounts of Taxes due and payable by each member of the Company Group (taking into account applicable extensions) and for which the applicable statute of limitations remains open have been paid (whether or not shown as due and payable on any Tax Return).

(b)    Each member of the Company Group has properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to the withholding, collection and payment of such Taxes.

(c)    No written claim has been made by a Taxing Authority in a jurisdiction where a member of the Company Group does not file a particular type of Tax Return, or pay a particular type of Tax, that such member of the Company Group is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved.

(d)    No member of the Company Group is currently or has been since January 1, 2018 the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to any member of the Company Group, no such Tax Proceeding is pending, and, to the Knowledge of the Company Group, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. No member of the Company Group has commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any member of the Company Group have been fully paid, settled or withdrawn, and, to the Knowledge of the Company Group, no such deficiency has been threatened or proposed in writing against any member of the Company Group.

(e)    Except for extensions resulting from the extension of the time to file any applicable Tax Return, there are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any member of the Company Group or extending a period of collection, assessment or deficiency for Taxes due from or with respect to any member of the Company Group, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. No member of the Company Group is the beneficiary of any extension of time (other than a validly obtained extension of time not requiring the consent of the applicable Governmental Entity or other extension of time obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity.

(f)    No member of the Company Group has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g)    Each member of the Company Group has been classified since its formation for U.S. federal income tax purposes as set forth on Section 3.9(o) of the Company Disclosure Letter, and no member of the Company Group that is treated as a partnership for U.S. federal income tax purposes is or has been treated at any time since its formation as a publicly traded partnership within the meaning of Section 7704 of the Code.

(h)    No member of the Company Group will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) beginning after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date or deferred revenue realized, accrued or received, in each case, outside the Ordinary Course of Business on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) as a result of application of Code Section 965 or any similar provision of U.S. state or local or non-U.S. Tax Law.

(i)    No member of the Company Group has deferred any “applicable employment taxes” under Section 2302 of the CARES Act, and the Company Group have properly complied with all requirements for obtaining for all material credits received under Section 2301 of the CARES Act or any similar provision of U.S. state or local or non-U.S. Tax Law.

(j)    There is no Lien for Taxes on any of the assets of any member of the Company Group, other than Permitted Liens.

(k)    No member of the Company Group has any Liability for Taxes of any other Person (other than any member of the Company Group or Company Fund) as a successor or transferee, by contract or by operation of Law (other than pursuant to an Ordinary Course Tax Sharing Agreement). No member of the Company Group is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(l)    No election has been made under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any member of the Company Group. No member of the Company Group has been subject to any Tax Proceeding for which it was eligible to make but did not make an election under Code Section 6226.

(m)    Each Company Fund has been classified since its formation for U.S. federal income tax purposes as set forth on Section 3.9(o) of the Company Disclosure Letter, and no Company Fund that is treated as a partnership for U.S. federal income tax purposes is or has been treated at any time since its formation as a publicly traded partnership within the meaning of Section 7704 of the Code. Section 3.9(o) of the Company Disclosure Letter lists each entity owned by a Company Fund that is intended to be treated as a real estate investment trust (each “REIT Fund Entity”) for U.S. federal income tax purposes and each REIT Fund Entity has, for all taxable years commencing with the taxable year of its formation through the tax year ending December 31, 2021, been organized, and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Code, and the current organization and method of operation of each REIT Fund Entity will enable such REIT Fund Entity to continue to meet the requirements for qualification and taxation as a REIT under the Code from January 1, 2021, through and including the Closing Date.

Section 3.10    Company Material Contracts.

(a)    Section 3.10 of the Company Disclosure Letter lists all of the following Contracts (such Contracts, together with the Client Contracts, the Company Fund Documentation and any side letters in connection therewith, the “Company Material Contracts”), to which any member of the Company Group is a party (solely to the extent such Contract relates to the Company Group), as of the date of this Agreement:

(i)    other than Governing Documents of the Company Group or any portfolio investment, (A) any Contract between any member of the Company Group, on the one hand, and any other member of the Company Group, on the other hand, and (B) any Contract between any member of the Company Group, on the one hand, and one or more of the Controlling Person Related Parties (solely to the extent entered into on behalf of or otherwise related to the Company Group), on the other hand (each such Contract, a “Company Affiliate Arrangement”);

(ii)    each Material Lease;

(iii)    any agreement with a deferred purchase price payment and any funding agreement, indenture, credit agreement, loan agreement, note mortgage, guarantee security agreement, or other Contract for financing or funding currently outstanding or available for draw after the date of this Agreement relating to the securing or borrowing of money, in each case, solely to the extent the Company Group is an obligor or has material outstanding liabilities under the respective agreement, or granting any material Lien (other than Permitted Liens) upon the assets of the Company Group;

(iv)    any placement, dealer, sales representative, distribution, investor referral (for which a fee is charged), solicitation, marketing, transfer agent, or similar Contract, in each case, with respect to the Company Funds;

(v)    other than Governing Documents of the Company Group or any portfolio investment, any joint venture, strategic alliance, distribution, partnership or similar Contract, and any Contract involving a sharing of profits, expenses or payments;

(vi)    any Contract that is primarily a Contract of guarantee, support, indemnification (for the avoidance of doubt, excluding ordinary course indemnification obligations or indemnification related to breach of Contract and insurance policies), assumption, or endorsement of or any similar commitment with respect to, Liabilities of any Person (other than such contracts of any member of the Company Group related to obligations of any other member of the Company Group);

(vii)    any material Contract with any Governmental Entity solely to the extent relating to the Company Group (other than a Contract relating to an investment by a Governmental Entity in a Company Fund);

(viii)    other than Governing Documents of the Company Group or portfolio investment, any Contract that contains any restriction that has not expired on the Company Group’s ability to invest in any industry or engage in any business or in any geographic area or in competitors of specified Persons or binds any member of the Company Group to any non-competition, exclusive dealing or material non-solicitation obligations (other than (x) customary employee non-solicitation provisions or (y) nondisclosure and confidentiality obligations and agreements, in each case with respect to actual portfolio investments) or that obligates any member of the Company Group to conduct business with a third party on an exclusive basis;

(ix)    any Contract that grants, or agrees to grant, any Person a right to “most favored nation” status or other similar terms;

(x)    other than this Agreement or any Ancillary Agreement, any Contract relating to the acquisition or disposition of any business or operations of any member of the Company Group (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any ongoing material obligations;

(xi)    any Contract (A) pursuant to which any Person receives a license or other right to use any Owned Intellectual Property, other than non-exclusive licenses or use rights granted by a member of the Company Group to its customers in the Ordinary Course of Business, (B) pursuant to which any member of the Company Group receives a license or other right to use any material intellectual property, other than licenses for (1) Open Source Software or (2) unmodified, commercially-available software on commercially-available terms (for which the total one-time and annual payments by the Company Group are less than $100,000), (C) for the development of material intellectual property by or on behalf of any member of the Company Group, other than intellectual property agreements entered into with the Company Group’s employees in the Ordinary Course of Business, (D) for the settlement or avoidance of any actual or potential dispute regarding the ownership, use, validity or enforceability of Owned Intellectual Property (including consent-to-use and similar contracts) with material ongoing rights or obligations of any member of the Company Group, or (E) that restricts the use or licensing of any Owned Intellectual Property;

(xii)    any Contract providing for any resolution, conciliation or settlement of any material Proceeding or under which there are or will be material continuing obligations or liabilities on the part of the Company Group;

(xiii)    any Contract that is (A) for the employment or engagement of any directors, employees or independent contractors with annual compensation in excess of $150,000, (B) providing for severance benefits or (C) providing for change in control benefits;

(xiv)    other than Governing Documents of the Company Group or any portfolio investment, any Contract pursuant to which a third party would reasonably be expected to have a valid right to prevent, materially impair or materially delay the consummation of the Closing;

(xv)    any Contract that requires the Company Group to pay consideration or payments to unaffiliated third parties for goods or services in excess of $500,000 per year or $1,500,000 in the aggregate;

(xvi)    any Contract that requires the Company Group to pay any commission, finder’s fee, royalty or similar payment of more than $500,000 annually, other than in the Ordinary Course of Business (including relating to employee recruitment), in each case other than any placement agent or similar agreement;

(xvii)    any Contracts relating to any interest rate, currency, commodity derivatives or hedging transactions;

(xviii)    any Contract that obligates the Company Group to pay any earnout or other similar deferred consideration in connection with an acquisition in excess of $250,000;

(xix)    any collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative (each, a “CBA”); and

(xx)    any fee or engagement letter or other similar Contract as it relates to the provision of services by a financial advisor that would result in any payments being due to a financial advisor in connection with this Agreement and the transactions contemplated by this Agreement or as to which there are any ongoing material obligations (other than customary indemnification obligations).

(b)    All of the Company Material Contracts are valid, binding, and enforceable, and in full force and effect in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and to general principles of equity, except as would not reasonably be expected result in a material Loss to the Company Group, taken as a whole. The Company Group has performed all material obligations required to be performed by it under, and is not in material default under or material breach of, or in receipt of any claim of such default under or breach of, any Company Material Contract. To the Knowledge of the Company Group, no event has occurred that (with the passage of time or the giving of notice or both) would result in a material default under or material breach of, or permit the termination, modification or acceleration of any material obligation under, any Company Material Contract. To the Knowledge of the Company Group, there are no oral Company Material Contracts. The Company Group has made available or delivered to Parent true and correct copies of all Company Material Contracts.

Section 3.11    Intellectual Property Rights. Except as set forth on Section 3.11 of the Company Disclosure Letter:

(a)    Section 3.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Owned Intellectual Property that is registered, issued or the subject of a pending application, in each case, solely to the extent related to the Company Group. All of the material registrations, issuances and applications set forth in Section 3.11(a) of the Company Disclosure Letter are valid and enforceable, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made.

(b)    As of the date of this Agreement, the Company Group (x) exclusively owns and possesses (free and clear of all Liens, except for Permitted Liens) the entire right, title and interest in and to, or has a valid, enforceable, and sufficient license to use, all Intellectual Property Rights used in or necessary for the conduct of the Company Group as presently conducted, (y) has the exclusive right (to the extent afforded by applicable Laws relating to Intellectual Property Rights) to use the Company Track Record, and (z) has not granted any Person the right to use, and no other Person has the right to use, the Company Track Record. As of immediately following the completion of the Company Reorganization, the Company Group (x) shall exclusively own and possess (free and clear of all Liens, except for Permitted Liens) the entire right, title and interest in and to, or shall have a valid, enforceable, and sufficient license to use, all Intellectual Property Rights used in or necessary for the conduct of the Company Group as presently conducted, (y) shall have the exclusive right (to the extent afforded by applicable Intellectual Property Rights Laws) to use the Company Track Record, and (z) shall not have granted any Person the right to use, and no other Person has the right to use, the Company Track Record.

(c)    As of the date of this Agreement, except as set forth on Section 3.11(c) of the Company Disclosure Letter or as would not reasonably be expected to result in material Liability to the Company Group Business, taken as a whole, as of the date of this Agreement (i) there are no (and, since January 1, 2018, there have not been any) Proceedings pending or threatened in writing against the Company Group asserting (A) any invalidity or unenforceability of, or challenging the ownership or scope of, any material Intellectual Property Rights of the Company Group or (B) any infringement, dilution, or misappropriation by the Company Group of the Intellectual Property Rights of any Person in the conduct of the Company Group, (ii) since January 1, 2018, the conduct of the Company Group has not infringed, misappropriated or diluted any Intellectual Property Rights of any other Person, and (iii) to the Knowledge of the Company Group, the Intellectual Property Rights of the Company Group have not been infringed, misappropriated or diluted by any other Person in any material respect.

(d)    As of the date of this Agreement, except as would not reasonably be expected to materially impair the operation of the Company Group Business, taken as a whole, the Company Group has implemented policies and procedures reasonably designed to protect the confidentiality and value of any trade secrets of the Company Group, and to the Knowledge of the Company Group, such trade secrets have not been disclosed to any Person except pursuant to appropriate non-disclosure obligations.

(e)    As of the date of this Agreement, except as would not reasonably be expected to be material to the Company Group Business, taken as a whole, the Company Group has obtained from the Company Group Employees and current contractors of the Company Group and other employees and contractors of the Company Group who have in the past been part of the Company Group who have contributed to the creation or development of any material Intellectual Property Rights for the Company Group, written agreements containing assignment to the Company Group of all such Intellectual Property Rights.

(f)    All computer hardware, firmware, databases, software, systems, information technology infrastructure, networks, and other similar or related items of automated, computerized and/or software systems, infrastructure, and telecommunication assets and equipment owned or used by or for any member of the Company Group, whether or not outsourced (i) are functional and operate and run in a reasonable business manner, and (ii) are sufficient for the current needs of the business of the members of the Company Group including as to capacity and ability to meet current peak volumes and anticipated volumes in a timely manner, and there have been no material failures, breakdowns, outages, or unavailability of any of the foregoing since January 1, 2018. The members of the Company Group maintain reasonable backup and disaster recovery plans and procedures with respect to the foregoing and the data stored or processed thereby.

Section 3.12    Data Security; Data Privacy.

(a)    The Company Group has established, implemented and complied in all material respects with written policies, notices, records, procedures and organizational, physical, administrative, and technical measures regarding privacy, cybersecurity, and data security covering the Company Group (collectively, the “Company Privacy and Security Policies”) that (i) are consistent in all material respects with all applicable Data Protection Laws and (ii) are designed to protect Personal Information and other data relating to the Company Group against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access.

(b)    The Company Group has where required by Data Protection Laws, entered into Contracts with its service providers and other material business relationships that meet the requirements of Data Protection Laws applicable to the Company Group, and has complied in all material respects with all obligations under all Contracts relating to the Processing of Personal Information.

(c)    The Company Group has materially aligned its cybersecurity practices applicable to the Company Group with relevant generally-applicable market practices.

(d)    Since January 1, 2018, the Company Group has not: (i) suffered any actual or suspected material unauthorized access to Personal Information, cybersecurity incident, or data breach, in each case, to the extent any of the foregoing would require notification of individuals, other affected parties, law enforcement or any Governmental Entity under applicable Data Protection Laws, or to the extent any of the foregoing would reasonably be expected to result in a material Liability to the Company Group, taken as a whole; (ii) received any notices or requests from, or to the Knowledge of the Company Group, been subject to any investigations by any Governmental Entity or other regulatory authority in relation to its Processing activities and compliance with Data Protection Laws; or (iii) received notice from individuals alleging material non-compliance with Data Protection Laws.

Section 3.13    Litigation. Except as set forth on Section 3.13 of the Company Disclosure Letter, as of the date of this Agreement, there are no (and since January 1, 2018, there have not been any) (a) Proceedings seeking to revoke, reconsider the grant of, cancel, suspend or modify, or declare invalid any of the Permits necessary for the operation of the Company Group, (b) Proceedings pending or, to the Knowledge of the Company Group, threatened against any member of the Company Group, at Law or in equity, or before or by any Governmental Entity, including any Proceedings that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement or by the Ancillary Agreements, or (c) material Orders from any Governmental Entity with respect to the Company Group (and the Company Group has not been notified by any Governmental Entity in writing to the effect that such Governmental Entity is contemplating issuing or requesting any such material Order with respect to the Company Group), in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.14    Brokerage. Except as set forth on Section 3.14 of the Company Disclosure Letter, the Company Group does not have any Liability in connection with this Agreement or the Ancillary Agreements, or the Transaction, that would result in the obligation of the Company Group or any Party to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 3.15    Labor Matters.

(a)    Section 3.15(a) of the Company Disclosure Letter sets forth a list of all Company Group Employees as of October 15, 2021, including for each Company Group Employee, (i) name or employee identification number, (ii) job title, (iii) date of hire, (iv) annual salary or hourly rate (as applicable), (v) exempt or non-exempt status, (vi) primary work location, (vii) active or inactive status, (viii) employing entity, (ix) visa status (if applicable) and (x) accrued unused vacation. There is no employee who exclusively devotes his or her working time to performing services on behalf of the business of the Company Group but is not listed on Section 3.15(a) of the Company Disclosure Letter. GP Holdings does not have any employees.

(b)    The Company Group is not party to or bound by any CBA or bargaining relationship with any labor union, works council, labor organization or employee representative; there are no CBAs or any other labor-related agreements or arrangements that pertain to any of the Company Group Employees; and no Company Group Employee is represented by a labor union, works council, labor organization or employee representative with respect to their employment with the Company Group. To the Knowledge of the Company Group, no union organizing activities are underway or threatened with respect to any Company Group Employees and no such activities have occurred since January 1, 2018. There are no strikes, walkouts, work stoppages or slowdowns, unfair labor practice charges, lockouts, picketing, or other material labor disputes pending or, to the Knowledge of the Company Group, threatened against or affecting the Company Group, and no such disputes have occurred since January 1, 2018.

(c)    The Company Group is and since January 1, 2018, has been, in compliance in all material respects with all applicable Laws respecting labor, employment, and employment practices, including all applicable Laws respecting wages and hours (including the classification of exempt and non-exempt employees), collective bargaining and other protected concerted activity, labor relations, employment discrimination, equal opportunity, safety and health, COVID-19, harassment and retaliation, paid time off, employee leave, disability rights and benefits, whistleblowers, immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), layoffs and reductions in force (including the WARN Act), workers’ compensation, affirmative action, and the payment and withholding of employment-related Taxes. Except as would not result in a material Liability for any member of the Company Group, taken as a whole, the Company Group has since January 1, 2018 fully and timely paid all wages, salaries, bonuses, commissions, wage premiums, fees, expense reimbursements, severance, and other compensation that have come due and payable to past and current employees and independent contractors of the Company Group pursuant to any Law, Contract or policy of the Company Group.

(d)    Except as has not been, and would not reasonably be expected to be, material to the Company Group, taken as a whole, (i) since January 1, 2018 there are no charges, complaints, audits or investigations pending before any Governmental Entity pertaining to the employment practices or actions of the Company Group or, to the Knowledge of the Company Group, threatened against the Company Group; and (ii) no member of the Company Group has any material Liability with respect to misclassification of any employee as an independent contractor or contingent worker rather than as an “employee.”

(e)    The Company Group has not, in the past three years, implemented any office closing or mass layoff triggering notice under the WARN Act.

(f)    Except as has not been, and would not reasonably be expected to be, material to the Company Group, taken as a whole, to the Knowledge of the Company Group, no current or former Company Group Employee is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company Group or (ii) to a former employer of any such employee relating (A) to the right of any such Company Group Employee to be employed by the Company Group or (B) to the Knowledge or use of trade secrets or proprietary information.

(g)    To the Knowledge of the Company Group, since January 1, 2018, no officer, director or managerial employee of the Company Group has been the subject of any claim of sexual harassment, sexual misconduct or sexual assault during his or her tenure at the Company Group, and or the Company Group has not entered into any settlement agreement or confidentiality agreement relating to allegations of sexual harassment, sexual misconduct or sexual assault.

(h)    Except as set forth in Section 3.15(h) of the Company Disclosure Letter, to the Knowledge of the Company Group, no Company Group Employee intends to terminate his or her employment with the Company Group as a result of the consummation of the Transactions or during the 12 month period thereafter.

(i)    No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or material reduction in hours, or reduction in salary or wages, or other material workforce changes affecting any group of employees or individual independent contractors of the Company Group has occurred since March 2020 or is currently contemplated, planned or announced as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, and the Company Group has not otherwise experienced any material employment-related Liability with respect to COVID-19.

Section 3.16    Employee Benefits.

(a)    Section 3.16(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Employee Benefit Plan. The Company Group has made available to Parent, to the extent applicable, with respect to each material Company Employee Benefit Plan, complete and correct copies of (i) the written document and, if applicable, the summary plan description (and summaries of material modifications thereto) evidencing such plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments or material supplements to any such plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last plan year, and the most recently received IRS determination or opinion letter, (iii) any material non-routine correspondence in the last three years to or from the IRS, the U.S. Department of Labor, the U.S. Pension Benefit Guaranty Corporation or any other Governmental Entity, (iv) the most recent nondiscrimination and compliance testing results and (v) any related trust agreements relating to such plan. Each Company Employee Benefit Plan has since January 1, 2018 been established, maintained, in form and operation, funded and administered in all material respects, in accordance with its terms and in compliance with all applicable requirements of ERISA, the Code and other applicable Laws. With respect to each Company Employee Benefit Plan, (i) all material premiums, contributions, reimbursements, accruals, or other payments (including all employer contributions and employee salary reduction contributions) that are due have since January 1, 2018 been made on a timely basis and (ii) amounts not yet due have been accrued to the extent required under GAAP.

(b)    Each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to such Employee Benefit Plan’s qualified status, and to the Knowledge of the Company Group, nothing has occurred since January 1, 2018 and no facts and circumstances exist that could reasonably be expected to adversely affect such Company Employee Benefit Plan’s qualification.

Since January 1, 2018, (i) there are no material Proceedings or Tax Proceedings pending or, to the Knowledge of the Company Group, threatened (other than routine claims for benefits) with respect to any Company Employee Benefit Plan, and (ii) the Company Group has not incurred (whether or not assessed) any material Tax or penalty under Section 4980B, 4980H, 4980D, 6721 or 6722 of the Code.

(c)    None of the Company Group maintain, sponsor, contribute to, have not contributed in the last six years to, have not had any obligation to contribute to or have not had and do not have any Liability, including on account of any other Person that is or (at a relevant time) was treated as a single employer with any member of the Company Group under Section 414 of the Code under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to Code Sections 412 or 430 or Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or “multiple employer plan” to which Code Section 413(c) applies, or (iv) any benefit plan, program, agreement, arrangement or Contract that provides for post-retirement or post-termination medical, life insurance, or other welfare-type benefits (except as required by Code Section 4980B or any similar applicable state or local Law for which the recipient pays the full premium cost).

(d)    Except as set forth in Section 3.16(d) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with any other event) would be reasonably likely to, directly or indirectly, (i) entitle any current or former Company Group Employee or any current or former director, officer, individual independent contractor or other service provider of the Company Group to severance pay or any other payment (whether in cash, property or the vesting of property), compensation or benefits, (ii) accelerate the time of payment, vesting, funding or distribution of, or increase the amount or value of, any compensation or benefit due or payable to any current or former Company Group Employee or any current or former director, officer, individual independent contractor or other service provider of the Company Group, or result in the forgiveness of any such individual’s indebtedness, (iii) cause the Company Group to transfer or set aside any assets to fund any benefits under any Company Employee Benefit Plan or otherwise, or (iv) result in the payment of any amount (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would reasonably be expected, individually or in combination with any other payment, to constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code resulting in the imposition on such “disqualified individual” of an excise tax under Section 4999 of the Code or in the inability of the applicable payor to deduct such payment due to Section 280G of the Code.

(e)    Each Company Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and all IRS guidance promulgated thereunder and not otherwise exempt from Section 409A of the Code has been operated, maintained and administered in good faith compliance in all material respects with the requirements of Section 409A of the Code.

(f)    No member of the Company Group is party to any Contract or otherwise has any obligation to provide, and no Company Employee Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement, or other make whole payment for any Taxes, including excise or additional taxes, interest or penalties incurred by such individual, including under Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(g)    Except as has not been, and would not be reasonably expected to be, material to the Company Group, taken as a whole, with respect to any Company Employee Benefit Plan, since January 1, 2020, no member of the Company Group has engaged in a transaction in connection with which any member of the Company Group that would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

Section 3.17    Compliance with Laws; Permits. Except as set forth on Section 3.17 of the Company Disclosure Letter:

(a)    Except as would not reasonably be expected to materially impair the operations of the Company Group Business, taken as a whole, or would result in a Liability that is material to the Company Group Business, taken as a whole, (i) the Company Group is (and since January 1, 2017, has been) in compliance with all applicable Laws, and (ii) as of the date of this Agreement, no notices have been received by and, to the Knowledge of the Company Group, no oral notices have been received by and no Proceedings have been filed or threatened against the Company Group or any Company Fund alleging a violation of any such Laws.

(b)    No member of the Company Group or any Company Group Employee, is, or at any time since January 1, 2018, has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any settlement agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any deficiency or supervisory letter from, in each case, any Governmental Entity, and none of them is threatened with the imposition or receipt of any of the foregoing.

(c)    Except as otherwise set forth on Section 3.17(c) of the Company Disclosure Letter, to the extent required by applicable Law, including Rule 206(4)-7 under the Investment Advisers Act, the Company Group has adopted and implemented written policies and procedures, including one or more formal codes of ethics, insider trading policies, privacy policies, cybersecurity and information security policies and personal trading policies (collectively, the “Compliance Policies”), of which a true and correct copy of each has been made available to Parent, and the Company Group has complied with the Compliance Policies in all material respects. Such Compliance Policies comply with applicable Law in all material respects. To the Knowledge of the Company Group, there have been no material violations since the Latest Balance Sheet Date of other material policies of the Company Group by any Company Group Employee. Since the Latest Balance Sheet Date, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, no allegations of sexual harassment have been made to any member of the Company Group against any Company Group Employee.

(d)    To the extent required by applicable Law, the Company Group has adopted, and maintained, customary “know-your-customer” and anti-money laundering programs and reporting procedures covering the Company Group, and has complied in all material respects with the terms of such programs and procedures for detecting and identifying money laundering with respect to the Company Group. To the extent applicable, the subscription agreement that an investor executes prior to being admitted to any Company Fund contains customary representations and warranties (which representations and warranties are customary as of the date of execution) that such investor, any Company Group Employee or any other employee, officer, director or personnel of any of the foregoing is not a Sanctioned Person.

(e)    No member of the Company Group or, to the Knowledge of the Company Group, any Company Group Employee: (i) has ever been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading or (ii) is subject to any outstanding order barring, suspending or otherwise materially limiting the right of any such individual to engage in any activity conducted as part of the Company Group as currently conducted.

(f)    No “bad actor” disqualifying event described in Rule 506(d) under the Securities Act (a “Disqualification Event”) is applicable to any member of the Company Group, Company Fund, any Company Group Employee or any other employee, officer, director or personnel of any of the foregoing or, with respect to any member of the Company Group or Company Fund as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1), nor is there any Proceeding pending or, to the Knowledge of the Company Group, threatened by any Governmental Entity that would result in the ineligibility of any Client, member of the Company Group, Company Group Employee or any such other Person to offer or participate in an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act.

(g)    The Company Group has complied and is in compliance in all material respects with all Permits required for ownership of the properties and assets and the conduct and operation of the business of the Company Group as presently conducted, and no notices have been received by any member of the Company Group alleging the failure to hold any of the foregoing. Each member of the Company Group has obtained all Permits required for the conduct and operation of such member of the Company Group in the jurisdictions in which it operates, except as would not reasonably be expected to materially impair the operations of the Company Group, taken as a whole. To the Knowledge of the Company Group, except as would not reasonably be expected to materially impair the operations of the Company Group, taken as a whole, or result in material Liability to the Company Group, taken as whole, each employee of the Company Group who is required to be registered or licensed as a registered representative, investment adviser representative, salesperson, broker-dealer or an equivalent person with any Governmental Entity in connection with activities conducted in their employment in respect of the Company Group is duly registered or licensed as such and such registration or license is in full force and effect.

(h)    Except as would not reasonably be expected to materially impair the operations of the Company Group, taken as a whole, or result in a Liability that is material to the Company Group, taken as a whole, all Permits required for each Company Fund to conduct its business as currently conducted, for the ownership and use of its properties or assets or that are required for its employees, if any, to perform the services, duties and responsibilities performed by or on behalf of such Company Fund in connection with its business have been obtained by it.

Except as would not reasonably be expected to materially impair the operations of the Company Group, taken as a whole, or result in a Liability that is material to the Company Group, taken as a whole, all such Permits are valid and in full force and effect and no material default or violation exists thereunder.

(i)    Since January 1, 2018, the Company Group and each Company Fund has filed (after giving effect to any extensions) with any Governmental Entity (including the SEC) all material forms, documents, and reports required to be filed or furnished prior to the date of this Agreement by it with such Governmental Entity, and no such form, document or report when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each such form or report, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act, the Securities Exchange Act and the Investment Company Act applicable to such form or report.

(j)    Except as has not had or would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company Group, there are no issues identified by the SEC or any other Governmental Entity in writing with respect to any member of the Company Group that remain unresolved as of the date of this Agreement.

(k)    As of the date of this Agreement, to the Knowledge of the Company Group, no member of the Company Group is subject to, and has not received any notice of, an examination, inspection, investigation or inquiry by a Governmental Entity, and no such examination, inspection, investigation or inquiry has been started or completed for which no examination report is available.

(l)    No member of the Company Group is prohibited from charging fees to any Person pursuant to Rule 206(4)-5 under the Investment Advisers Act or any similar “pay-to-play” rule or requirement, except as would not reasonably be expected to materially impair the operations of the Company Group, taken as a whole, or result in a Liability that is material to the Company Group, taken as a whole.

(m)    Each member of the Company Group and each Company Fund has, to the extent applicable to it, complied in all material respects with Regulation S-P and Regulation S-ID and has, to the extent required by applicable Law, adopted policies and procedures reasonably designed to address the protection of client records and information.

(n)    Since the Latest Balance Sheet Date, no member of the Company Group, any Company Fund or, to the Knowledge of the Company Group, any “covered associate” of any of them has made a “contribution” to an “official” of a “government entity” (as such terms are defined in Rule 206(4)-5 of the Investment Advisers Act) that would result in any such Person being unable to receive compensation for the provision of investment advisory services to any plan or program of a Governmental Entity. No member of the Company Group has a Contract under which it is paying a placement agent, finder, solicitor or similar person to solicit a “government entity” (as defined in Rule 206(4)-5 under the investment Advisers Act) to retain a member of the Company Group to provide advisory, research or other services to a government entity or to invest in a Company Fund, including any such Contracts that have been terminated but pursuant to which payments are continuing to be made for prior services.

Section 3.18    Anti-Bribery; Anti-Corruption. The Company Group is, and has been at all times since January 1, 2017, in material compliance with all applicable Anti-Corruption Laws. Since January 1, 2017, none of the Company Group, the Company Funds or, to the Knowledge of the Company Group, any of their respective directors, officers, employees, or agents, or any Company Group Employee, has, directly or indirectly, in furtherance of or in connection with the business of such entity: (a) offered, promised, given, authorized, or agreed to give any financial or other advantage or inducement to any Person with the intention of influencing (i) any representative of any foreign, federal, state, or local Governmental Entity, including any representative of a state-owned entity or a public organization, in the performance of his or her public functions or (ii) any other Person (whether or not such Person is the recipient of the advantage or inducement) to perform his, her, or its function improperly, or where the acceptance of such advantage or inducement would itself be unlawful; (b) requested, agreed to receive, or accepted any financial or other advantage or inducement where such request, agreement to receive, or acceptance would be unlawful; (c) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expenses relating to political activity; (d) made any unlawful bribe, rebate, payoff, influence payment kickback, or other unlawful payment to any foreign or domestic government official or employee; or (e) otherwise taken any action that would constitute a violation of any Anti-Corruption Laws. Since January 1, 2017, no member of the Company Group has received from any Governmental Entity or any other Person any written notice, inquiry, or allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to applicable Anti-Corruption Laws or policies and procedures designed to ensure compliance therewith.

Section 3.19    Anti-Money Laundering; Sanctions; Customs & Trade Laws.

(a)    Since January 1, 2017, none of the Company Group, the Company Funds or, to the Knowledge of the Company Group, any of their respective directors, officers, employees, or other Person acting for or on behalf of any of the foregoing has (i) been or is currently a Sanctioned Person or Restricted Person; (ii) engaged or is currently engaging in any business or other dealings with, for the benefit of, or involving (A) any Sanctioned Country or (B) any Sanctioned Person or Restricted Person; (iii) failed to conduct its import, export, and reexport transactions and any other transfers in accordance with all applicable Customs & Trade Laws; or (iv) otherwise been in violation of applicable Anti-Money Laundering Laws, Sanctions, or Customs & Trade Laws that would result in a Liability that is material to the Company Group, taken as a whole.

(b)    Since January 1, 2017, and prior to the date of this Agreement, none of the Company Group or the Company Funds has received from any Governmental Entity or any other Person (in each case, solely to the extent related to the Company Group) any written or oral notice, inquiry, or allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to applicable Anti-Money Laundering Laws, Sanctions, or Customs & Trade Laws.

Section 3.20    Real Property.

(a)    Section 3.20(a) of the Company Disclosure Letter sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (i) the Company Group has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all liens and encumbrances, except Permitted Liens, (ii) except as set forth in Section 3.20(a) of the Company Disclosure Letter, the Company Group has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. The Company Group is not a party to any agreement or option to purchase any real property or interest therein.

(b)    Section 3.20(b)(i) of the Company Disclosure Letter sets forth a true and complete list of all Leases for each Leased Real Property and the address of each Leased Real Property that is used by the Company Group. The Company Group has delivered to Parent a true and complete copy of each such Lease document. Except as set forth on Section 3.20(b)(ii) of the Company Disclosure Letter, except as would not reasonably be expected to materially impair the operations of the Company Group, taken as a whole, or result in a Liability that is material to the Company Group, taken as a whole, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) the Company Group is not in breach or default under such Lease, and to the Knowledge of the Company Group, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the termination, modification, or acceleration of rent under such Lease; (iii) the Company Group’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Knowledge of the Company Group, there are no disputes with respect to such Lease; (iv) the Company Group has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (v) the Company Group has not collaterally assigned or granted any other security interest in such Lease or any interest therein.

Section 3.21    Environmental. Except as set forth on Section 3.21 of the Company Disclosure Letter: (a) the Company Group is, and since January 1, 2018 has been, in compliance in all material respects with all Environmental Laws, including with respect to all Permits required pursuant to Environmental Laws for its occupancy of its owned, leased, or operated real property (including the Leased Real Property) or the operation of its business; (b) the Company Group has not received any written notice, which remains unresolved, regarding any material Liabilities, any material violation, or any material corrective, investigatory, or remedial obligations, of any member of the Company Group relating to Environmental Laws; (c) the Company Group has not treated, stored, disposed or arranged for the disposal of, handled, transported, released, or exposed any Person to any Hazardous Substances, and no real property currently or formerly owned, leased, or operated by any member of the Company Group (including the Leased Real Property) is or has been contaminated by any Hazardous Substances, in each case in such concentrations or manner as has given or would give rise to any unresolved material violation by, or unresolved material Liabilities or unresolved material corrective, investigatory, or remedial obligations of, the Company Group under Environmental Laws; and (d) the Company Group is not subject to any Orders or has by contract or operation of law assumed, undertaken, or provided an indemnity with respect to the material Liabilities of any other Person relating to any Environmental Laws or Hazardous Substances.

Section 3.22    Affiliate Transactions. Except as set forth on Section 3.22 of the Company Disclosure Letter, no Controlling Person Related Party is party to any material agreement, contract, commitment or transaction with any member of the Company Group or Company Fund or has any right, title, or interest in any property owned or used by any member of the Company Group or Company Fund (including any Intellectual Property Rights), in each case, other than with respect to the payment of customary employee compensation and direct or indirect capital commitments to the general partner entity of a Company Fund in respect of capital commitments to such Company Fund pursuant to Contracts made available to Parent.

Section 3.23    Investment Advisory Services. Other than to the Company Funds, no member of the Company Group provides (or since January 1, 2018 has provided) Investment Advisory Services to any investment vehicle, company, fund or account, or other Person.

Section 3.24    Insurance. Section 3.24 of the Company Disclosure Letter sets forth a true and complete list of all material insurance policies maintained by the Company Group as of the execution and delivery hereof (collectively, the “Company Insurance Plans”). Except as set forth on Section 3.24 of the Company Disclosure Letter or as would not reasonably be expected to materially impair the operations of the Company Group, taken as a whole, or result in a Liability that is material to the Company Group, taken as a whole, all such Company Insurance Plans and arrangements are, as of the date of this Agreement, in full force and effect, all premiums due and payable thereunder have been paid, and no notice of cancellation or termination has been received with respect to any such policy and, to the Knowledge of the Company Group, there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies. The Company Insurance Plans provide coverage for the Company Group in a manner consistent with customary practice in the industries in which the Company Group operates and sufficient for material compliance with all applicable legal requirements and with all Contracts to which the Company Group is a party, and policies providing substantially similar insurance coverage have been in effect continuously during the three years prior to the date of this Agreement.

Section 3.25    Regulatory Compliance.

(a)    (i) To the Knowledge of the Company Group, none of the Company Group, any officer, director or employee thereof, or any other “affiliated person” (as defined in the Investment Company Act) thereof, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company or a business development company; and none of the members of the Company Group or, to the Knowledge of the Company Group, any person “associated” (as defined in the Investment Advisers Act) therewith who is required to be qualified, is subject to potential disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser or subject to disqualification under Rule 206(4)-3 under the Investment Advisers Act; in each case, except for any such disqualification with respect to which the Company Group or another relevant Person has received exemptive relief from the SEC or another relevant Governmental Entity; and (ii) there is any proceeding or investigation pending or, to the Knowledge of the Company Group, threatened by any Governmental Entity that would result in any such disqualification.

(b)    Except as set forth on Section 3.25(b) of the Company Disclosure Letter, as of the date of this Agreement, (i) no exemptive Orders, “no-action” letters, or similar exemptions or regulatory relief have been obtained from the SEC and (ii) except as are not material to the Company Group, taken as a whole, no requests are pending therefor by the Company Group or, to the Knowledge of the Company Group, any Company Fund, excluding, in each case, ordinary course correspondence with the SEC or correspondence otherwise publicly filed within the SEC.

(c)    Section 3.25(c) of the Company Disclosure Letter lists each member of the Company Group that is registered as an investment adviser with the SEC pursuant to the Investment Advisers Act (each, an “Investment Adviser”). Each member of the Company Group has been and is in material compliance with the Investment Advisers Act and the rules and regulations promulgated thereunder, and to the extent required to be registered as an investment adviser under the Investment Advisers Act, such registration has been and is in full force and effect and, to the Knowledge of the Company Group, there is no basis for any disqualification, denial, suspension, or revocation thereof. No other member of the Company Group that is not an Investment Adviser (i) is or has been an “investment adviser” required to register under the Investment Advisers Act or any other applicable Laws to be licensed or qualified as an investment adviser or (ii) is subject to any material Liability by reason of any failure to be so registered, licensed, or qualified nor has received any notice from any Governmental Entity relating to any failure to be so registered, licensed or qualified. Any member of the Company Group that, in accordance with applicable SEC “no-action” letters, relies upon the registration of an Investment Adviser to satisfy its obligation to register as an investment adviser under the Investment Advisers Act has been and continues to be in material compliance with the conditions set forth in such SEC “no-action” letters for reliance thereon.

(d)    Other than as would not result in a breach of applicable Law, none of the Company Group or any other member of the Company Group (i) is a broker, dealer, broker-dealer, bank, trust company, commodity broker-dealer, commodity trading advisor, real estate broker, insurance company, insurance broker, transfer agent or similar type of entity within the meaning of any applicable Law, or, since January 1, 2018, has acted as such in connection with any offers, sales, or distributions of securities in connection with the Company Group, or (ii) is required to be registered, licensed, or qualified as a bank, trust company, broker, dealer, introducing broker, commodity dealer, futures commission merchant, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker, transfer agent, swaps firm, swap dealer, security-based swap dealer, major swap participant, major security-based swap participant, transfer agent, registered representative, principal, registered principal, associated person, swaps associated person, or sales person (or in a similar capacity) under the Securities Laws or other applicable Law and is not subject to any material Liability by reason of any failure to be so registered, licensed or qualified nor has received any notice from any Governmental Entity relating to any failure to be so registered, licensed or qualified.

(e)    Since January 1, 2018, (i) the applicable members of the Company Group have performed their respective investment management, advisory, and related duties and responsibilities in compliance, in all material respects with, and otherwise consistent with the Company Fund Documentation and Client Contracts applicable to such Clients and (ii) no member of the Company Group has received any written communication from any limited partner or other similar investor of any Company Fund or any Governmental Entity regarding any actual or alleged failure to perform investment management, advisory, and related duties and responsibilities in compliance with such agreements.

Section 3.26    Company Funds.

(a)    Section 3.26(a)(i) of the Company Disclosure Letter sets forth a correct and complete list of each of the Company Funds as of the date of this Agreement, together with the jurisdiction of formation of each Company Fund. No member of the Company Group acts, for compensation, as the investment adviser, investment manager, investment sub-adviser, general partner, managing member, manager, or in any capacity similar to any of the foregoing, with respect to any Person (including any investment fund or other investment vehicle or separate account), other than the Company Funds, any Excluded Company Group Assets or Other Assets Entities. No Company Fund is advised by any Person serving in the capacity of primary adviser, sub-adviser or any other advisory role to such Company Fund other than a member of the Company Group. Except as set forth on Section 3.26(a)(ii) of the Company Disclosure Letter, no Person other than a member of the Company Group is directly entitled to any proceeds from any Company Fund. Each Company Fund has been duly organized or formed and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company or similar power and authority to carry on its investment activities. Each Company Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under applicable Law, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company Group is currently entitled to receive performance or incentive fees, performance allocations, management fees or other similar fees payable in respect of each of the Company Funds, as set forth in the Company Fund Documentation, except as may be modified by investor side letters and subscription agreements. Except as set forth on Section 3.26(a)(iii) of the Company Disclosure Letter, the Company Group does not charge or receive any other fees to or from any Company Fund other than those described in the preceding sentence.

(b)    Each general partner of a member of the Company Group has a written Client Contract in respect of each Company Fund for which it serves, for compensation, as investment adviser, general partner, managing member or similar entity. Each Company Fund currently is in compliance in all material respects with applicable Laws and Orders and is operated in all material respects in accordance with its respective investment objectives, policies and restrictions, as set forth in the applicable private placement memorandum or other applicable offering document of such Company Fund (as each such document is amended, restated or supplemented from time to time), except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Funds, taken as a whole. There have been no material errors, miscalculations, discrepancies and/or changes to calculation methodologies with respect to any fees charged under such Client Contracts (or any credits, refunds or reimbursements to such Company Funds or any investor therein related thereto), and all fees paid by such Company Fund have been calculated using a calculation methodology consistently applied and in accordance with the applicable Client Contract in all material respects. Since the Latest Balance Sheet Date, each

Company Fund has been operated in compliance with all applicable Law, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Funds, taken as a whole.

(c)    Except as would not reasonably be expected to be material to the Company Funds, taken as a whole, each Company Fund has offered its securities (i) in the United States in compliance with the applicable requirements of the private placement exemption in Section 4(a)(2) of the Securities Act or Rule 506 under the Securities Act and any applicable requirements under state law and (ii) in any foreign jurisdictions in compliance with the applicable requirements of the Laws of such jurisdictions regarding the offering of securities therein.

(d)    As of the date hereof, no Investment Adviser acts as an investment adviser (or, for the avoidance of doubt, a sub-adviser) to any pooled investment vehicle required to register as an “investment company” under the Investment Company Act.

(e)    No Company Fund is, or at any time since its inception was, required to register as an investment company under the Investment Company Act. Each Company Fund is operating in accordance with the criteria for which such Company Fund is eligible for an exemption from registration under the Investment Company Act.

(f)    With respect to each Company Fund, either (i) such Company Fund does not hold (and has not held) Plan Assets and is not and has not been subject to Similar Laws that would be violated by the transactions contemplated hereunder; or (ii) has been operated in compliance with ERISA in all material respects and is not subject to Similar Laws that would be violated by the transactions contemplated hereunder (“Plan Asset Funds”). Section 3.26(f) of the Company Disclosure Letter contains a true and complete list of Plan Asset Funds. Each member of the Company Group that acts (or has acted) as “fiduciary” (within the meaning of Section 3(21) of ERISA) and a QPAM (within the meaning of the QPAM Exemption) with respect to any Benefit Plan Investor has, at all times, met the conditions to qualify as a QPAM under the QPAM Exemption. Other than with respect to the Plan Asset Funds, no member of the Company Group provides (or has provided) Investment Advisory Services to any Benefit Plan Investor or plan, entity or account subject to any similar Laws.

(g)    True and complete copies of (i) the audited consolidated financial statements of Company Fund IV as of December 31, 2020, December 31, 2019 and December 31, 2018, including the related consolidated balance sheet as of each such date and the related consolidated statement of operations, changes in partners’ capital and cash flows for the years then ended; (ii) the audited combined financial statements of Company Fund V as of December 31, 2020, December 31, 2019 and December 31, 2018, including the related combined statement of net assets as of such date and the related combined statement of operations, changes in net assets and cash flows for the year then ended; (iii) the audited combined financial statements of Company NLP Fund as of December 31, 2020, including the related combined statement of net assets as of such date and the related combined statement of operations, changes in net assets and cash flows for the year then ended; (iv) the unaudited consolidated financial statements of Company Fund IV as of June 30, 2021, including the related unaudited consolidated balance sheet, schedule investments, statement of operations, of changes in partners’ capital and of cash flows for the period then ended; and (v) the unaudited combined financial statements of Company Fund V and

Company NLP Fund as of June 30, 2021, including the related combined statement of net assets, schedule investments, statement of operations, statement of changes in net assets and statement of cash flows for the period then ended have been made available to Parent on or prior to the date of this Agreement (collectively, the “Fund Financial Statements”). The Fund Financial Statements present fairly, in all material respects, the financial position of each of the Company Funds included and specified therein as of the dates specified therein and the results of operations and changes in equity and cash flows for each of the Company Funds included and specified therein for the periods specified therein and have been prepared in accordance with GAAP applied on a consistent basis, except as otherwise noted therein and subject to the absence of notes (none of which would be material in nature or amount). Since January 1, 2018, no Company Fund has (A) except as set forth on Section 3.26(g) of the Company Disclosure Letter, changed its auditor or (B) received a qualified audit opinion from its auditor.

Section 3.27    Sufficiency of Assets. The assets and properties of the Parent Acquired Companies and the rights and benefits provided pursuant to this Agreement shall, as of the Closing, comprise substantially all the assets and properties used or employed in the Company Group Business as of the date of this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT, BLUE OWL GP, BLUE OWL HOLDINGS, BLUE OWL CARRY AND THE MERGER SUBS

As an inducement to the Company Group to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth (i) in the applicable section of the Parent Disclosure Letter and (ii) in any Parent SEC Filings filed or submitted on or prior to the date of this Agreement (excluding (a) any disclosures in any risk factors that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Parent SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.7 or Section 4.9 or in the Parent Disclosure Letter), each of Parent, Blue Owl GP, Blue Owl Holdings, Blue Owl Carry and the Merger Subs jointly and severally represents and warrants to the Company Group as follows:

Section 4.1    Organization; Authorization; Enforceability. Each Blue Owl Party is duly organized, validly existing and in good standing (or equivalent status, to the extent that such concept exists) under the Laws of Delaware. Each Blue Owl Party is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have a Parent Material Adverse Effect. Each Blue Owl Party has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which any Blue Owl Party is a party and the Transactions have been duly approved and authorized by all requisite actions on the part of such Blue Owl Party. No other proceedings on the part of any Blue Owl Party (including any action by Parent Board or Parent Stockholders) are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which such Blue Owl Party is a party and the consummation of the Transactions. This Agreement has been, and the Ancillary Agreements to be executed and delivered by any Blue Owl Party at the Closing will be, duly executed and delivered by such Blue Owl Party and constitute valid and binding agreement of such Blue Owl Party, enforceable against such Blue Owl Party in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Parent is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding. Correct and complete copies of the Governing Documents of each member of the Blue Owl Group, as in effect on the date of this Agreement, have been made available to the Company Group.

Section 4.2    Capitalization.

(a)    As of the close of business on October 13, 2021, the authorized capital stock of Parent consists of (i) 2,500,000,000 shares of Parent Class A Common Stock, 357,201,703 of which were issued and outstanding and none of which were held by Parent as treasury stock, (ii) 350,000,000 shares of Parent Class B Common Stock, none of which were issued and outstanding and none of which were held by Parent as treasury stock, (iii) 1,500,000,000 shares of Parent Class C Common Stock, 658,647,360 of which were issued and outstanding and none of which were held by Parent as treasury stock, (iv) 350,000,000 shares of Parent Class D Common Stock, 306,894,250 of which were issued and outstanding and none of which were held by Parent as treasury stock, (v) 100,000,000 shares of Parent Class E Common Stock, 7,495,432 of which were issued and outstanding and none of which were held by Parent as treasury stock and (vi) 14,159,381 warrants to purchase shares of Parent Class A Common Stock are issued and outstanding, each with an exercise price of $11.46 and expiration date of May 19, 2026. The Equity Securities set forth in this Section 4.2(a) comprise all of the Equity Securities of Parent that are issued and outstanding as of the date of this Agreement. All issued and outstanding shares of capital stock of Parent were issued in compliance with applicable Laws.

(b)    Except as disclosed in the Parent SEC Filings, there are no (i) outstanding securities of Parent convertible into, exchangeable or exercisable for shares of capital stock of Parent or other equity interests of Parent, (ii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, warrants or other rights to purchase of acquire from Parent, or obligations of Parent to issue or sell, any equity interests, including securities convertible into or exchangeable for equity interests of Parent, (iii) equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to Parent, (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitle holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of shares of Parent Common Stock on any matter or (v) voting trust agreements or other Contracts restricting or otherwise relating to voting, dividend rights or disposition of the equity interests of Parent.

(c)    As of October 13, 2021: (i) the issued and outstanding partnership interests of Blue Owl Holdings consist of 965,541,610 Blue Owl Holdings Common Units and 327,500,690 GP Units (as defined in the Blue Owl Holdings LP Agreement); and (ii) the issued and outstanding partnership interests of Blue Owl Carry consist of 965,541,610 Blue Owl Carry Common Units and 327,500,690 GP Units (as defined in the Blue Owl Carry LP Agreement). No other class of partnership interest of Blue Owl Holdings or Blue Owl Carry is issued or outstanding. All issued and outstanding partnership interests of Blue Owl Holdings and Blue Owl Carry are duly authorized, validly issued and fully paid (to the extent required by the Blue Owl Holdings LP Agreement or Blue Owl Carry LP Agreement, as applicable), non-assessable and free of preemptive rights (except as set forth the Blue Owl Holdings LP Agreement or Blue Owl Carry LP Agreement, as applicable). The Blue Owl Common Units to be issued pursuant to this Agreement have been duly authorized by Blue Owl Holdings and Blue Owl Carry, as applicable, prior to the Closing Date, and when issued and delivered in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required by the Blue Owl Holdings LP Agreement or Blue Owl Carry LP Agreement, as applicable) and free of preemptive rights (except as set forth the Blue Owl Holdings LP Agreement or Blue Owl Carry LP Agreement, as applicable) and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in the Parent SEC Filings, under this Agreement, under the Blue Owl Holdings LP Agreement, Blue Owl Carry LP Agreement or the Investor Rights Agreement, as applicable, or under applicable state and federal securities Laws. The Equity Securities set forth in this Section 4.2(c) comprise all of the Equity Securities of Blue Owl Holdings and Blue Owl Carry that are issued and outstanding as of the date of this Agreement.

(d)    The shares of Parent Common Stock issuable in connection with the issuance of the Blue Owl Common Units hereunder have been, and the shares of Parent Common Stock issuable upon exchange of the Blue Owl Common Units issued hereunder will be, prior to issuance, duly authorized by Parent, and when issued and delivered, will be validly issued and fully paid, non-assessable and free of preemptive rights and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in the Parent SEC Filings, under this Agreement or under applicable state and federal securities Laws.

Section 4.3    No Breach.

(a)    Except as set forth in Section 4.3(a) of the Parent Disclosure Letter, the execution, delivery and performance of this Agreement does not require any Blue Owl Party to obtain the Consent, waiver or approval of, or make any filing, notification or registration with, any third party or Governmental Entity.

(b)    Except as required under the HSR Act, no Permit is required to be obtained or made by or with respect to any Blue Owl Party in connection with the execution, delivery, and performance of this Agreement or the Ancillary Agreements or the consummation of the Transactions by the Blue Owl Parties, other than the failure of which to be obtained or made would not, individually or in the aggregate, (x) be material to the Blue Owl Group, taken as a whole, or (y) reasonably be expected to prevent or materially delay the ability of any Blue Owl Party to consummate the Transactions.

(c)    The execution, delivery and performance of this Agreement and each Ancillary Agreement to which any Blue Owl Party is a party, the consummation of the Transactions and the fulfillment of and compliance with the respective terms hereof and thereof by such Blue Owl Party do not and shall not (i) materially conflict with or result in a material breach or material violation of, (ii) require the consent, notice, or other action by any Person under, constitute or result in a termination (or right of termination) or a material default (or give rise to any material right of cancellation, amendment, suspension, redemption, payment or acceleration)

under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any member of the Blue Owl Group or any other material assets pursuant to, or (iv) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) under:

(A)    the Governing Documents of any member of the Blue Owl Group;

(B)    any Law to which any member of the Blue Owl Group is subject; or

(C)    any material Contract of any member of the Blue Owl Group,

other than, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of any Blue Owl Party to consummate the transactions contemplated by this Agreement.

Section 4.4    Absence of Undisclosed Liabilities.

(a)    Except as set forth on Section 4.4(a) of the Parent Disclosure Letter, the Blue Owl Group does not have any Liabilities of any kind or nature whatsoever, whether known or unknown, accrued, contingent, absolute, determined, or determinable, whether otherwise due or to become due, and whether or not required to be included on a balance sheet prepared in accordance with GAAP, other than: (i) Liabilities to the extent set forth or reflected in the Blue Owl Group’s audited consolidated financial statements or disclosed in the notes thereto or in the notes to the other financial statements that are the subject of or disclosed in the notes thereto or in the notes to the other financial statements; (ii) Liabilities that have arisen after December 31, 2021 in the Ordinary Course of Business (none of which is a material Liability resulting from noncompliance with any applicable Laws or Permits, breach of contract, breach of warranty, tort, infringement, misappropriation, dilution, claim, or lawsuit); (iii) Liabilities to the extent incurred in connection with the Transactions; and (iv) other Liabilities that would not, individually or in the aggregate, reasonably expected to result in a Parent Material Adverse Effect.

(b)    As of the date of this Agreement, there is no existing condition, fact or set of circumstances that could reasonably be expected to result in any Liabilities relating to the Blue Owl Group Business as a result of COVID-19 and COVID-19 Measures that, individually or in the aggregate, would reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.5    No Parent Material Adverse Effect. Since May 19, 2021 through the date of this Agreement, there has been no Parent Material Adverse Effect.

Section 4.6    Absence of Certain Developments. Except as set forth on Section 4.6 of the Parent Disclosure Letter or as expressly contemplated by this Agreement, since May 19, 2021, (a) the Blue Owl Group Business has operated in all material respects in the Ordinary Course of Business, and (b) there has not been a material change in the Blue Owl Group’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, payment of accounts payable, or accrual of Taxes and expenses.

Section 4.7    Brokerage. Except as set forth on Section 4.7 of the Parent Disclosure Letter, no member of the Blue Owl Group has incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated by this Agreement or thereby, that would result in the obligation of the Company Group or the Blue Owl Group to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.8    Parent SEC Documents; Controls.

(a)    Parent has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since May 19, 2021, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (all such forms, reports, schedules, statements and other documents filed with the SEC, the “Parent SEC Documents”). As of their respective dates, each of Parent SEC Documents (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, as of the date of this Agreement, (i) none of the Parent SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Documents.

(b)    Each of the financial statements of Parent included in Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent, as of their respective dates and the results of operations and the cash flows of Parent, for the periods presented therein. Each of the financial statements of Parent included in Parent SEC Documents were derived from the books and records of Parent, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.

(c)    Since May 19, 2021, all comment letters received by Parent from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of Parent are publicly available on the SEC’s EDGAR website.

(d)    Since May 19, 2021, Parent has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (ii) 18 U.S.C.

Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any of Parent SEC Documents. Each such certification is correct and complete. Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC Filings. As used in this Section 4.8, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e)    Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 4.9    Information Supplied. The information supplied or to be supplied by Parent for inclusion in the Parent SEC Filings, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, and (b) the Closing (in each case, subject to the qualifications and limitations set forth in the materials provided by Parent or that are included in such filings), except that no warranty or representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company Group or their Affiliates for inclusion therein. The Parent SEC Filings will comply in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act (as applicable) and the rules and regulations thereunder.

Section 4.10    Tax Matters. Except as set forth on Section 4.10 of the Parent Disclosure Letter:

(a)    Each member of the Blue Owl Group has filed all income and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All income and other material Tax Returns filed by each member of the Blue Owl Group are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All income and other material amounts of Taxes due and payable by any member of the Blue Owl Group (taking into account applicable extensions) and for which the applicable statute of limitations remains open have been paid (whether or not shown as due and payable on any Tax Return).

(b)    No member of the Blue Owl Group is currently, and since May 19, 2021 no member of the Blue Owl Group has been, the subject of any Tax Proceeding with respect to any

Taxes or Tax Returns of or with respect to any member of the Blue Owl Group, no such Tax Proceeding is pending, and, to the Knowledge of Parent, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. No member of the Blue Owl Group has commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against each member of the Blue Owl Group have been fully paid, settled or withdrawn, and, to the Knowledge of Parent, no such deficiency has been threatened or proposed in writing against the applicable member of the Blue Owl Group.

(c)    Parent is and at all times since its formation has been classified as an “association” taxable as a corporation for U.S. federal income tax purposes. Each of Blue Owl Holdings and Blue Owl Carry is and all times since its formation has been classified as a partnership (but not a publicly traded partnership, as defined in Section 7704(b) of the Code) or disregarded entity for U.S. federal income tax purposes.

(d)    No member of the Blue Owl Group has deferred any “applicable employment taxes” under Section 2302 of the CARES Act, and each member of the Blue Owl Group has properly complied with all requirements for obtaining for all material credits received under Section 2301 of the CARES Act or any similar provision of U.S. state or local or non-U.S. Tax Law.

Section 4.11    Litigation. Except as set forth on Section 4.11 of the Parent Disclosure Letter, as of the date of this Agreement, there are no (and since May 19, 2021, there have not been any) Proceedings (a) seeking to revoke, reconsider the grant of, cancel, suspend or modify, or declare any of the Permits necessary for the operation of the Blue Owl Group Business invalid, (b) pending or, to the Knowledge of Parent, threatened against any member of the Blue Owl Group at law or in equity, or before or by any Governmental Entity, including any Proceedings that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement or by the Ancillary Agreements or (c) any material Orders from any Governmental Entity with respect to any member of the Blue Owl Group and no member of the Blue Owl Group has been notified by any Governmental Entity in writing to the effect that such Governmental Entity is contemplating issuing or requesting any such material Order, in each case, except as has not had or would not reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.12    Compliance with Laws. Except as would not reasonably be expected to materially impair the operations of the Blue Owl Group Business, taken as a whole, or would result in a Liability that is material to the Blue Owl Group Business, taken as a whole, (a) the Blue Owl Group is (and since May 19, 2021, has been) in compliance with all applicable Laws in all material respects, and (b) as of the date of this Agreement, no notices have been received by and, to the Knowledge of Parent, no oral notices have been received by and no Proceedings have been filed or threatened against any member of the Blue Owl Group alleging a violation of any such Laws.

Section 4.13    Regulatory Compliance. Except as set forth on Section 4.13 of the Parent Disclosure Letter, as of the date of this Agreement, (i) no exemptive Orders, “no-action” letters, or similar exemptions or regulatory relief have been obtained from the SEC and (ii) except as are not material to any member of the Blue Owl Group, no requests are pending therefor by Parent or, to the Knowledge of Parent, any of its Subsidiaries, excluding, in each case, ordinary course correspondence with the SEC or correspondence otherwise publicly filed within the SEC.

Section 4.14    Listing. Since May 19, 2021, Parent has complied, and is currently in compliance, with all applicable listing and corporate governance rules and regulations of the New York Stock Exchange (“NYSE”), in each case, in all material respects. The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “OWL.” As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent by NYSE or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or prohibit or terminate the listing of the Parent Common Stock on NYSE. Parent has not received any written or, to the Knowledge of Parent, oral deficiency notice from NYSE relating to the continued listing requirements of the Parent Common Stock. None of Parent or any of its Affiliates has taken any action that is designed to terminate the registration of the Parent Common Stock under the Securities Exchange Act.

Section 4.15    Merger Sub Business Activities. Each Merger Sub (a) has been or will be formed solely for the purpose of executing and delivering this Agreement and/or the Ancillary Agreements and consummating the transactions contemplated by this Agreement or thereby (as applicable); (b) is, or when formed will be, and at all times prior to the Closing will be, directly or indirectly, wholly-owned by Parent; (c) has not engaged, and prior to the Closing will not engage, in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement and/or the Ancillary Agreements and the consummation of the Transactions; (d) other than its Governing Documents, this Agreement and any Ancillary Agreement (as applicable), is not, and at all times prior to the Closing will not be, party to or bound by any Contract, commitment or Order; and (e) other than the performance of its obligations under its Governing Documents, this Agreement and/or any Ancillary Agreement (as applicable), has no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP.

Section 4.16    Inspections; Company Representations. Parent is an informed and sophisticated purchaser, and has engaged advisors experienced in the evaluation and investment in businesses such as the Company Group. Parent has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Parent agrees to engage in the transactions contemplated by this Agreement based upon, and has relied solely on, its own inspection and examination of the Company Group and on the accuracy of the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by the Company Group pursuant to this Agreement and disclaims reliance upon any express or implied representations or warranties of any nature made by the Company Group or its Affiliates or representatives, except for those set forth in Article III and in any Ancillary Agreement or certificate delivered by the Company Group pursuant to this Agreement.

Section 4.17    Sufficient Funds. As of the date of this Agreement, assuming satisfaction of the condition set forth in Section 2.7(f), Parent has, and will have on the Closing Date sufficient funds to consummate the Transactions, including the payments contemplated under Article II.

Section 4.18    Affiliate Transactions. Except as set forth on Section 4.18 of the Parent Disclosure Letter or with respect to any Parent Employee Benefit Plans, there is no material agreement, contract, commitment, or transaction among any member of the Blue Owl Group, any director, officer or employee of any member of the Blue Owl Group, any individual related by blood, marriage or adoption to any such individual nor any Affiliates of any such Person.

Article V

INTERIM OPERATING COVENANTS

Section 5.1    Interim Operating Covenants of the Company Group.

(a)    From the date of this Agreement until the earlier of: (1) the date this Agreement is terminated in accordance with Article VIII and (2) the Closing Date (such period, the “Pre-Closing Period”), unless Parent shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as specifically contemplated by this Agreement or the Ancillary Agreements (including the Company Reorganization and the transactions contemplated by Section 6.10 and Section 6.16) or as required by applicable Laws, (y) as set forth on Section 5.1(a) of the Company Disclosure Letter or (z) other than in respect of the restrictions set forth in subclauses (a)(i), (iii), (iv), (v), (ix), (x), (xii), (xiv), (xvi), (xviii), (xix), (xx), (xxi) or (xxiii) in respect of the foregoing to the extent that any action is reasonably required to be taken or omitted to be taken in response to or related to the actual or anticipated effect on the Company Group of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (z) in connection with or in response to COVID-19, the Company Group shall (A) cause the Company Group Business to be conducted and operated in all material respects in the Ordinary Course of Business and (B) use commercially reasonable efforts to (I) preserve the Company Group Business and its relationships (including relationships with Clients of the Company Group Business) in all material respects (for the avoidance of doubt, subject to the Company Group’s compliance with their respective obligations under Section 6.1, the failure to obtain any Consent from any Client of the Company Group Business shall not constitute a breach of this clause (ii)(A)) and (II) keep available the service of the Company Group Employees who remain employed in the Company Group and in good standing or who do not resign for any reason (provided that none of the Company Group or its Affiliates shall be required to incur any cost or expense to do so in excess of the compensation paid to the Company Group Employees in the Ordinary Course of Business), and the Company Group shall not:

(i)    amend or otherwise modify any of the Governing Documents of any member of the Company Group;

(ii)    make any material changes to the accounting policies, methods or practices of the Company Group, other than as required by GAAP or in connection with the completion of the Required Financials, applicable Law or any Governmental Entity with competent jurisdiction;

(iii)    sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities), convey or otherwise dispose of (x) any Equity Securities of any member of the Company Group or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating any member of the Company Group to issue, deliver or sell any Equity Securities of any member of the Company Group;

(iv)    declare, make or pay any non-cash dividend or other non-cash distribution by any member of the Company Group to any equityholder of any member of the Company Group, other than to another member of the Company Group;

(v)    adjust, split, combine or reclassify any Equity Securities of a member of the Company Group;

(vi)    (A) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (other than (1) additional Indebtedness under existing credit facilities, (2) capital leases entered into in the Ordinary Course of Business, and (3) Indebtedness that will be accounted for in the Company Indebtedness Amount), (B) make any advances or capital contributions to, or investments in, any Person, other than a member of the Company Group or a Company Fund (or any of its Subsidiaries) or otherwise in the Ordinary Course of Business, or (C) amend or modify in any material respect any Indebtedness;

(vii)    with respect to the Company Group, commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments to make such capital expenditures), other than capital expenditures in an amount not to exceed $1,000,000, excluding for this purpose, capital commitments to Company Funds raised prior to the Closing or increases of capital commitments to existing Company Funds;

(viii)    enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) or waive compliance with any material term of any Company Material Contract or enter into any Contract that if entered into prior to the date of this Agreement would be a Company Material Contract (excluding, for these purposes, any Client Contract), in each case other than in the Ordinary Course of Business and solely to the extent such amendment, termination or waiver would not reasonably be expected to materially and adversely impact the Company Group Business, taken as a whole;

(ix)    other than assets acquired in the Ordinary Course of Business, acquire the business, properties or assets, including Equity Securities of another Person (other than in respect of a general partner commitment of a Company Fund), except, in each case, for acquisitions for which consideration in an aggregate amount (for all such acquisitions) is not greater than $3,000,000 and the consideration for which is payable only in cash, so long as, based upon the advice of the Company Group’s accountants, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by AICPA (whether through merger, consolidation, share exchange, business combination or otherwise);

(x)    adopt or effect any merger, plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, any member of the Company Group or otherwise in respect of the Company Group Business, except for (w) Permitted Liens, (x) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 5.1(a)(vi), (y) liquidations or dissolutions in the Ordinary Course of Business and (z) as required or contemplated by this Agreement;

(xi)    compromise, commence or settle any pending or threatened Proceeding involving payments (exclusive of attorney’s fees) by the Company Group not covered by insurance in excess of $1,000,000 in any single instance or in excess of $5,000,000 in the aggregate;

(xii)    except as required under applicable Law or the terms (as in effect on the date of this Agreement) of any Company Employee Benefit Plan existing as of the date of this Agreement and set forth on Section 3.16(a) of the Company Disclosure Letter: (A) increase or decrease the compensation, benefits, bonus, severance or termination pay of any current or former Company Group Employee or any current or former director, officer or other individual service provider of the Company Group (in each case, other than any increase in the Ordinary Course of Business of the base salary of a Company Group Employee with annual base compensation below $150,000 both prior to and after such increase), (B) become a party to, establish, adopt, materially amend (other than as required by applicable Law or as part of an annual renewal for any fully-insured health and/or welfare benefits) or terminate any Company Employee Benefit Plan, or any arrangement, agreement, plan, practice, Contract or policy that would be a Company Employee Benefit Plan if in effect as of the date of this Agreement, (C) grant, or take any action to accelerate the vesting, funding, payment or lapsing of restrictions with respect to, any compensation or benefits (including any equity or equity-based compensation, retention, severance or other long-term incentive compensation) under any Company Employee Benefit Plan or otherwise, (D) amend or modify any award outstanding under any Company Employee Benefit Plan or otherwise, (E) enter into, amend, modify, extend or terminate any CBA, or recognize or certify any labor union, works council, labor organization or employee representative as the bargaining representative for any Company Group Employees, (F) forgive any loans, or issue any loans (other than advances for any non-material business expenses issued in the Ordinary Course of Business) to, any current or former Company Group Employee or any current or former employee, officer, director or individual consultants of the Company Group, (G) hire or engage, terminate (other than for “cause”), furlough or temporarily lay off any employee, officer, director or consultant with annual compensation at or above $150,000, (H) terminate, modify, amend or waive any restrictive covenant agreement or any term thereof, with any current or former Company Group Employee or any current or former employee, officer, director or individual consultant of the Company Group in order to make such agreement or term less restrictive; or (I) implement or announce any layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, or material work schedule changes which would trigger notice requirements under the WARN Act;

(xiii)    sell, lease, assign, transfer, convey, license, sublicense, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens), in or on, any material rights or assets owned by, or leased or licensed to, the Company Group, other than (y) in the Ordinary Course of Business or (z) in the case of assets with an aggregate fair market value less than $3,000,000;

(xiv)    disclose any trade secrets and any other material confidential information relating to the Company Group (other than pursuant to a written confidentiality agreement with provisions restricting the use and disclosure of such trade secrets and confidential information);

(xv)    fail to take any commercially reasonable action required to maintain (in all material respects) any material insurance policies of the Company Group (solely as they relate to the Company Group) in force (other than (A) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (B) with respect to any policy that covers any asset or matter that has been disposed of or is no longer subsisting or in application), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (w) substitution of an insurance policy by an insurance policy with a substantially similar coverage, (x) with respect to any policy that covers any asset or matter that has been disposed of or is no longer subsisting or in application, (y) actions in the Ordinary Course of Business, or (z) actions set forth on Section 5.1(a)(xv) of the Company Disclosure Letter);

(xvi)    enter into a new line of business within the Company Group if such new line of business is materially inconsistent with the Company Group’s existing business strategy, it being acknowledged and agreed that the Company Group may, without obtaining any consent of Parent pursuant to this Section 5.1(a), engage in business in respect of new products within the real estate asset management business;

(xvii)    amend or otherwise modify in any material respect any existing material risk management procedures or material compliance procedures or policies as they relate to the Company Group in a manner that would materially loosen restrictions on monitoring such business, other than in the Ordinary Course of Business;

(xviii)    accelerate or take any action for the purpose of accelerating the payment or receipt of any management fees or other amounts payable by a Company Fund to the Company Group or its Affiliates;

(xix)    enter into any agreement that limits, curtails or restricts the kinds of businesses which the Company Group Business may conduct or the Persons with whom the Company Group Business can compete;

(xx)    (1) terminate any Client Contract of the Company Group or other material Company Fund Documentation, (2) modify any economic terms of any Client Contract of the Company Group or other material Company Fund Documentation or (3) modify in any material respect any other terms of any Client Contract of the Company Group or other material Company Fund Documentation;

(xxi)    enter into, renew or modify any Company Prohibited Affiliate Transaction;

(xxii)    except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes, other than in the Ordinary Course of Business, (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes other than in the Ordinary Course of Business, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 5.1(a)(xxii) of the Company Disclosure Letter (other than extensions resulting from the extension of the time to file any applicable Tax Return), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), or (8) surrender any right to claim any refund of a material amount of Taxes;

(xxiii)    from the Measurement Time until the Closing, (A) incur any Indebtedness or (B) use any of the Company’s cash or cash equivalents to (x) pay any Company Transaction Expenses or Indebtedness, (y) make dividends or distributions or (z) repurchase Equity Securities; or

(xxiv)    agree or commit to do any of the foregoing.

(b)    Nothing contained in this Agreement shall be deemed to give Parent, directly or indirectly, the right to control or direct the Company Group or any operations of the Company Group Business prior to the Closing. Prior to the Closing, the Company Group shall exercise, consistent with the terms and conditions of this Agreement, control over their respective businesses and operations.

Section 5.2    Interim Operating Covenants of Parent.

(a)    During the Pre-Closing Period, unless the Company Group shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as specifically contemplated by this Agreement or the Ancillary Agreements or as required by applicable Laws or as would be reasonably likely to be inconsistent with the Parent Board’s fiduciary duties under applicable Law, (y) as set forth on Section 5.2(a) of the Parent Disclosure Letter or (z) to the extent that any action is reasonably required to be taken or omitted to be taken in response to or related to the actual or anticipated effect on the Blue Owl Parties of COVID-19 or any COVID-19 Measures, the Blue Owl Parties shall (A) cause the Blue Owl Group Business to be conducted and operated in all material respects in the Ordinary Course of Business and (B) use commercially reasonable efforts to preserve the Blue Owl Group Business and its relationships (including relationships with accounts, funds and vehicles managed, sponsored or advised by the Blue Owl Group Business) in all material respects, and the Blue Owl Parties shall not, and shall cause the other members of the Blue Owl Group not to:

(i)    amend or otherwise modify any of the Governing Documents of any member of the Blue Owl Group in any manner that would be adverse in any material respect to any other Party to this Agreement, and applied in a disproportionate manner to any Company Group Holder as compared to any of the Key Individuals (as defined in the Investor Rights Agreement), except as otherwise required by Law or consented to by such other Party;

(ii)    issue any Equity Securities that would dilute or otherwise adversely affect in any material respect the Equity Securities to be received by the Company Group Holders in connection with the Transactions in a manner disproportionate to the Equity Securities held directly or indirectly by any of the Key Individuals (as defined in the Investor Rights Agreement);

(iii)    enter into, amend or modify, or waive any material provision of, any material Contract or transaction between Parent or any of its Subsidiaries, on the one hand, and any of the Key Individuals (as defined in the Investor Rights Agreement), on the other hand;

(iv)     except to the extent required by applicable Law, make, change or revoke any material election relating to Taxes that would reasonably be expected to, directly or indirectly, adversely affect in any material respect the Company Group Holders in a manner disproportionate to any of the Key Individuals (as defined in the Investor Rights Agreement); or

(v)    agree or commit to do any of the foregoing.

(b)    Nothing contained in this Agreement shall be deemed to give the Company Group, directly or indirectly, the right to control or direct any member of the Blue Owl Group prior to the Closing. Prior to the Closing, the Blue Owl Parties shall exercise, consistent with the terms and conditions of this Agreement, control over its business.

Article VI

PRE-CLOSING AND OTHER COVENANTS

Section 6.1    Company Fund Consents.

(a)    Company Funds. With respect to each Company Fund, the Company Group shall use commercially reasonable efforts to obtain, as promptly as reasonably practicable following the date of this Agreement, the consent of such Company Fund to the “assignment” (as defined in the Investment Advisers Act) of its Client Contract resulting from the consummation of the transactions contemplated by this Agreement in the manner required by the terms of such Client Contract and/or applicable Law (such consents required for each Company Fund, the “Requisite Company Fund Approval”). In furtherance of the foregoing, the Company Group shall send, as promptly as reasonably practicable following the date of this Agreement, a written notice (a “Company Transaction Notice”) informing such investors of such Company Funds of the transactions contemplated by this Agreement and requesting the written consent of such investors to such “assignment” (as defined in the Investment Advisers Act) and including the items set forth in Section 6.1(a) of the Company Disclosure Letter. The Parties agree that a Company Fund shall be deemed to have so consented for all purposes under this Agreement and the Requisite Company Fund Approvals shall have been obtained (and have not been withdrawn or superseded) if the following requirements shall have been satisfied prior to Closing:

(i)    For each Company Fund (other than ERS Private Real Estate Emerging Manager II, L.P.), the written consent of limited partners, shareholders or other investors of such Company Fund representing more than 50% of the total capital commitments of such Company Fund (or such higher percentage of total capital commitments as may be required for investors or limited partners to provide consents under the applicable Governing Documents or Client Contracts for such Company Fund) has been obtained (and has not been withdrawn or superseded) to the “assignment” (as defined in the Investment Advisers Act) of its Client Contract resulting from the consummation of the transactions contemplated by this Agreement.

(ii)    For ERS Private Real Estate Emerging Manager II, L.P., the written consent of the advisory board thereof has been obtained (and has not been withdrawn or superseded) to the “assignment” (as defined in the Investment Advisers Act) of its Client Contract resulting from the consummation of the transactions contemplated by this Agreement.

(b)    Parent shall reasonably cooperate with the Company Group and its Affiliates in connection with the obtaining of consents under this Section 6.1. Without limiting the generality of the foregoing, upon the request of the Company Group, Parent shall use its commercially reasonable efforts in connection with the obtaining of consents under this Section 6.1, including, if reasonably requested by the Company Group, participating with the Company Group in calls and meetings with any Company Fund, its advisory committee or any material investor therein. With respect to any Person that becomes a Client after the date of this Agreement but prior to Closing, the Company Group shall obtain the written consent of such Person, including such Client’s investors, to the transactions contemplated hereunder prior to entering into a Client Contract. The Company Group and its Affiliates shall take reasonable steps to keep Parent reasonably informed of the status of the Company Group’s and its Affiliates’ efforts to obtain the Company Fund consents in a timely manner, including by providing copies of any material formal written communications with any Company Fund (including the limited partners thereof) with respect to transactions contemplated by this Agreement, its anticipated effect on the operation of the business following Closing and the Company Fund consent process. For the avoidance of doubt and without limiting the generality of the foregoing, Parent shall have the right and reasonable opportunity to review drafts of any consent solicitation materials in advance of dissemination of such materials to the applicable recipients thereof, including any materials that incorporate information regarding the transactions contemplated by this Agreement or Parent or its Affiliates, in each case, other than materials that are substantively similar to prior materials already provided to Parent. Parent shall have the right to provide comments on such materials, which the Company Group shall reasonably consider in good faith.

(c)    Prior to Closing, without the prior written consent of the Company Group, none of Parent or its Affiliates, employees, directors, officers or agents shall, directly or indirectly, contact or communicate with any Company Fund, any limited partner or similar investor in a Company Fund, any Affiliate of a Company Fund or any consultant or similar Person, in each case, regarding the transactions contemplated by this Agreement and the Ancillary Agreements. For the avoidance of doubt, nothing contained herein shall restrict any contact or communication by Parent or its Affiliates in the Ordinary Course of Business and not in connection with the transactions contemplated by this Agreement or as otherwise expressly required by this Agreement. None of Parent or its Affiliates shall take any action for the purpose of adversely affecting the Company Group’s ability to obtain the consent of any Client.

(d)    Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), neither the Company Group nor any of its Affiliates shall offer or enter into any, or amend any existing, fee waiver, fee reduction, fee modification, expense waiver or similar arrangement with respect to a Company Fund pursuant to Client Contract or offer any other modification of a Client Contract in connection with the consent process under this Section 6.1, or otherwise offer or make any payment or concession with respect to a Company Fund to obtain any consent under this Section 6.1 that would otherwise adversely affect the economic value of such Company Fund relationship or materially modify any other term, except as consented to by Parent.

Section 6.2    Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. The Company Group shall use commercially reasonable efforts, and Parent shall cooperate in all reasonable respects with the Company Group, to solicit and obtain the Consents as agreed by the Parties, prior to the Closing, of the Persons who are parties to the Contracts specified in Section 3.3(b)(iii) of the Company Disclosure Letter and from whom the Company Group elects to seek Consent; provided that receipt of such Consents shall not be a condition to the Closing under this Agreement except as otherwise expressly set forth herein; provided, further, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such Consent or as otherwise expressly set forth herein).

Section 6.3    Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth in this Agreement, and such provisions are incorporated in this Agreement by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives are aware (or upon receipt of any material nonpublic information of any other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Parent, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 6.4    Access to Information.

(a)    During the Pre-Closing Period, upon reasonable prior written notice, the Company Group shall afford the representatives of Parent reasonable access, during normal business hours, to the properties, books and records of the Company Group and furnish to the representatives of Parent such additional financial and operating data and other information regarding the Company Group as Parent or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement (provided that Parent shall abide by the terms of the Confidentiality Agreement).

(b)    Each of Parent and the Company Group shall coordinate its access rights with the Company Group to reasonably minimize any inconvenience to, or interruption of, the conduct of the Company Group.

(c)    Notwithstanding anything to the contrary in this Section 6.4, none of the Company Group or any of its representatives shall be required to disclose any information to any other Party to this Agreement during the Pre-Closing Period if such disclosure would (i) jeopardize any attorney-client or other applicable legal privilege, (ii) require disclosure of any trade secrets of the Company Group or of third parties, as applicable, or (iii) contravene any applicable Laws; provided that the Company Group and its representatives (as applicable) shall use commercially reasonable efforts to cooperate with each other in connection with providing reasonable access to Parent and its Affiliates or representatives, in a manner that does not result in any of the foregoing.

(d)    From and after the Closing, Parent and its Subsidiaries shall make or cause to be made available to the Sellers’ Representative (including the right to copy at its sole expense) all books, records and documents (including in electronic form) relating to (i) periods prior to the Closing Date of any member of the Company Group (and the reasonable assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (x) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding brought or threatened to be brought by Company Group Holders or their respective Affiliates arising under this Agreement), (y) preparing reports to Governmental Entities or (z) verifying amounts set forth in the Post-Closing Statement as contemplated by Section 2.11, and (ii) until March 31, 2026, the determination of all calculations of Quarterly Management Fee Revenue.

(e)    Parent shall cause (at its sole expense) each member of the Company Group to maintain and preserve all such books, records and other documents in the possession of the Company Group as of the Closing Date for the greater of (x) six years after the Closing Date and (y) any applicable statutory or regulatory retention period, as the same may be extended. Notwithstanding anything in this Section 6.4 to the contrary, the Parties shall not be required to provide any access or information to any other Party which constitutes information protected by attorney-client privilege or which would violate any applicable Law; provided that the Parties shall use commercially reasonable efforts to cooperate in connection with providing reasonable access in a manner that does not cause a loss of such privilege or a violation of such applicable Law. This Section 6.4 shall not apply to Taxes or Tax matters, which are the subject of Article VII.

Section 6.5    Notification of Certain Matters.

(a)    During the Pre-Closing Period, the Company Group shall disclose to Parent in writing any development, fact or circumstance of which it has Knowledge or of which it receives a written notice or other written communication from a third party (including any Governmental Entity), arising before or after the date of this Agreement, that would cause or would reasonably be expected to result in the failure of any of the conditions set forth in Section 2.6 or Section 2.7 to be satisfied; provided that such disclosure shall not (x) cure any breach of the Company Group’s representations and warranties set forth in Article III or failure of the Company Group to comply with or perform any of its covenants or obligations set forth in this Agreement or (y) be deemed to be an acknowledgement or admission by the Company Group regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

(b)    During the Pre-Closing Period, Parent shall disclose to the Company Group in writing any development, fact or circumstance of which Parent has Knowledge or of which it receives a written notice or other written communication from a third party (including any Governmental Entity), arising before or after the date of this Agreement, that would cause or would reasonably be expected to result in the failure of any of the conditions set forth in Section 2.6 or Section 2.8 to be satisfied; provided that such disclosure shall not (x) cure any breach of Parent’s representations and warranties set forth in Article IV or failure of Parent to comply with or perform any of its covenants or obligations set forth in this Agreement or (y) be deemed to be an acknowledgement or admission by Parent regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 6.6    Regulatory Approvals; Efforts.

(a)    Each Party shall use commercially reasonable efforts to promptly file all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated by this Agreement to be filed as promptly as practicable after the execution of this Agreement (and in any event within 10 Business Days following the execution of this Agreement), (ii) request early termination of the waiting period relating to such HSR Act filings, (iii) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to the HSR Act and (iv) otherwise use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable. The Parties shall use commercially reasonable efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the applicable filings, applications or notifications. Each Party shall promptly inform the other Party of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated by this Agreement. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then such Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable.

(b)    The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Party and their counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Parties in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c)    Each Party shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.6(c), each Party shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d)    Parent shall not take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement as a result of the application of any Antitrust Law.

(e)    Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 6.3, nothing in this Section 6.6 shall require Parent, the Company Group or any of their respective Affiliates to take any action with respect to any of their respective Affiliates (other than, with respect to Parent, Parent’s Subsidiaries), any of their respective affiliated investment funds, including the Company Funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Parent, the Company Group or their respective Affiliates (other than, with respect to Parent, Parent’s Subsidiaries), or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of Parent, the Company Group or any of their respective Affiliates (other than, with respect to Parent, Parent’s Subsidiaries), any of their respective affiliated investment funds, including the Company Funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Parent, the Company Group or their respective Affiliates, or any interests therein. Notwithstanding anything to the contrary in this Section 6.6, none of the Parties or any of their respective Affiliates shall be required to take any action, or commit to take any action, or agree to any condition or limitation pursuant to this Section 6.6 that is not conditioned on the Closing.

Section 6.7    Communications; Press Release; SEC Filings.

(a)    Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the transactions contemplated by this Agreement or any matter contemplated by the foregoing shall not be issued by any of the Parties or their respective Affiliates without the prior written consent of each of Parent and the Company Group, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any public announcement that is required by applicable Law or the requirements of any national securities exchange (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated by this Agreement consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement (including, for the avoidance of doubt, the Signing Form 8-K and Closing Form 8-K) to their directors, officers, employees, service providers, other material business relationships and other interested parties without the consent of the other Parties; provided, further, that subject to this Section 6.7, the foregoing shall not prohibit any Party from communicating on a confidential basis with third parties to the extent necessary for the purpose of seeking any third-party Consent in accordance with this Agreement.

(b)    As promptly as practicable, and in any event within four Business Days, following the date of this Agreement, Parent shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”), and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Parent shall provide the Company Group with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith.

(c)    Parent and the Company Group will also use their respective commercially reasonable efforts to take any other action required to be taken under the Securities Act, the Securities Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the transactions contemplated by this Agreement.

(d)    At least five days prior to Closing, Parent shall begin preparing, and the Company Group will reasonably cooperate in preparing, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Parent shall provide the Company Group with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Parent shall not file any such documents with the SEC without the prior written consent of the Company Group (such consent not to be unreasonably withheld, conditioned or delayed). Concurrently with the Closing, Parent shall distribute the Closing Press Release, and within four Business Days thereafter, file the Closing Form 8-K with the SEC.

(e)    The Company Group shall use commercially reasonable efforts to deliver to Parent no later than 45 days after the date of this Agreement, (i) the audited combined balance sheet of the Required Financials Group as of December 31, 2020 and the related audited combined statements of income and comprehensive loss, cash flows and shareholders’ equity of the Required Financials Group for the year ended December 31, 2020, each audited in accordance with the auditing standards of the AICPA and together with related footnotes required under GAAP, and (ii) an unaudited combined balance sheet of the Required Financials Group and related unaudited combined statements of income and comprehensive loss, cash flows and shareholders’ equity of the Required Financials Group for the 9 month periods ended September 30, 2021 prepared in accordance with GAAP and reviewed by an independent auditor under SAS 100 and together with related footnotes required under GAAP (together with the audited financial statements in clause (i), the “Required Financials”); provided that if the Closing occurs on or after February 12, 2022, the Company Group shall use commercially reasonable efforts to deliver to Parent as promptly as practicable after such date, and the “Required Financials” shall thereafter mean, the audited combined balance sheet of the Required Financials Group as of December 31, 2021 and the related audited combined statements of income and comprehensive loss, cash flows and shareholders’ equity of the Required Financials Group for the year ended December 31, 2021, each audited in accordance with the auditing standards of the AICPA and together with related footnotes required under GAAP.

Section 6.8    Expenses. Except as otherwise provided in this Agreement, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations under this Agreement and thereunder and the consummation of the transactions contemplated by this Agreement and thereby.

Section 6.9    D&O Indemnification and Insurance.

(a)    Beginning on the Closing Date and continuing until the sixth anniversary of the Closing Date, Parent (i) shall cause each of the Company Group to maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Governing Documents of such member of the Company Group, or in any indemnification agreement or arrangement, in each case, in effect as of the date of this Agreement (the “D&O Provisions”) in favor of any current or former director, officer, member, manager, employee, agent or representative (in each case, or their functional equivalent) of any member of the Company Group, including any Company Group Holder (collectively, with such Person’s heirs, executors or administrators, the “Company Group Indemnified Persons”), in each case relating to acts, omissions, circumstances or events existing or occurring at or prior to Closing, and Parent shall, and shall cause each of the members of the Company Group to perform and discharge such member of the Company Group’s respective obligations to provide such indemnification, advancement of expenses, exculpation and other limitations of Liability from and after the Closing for a period of the later of six years or until the settlement or final adjudication of any Proceeding commenced during such period, and (ii) shall not, and shall not permit any member of the Company Group to amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any Company Group Indemnified Person, in each case relating to acts, omissions, circumstances or events existing or occurring at or prior to Closing, without the written consent of such affected the Company Group Indemnified Person (it being agreed that each the Company Group Indemnified Person shall be a third-party beneficiary of this Section 6.9). After the Closing, in the event that any member of the Company Group or its successors (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, Parent shall cause proper provision to be made so that the successors of the member of the Company Group or transferees of such Persons’ assets or properties (as applicable) shall succeed to and be bound by the obligations set forth in this Section 6.9.

(b)    Without limiting the foregoing, following the Closing, Parent shall, and shall cause each member of the Company Group to: (i) indemnify, defend and hold harmless, and advance expenses to, the Company Group Indemnified Persons with respect to all acts or omissions by them in their capacities as such at any time prior to and including the Closing (including any matters arising in connection with this Agreement or the transactions contemplated by this Agreement), to the fullest extent that Parent and each member of the Company Group would be permitted by applicable Law; and (ii) pay in advance of the final disposition of any actual or threatened Proceeding against any Company Group Indemnified Person the expenses (including reasonable attorneys’ fees) of any Company Group Indemnified Person upon receipt, if required by applicable Laws, the Governing Documents of such member of the Company Group, as applicable, or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such Company Group Indemnified Person is not entitled to be indemnified by applicable Laws.

(c)    Tail Policy. Prior to the Closing Date, Parent shall purchase and maintain in effect for a period of six years thereafter, pre-paid, non-cancellable “run-off” directors and officers liability, errors and omissions, fiduciary, professional liability and employment practices liability insurance covering those Persons who are covered as of the Closing Date under the Company Group’s then existing respective policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any of Company Group’s then existing respective policies as of the Closing Date, with respect to acts, omissions, circumstances or events existing or occurring at or prior to the Closing Date.

Section 6.10    Employee Matters.

(a)    For a period of twelve (12) months following the Closing Date (or, if earlier, until the termination date of the relevant Continuing Employee), Parent shall provide, or cause to be provided, each Company Group Employee who is actively employed by the Company Group immediately prior to the Closing and who continues to be employed by the Company Group as of the Closing (each, a “Continuing Employee”) with: (i) an annual base salary or a base wage rate, as applicable, that is no less favorable than that provided to such Continuing Employee as of immediately prior to the Closing Date, (ii) target annual cash incentive compensation opportunities in accordance with such principles set forth on Section 6.10(a)(ii) of the Company Disclosure Letter, (iii) employee benefits (excluding any equity or equity-based, nonqualified deferred compensation, retention, incentive, bonus, change in control or transaction compensation arrangements or defined benefit pension or post-termination or retiree health and welfare benefits, collectively, the “Excluded Benefits”) that are the same as such employee benefits offered to employees of the Blue Owl Group (subject to the exclusion of the Excluded Benefits) and that are substantially comparable, in the aggregate, to those provided to such Continuing Employees as of immediately prior to the Closing Date, and (iv) severance or termination benefits that are no less favorable than those applicable to such Continuing Employee as of immediately prior to the Closing Date, and that are payable pursuant to the same terms and conditions as in effect as of immediately prior to the Closing Date. Notwithstanding the foregoing, during the twelve (12) month period set forth in the immediately foregoing sentence, in the event that the Parent Employee Benefit Plans that replace the Company Employee Benefit Plans provide benefits that vary in any significant respect with respect to level of or cost of benefits, Parent agrees to provide additional compensation or benefits to offset the value of the benefits foregone under the Company Employee Benefit Plans.

(b)    With respect to any Parent Employee Benefit Plan (excluding any Parent Employee Benefit Plan that provides Excluded Benefits) in which Continuing Employees may become eligible to participate following the Closing, for purposes of determining eligibility to participate, vesting, level of benefits and benefit accruals, each Continuing Employee’s past service with the Company Group (as well as service with any predecessor employer thereto, to the extent service was recognized by the Company Group under the corresponding Company Employee Benefit Plan as of immediately prior to the Closing) shall be recognized as service with Parent or any of Parent’s Subsidiaries (including, following the Closing, the Parent Acquired Companies); provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c)    Parent shall use commercially reasonable efforts to cause to be waived any pre-existing condition limitation, exclusions, actively-at-work requirements, waiting periods and any other similar restriction that would prevent immediate participation under any Parent Employee Benefit Plan that replaces an analogous Company Employee Benefit Plan in which Continuing Employees participate following the Closing that is a group health plan, except to the extent that such pre-existing condition limitation, exclusions, actively-at work requirements and waiting periods would have been satisfied under the comparable Company Employee Benefit Plan as of immediately prior to the Closing Date. Parent shall use commercially reasonable efforts to cause to be recognized, the dollar amount of all expenses incurred by each Company Group Employee (and his or her eligible dependents) prior to the Closing Date in the same plan year in which the Closing Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under any Parent Employee Benefit Plan in which Continuing Employees participate following the Closing that is a welfare benefit plan, as if there had been a single continuous employer during such year.

(d)    At the written request of the Parent provided no later than five days prior to the Closing Date, the Company shall, at least one Business Day prior to the Closing Date, adopt written resolutions (or take other necessary and appropriate action) to terminate, cease contributions to, and one hundred percent (100%) vest all participants under the Company 401(k) Plan, in each case, to be effective no later than the Business Day preceding the Closing Date; provided, however, that such Company 401(k) Plan termination, cessation of contributions and vesting may be made contingent upon the Closing.

(e)    This Section 6.10 shall be binding upon and inure solely to the benefit of the parties to this Agreement. Nothing in this Section 6.10, express or implied, is intended to (i) confer upon any person, other than the parties to this Agreement, any rights or remedies of any nature whatsoever; (ii) constitute the establishment, adoption, modification, amendment or termination of any Employee Benefit Plan; (iii) prevent Parent from (x) establishing, adopting, amending, modifying or terminating any Employee Benefit Plan in accordance with its terms, or (y) terminating the employment of any Continuing Employee. No provision of this Section 6.10 creates any third-party beneficiary rights in any current or former employee, director or consultant in respect or continued employment, compensation entitlements, or any other matter.

(f)    The Company Group shall have taken all such actions set forth on Section 6.10(f) of the Company Disclosure Letter.

Section 6.11    Section 280G Matters. To the extent necessary, prior to the Closing, the Company Group shall use its reasonable best efforts to obtain, from each individual who has a right (whether or not contingent) to any payments and/or benefits as a result of or in connection with the Transactions that, individually or in the aggregate, could be deemed to constitute “parachute payments” within the meaning of Section 280G of the Code (“Section 280G Payments”), a written agreement waiving such individual’s right to receive such portion of such payments and/or benefits to the extent necessary so that none of the remaining payments and/or benefits applicable to such individual would reasonably be expected to constitute “parachute payments” (as defined in Section 280G(b)(2) of the Code) (such waived portion, the “Waived 280G Benefits”), and accepting in substitution for the Waived 280G Benefits the right to receive the Waived 280G Benefits only if approved by the requisite stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code. In connection with the foregoing, Parent shall provide the Company Group with all information reasonably necessary and available to Parent to allow the Company Group to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Parent or its Affiliates (“Parent Payments”), together with all Section 280G Payments, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least ten (10) Business Days prior to the Closing Date; there shall be no breach of this Section 6.11 or Section 3.16(f) resulting from the Company Group’s failure to include any Parent Payments in the Section 280G materials due to Parent’s failure to provide such information in respect of the Parent Payments. Promptly following the execution of such waivers, and in all events prior to the Closing, the Company Group shall solicit the approval of the requisite stockholders of any Waived 280G Benefits to the extent and in the manner required under Section 280G(b)(5)(B) of the Code; provided, that in no event shall the Company Group be deemed in breach of this Section 6.11 or Section 3.16(f) if any such individual refuses to waive any such rights, despite the Company’s reasonable best efforts, or if the stockholders fail to approve any Waived 280G Benefits. Within a reasonable time prior to soliciting such waivers and approvals, respectively, the Company Group shall provide drafts of such waivers and such stockholder approval materials (together with the calculations and supporting documentation) to Parent for Parent’s review and comment, which the Company Group shall consider and incorporate in good faith. To the extent that any of the Waived 280G Benefits are not approved by the requisite stockholders as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company Group shall deliver to Parent evidence that a vote of the requisite stockholders was solicited in accordance with the foregoing provisions of this Section 6.11 and that either (i) the requisite number of votes was obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

Section 6.12    Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated by this Agreement, the Company Group shall not and shall instruct each of its directors and officers not to, directly or indirectly, engage in any transactions involving the securities of Parent without the prior written consent of Parent.

Section 6.13    Merger Subs. Parent shall take all actions necessary to (a) cause the Merger Subs to perform their respective obligations under this Agreement and to consummate the Merger and the other transactions set forth in Section 2.2 on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Closing Date, the Merger Subs shall not conduct any business, or incur or guarantee any Indebtedness or make any investments, other than as specifically contemplated by this Agreement.

Section 6.14    Exclusivity-Related Matters.

(a)    From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Section 8.1, the Company Group shall not, directly or indirectly (i) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than Parent (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through any virtual data room) any information relating to the Company Group, or afford access to the assets, business, properties, books or records relating to the Company Group to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so. Notwithstanding anything herein to the contrary, this Section 6.14(a) shall not restrict, or be deemed to restrict, the Company Group from taking any actions as described in Section 6.14(a) of the Company Disclosure Letter.

(b)    From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Section 8.1, if Parent engages in material discussions in respect of any transaction with any Person or group of Persons other than the Company Group (and their respective representatives, acting in their capacity as such) that would reasonably be expected to lead to the acquisition, directly or indirectly, by Parent of a Person that conducts, in any significant respect, a real estate asset management business, then Parent shall promptly deliver written notice thereof to the Company Group. Each Party hereby acknowledges that, and agrees to advise its representatives who are informed as to any matters in connection with this Section 6.14(b), that such matters shall be subject to (i) the Confidentiality Agreement and (ii) state and federal Laws, including the Securities Laws, which impose restrictions on the dissemination of such information and on trading securities when in possession of such information.

Section 6.15    Sellers’ Representative.

(a)    The Company Group hereby irrevocably constitutes and appoints the Sellers’ Representative as its true and lawful attorney in fact and agent and authorizes the Sellers’ Representative to act for each member of the Company Group and in such Company Group member’s name, place and stead in any and all capacities under this Agreement and each Ancillary Agreement, as applicable, and to do and perform every act and thing requited or permitted to be done by the Sellers’ Representative in connection with this Agreement and each Ancillary Agreement, as applicable. Each member of the Company Group hereby grants to the Sellers’ Representative full power and authority to do and perform each and every act and thing necessary or desirable to be done by such member of the Company Group in connection with the transactions contemplated by this Agreement and the Ancillary Agreements to which such Company Group member is a party, hereby ratifying and confirming all the Sellers’ Representative may lawfully do or cause to be done by virtue hereof. Each member of the Company Group acknowledges and agrees that by executing this Agreement and without any further action by such Company Group member, such Company Group member hereby ratifies and approves any delivery by the Sellers’ Representative of any waiver, amendment, agreement, opinion, certificate or other document contemplated hereby or by any Ancillary Agreement that is executed by the Sellers’ Representative on behalf of such Company Group member, and such Company Group member shall be bound by such documents or action as fully as if such Company Group member had executed and delivered such documents. All decisions of the Sellers’ Representative shall be binding upon all members of the Company Group, and no member of the Company Group shall have the right to object, dissent, protest or otherwise contest the same.

(b)    Each member of the Company Group agrees that Parent and its Affiliates shall be entitled to rely on any action taken by the Sellers’ Representative, on behalf of the Company Group, pursuant to this Section 6.15 (each, an “Authorized Action”), without any obligation to inquire of any member of the Company Group with respect to the action so taken, and that each such Authorized Action shall be binding on each member of the Company Group as fully as if such Company Group member had taken such Authorized Action. Each of the other Parties is expressly authorized to rely on the genuineness of the signature of the Sellers’ Representative and, upon receipt of any writing which reasonably appears to have been signed by the Sellers’ Representative, the other Parties may act upon the same without any further duty of inquiry as to the genuineness of the writing.

(c)    The Sellers’ Representative will act for each member of the Company Group on all of the matters set forth in this Agreement in the manner the Sellers’ Representative believes to be in the best interest of the Company Group, and consistent with the obligations of the Company Group under this Agreement, but the Sellers’ Representative is not responsible to the

Company Group for any loss or damages which any member of the Company Group may suffer by the performance of the Sellers’ Representative’s duties under this Agreement, other than Losses arising from a willful violation of any applicable Law, bad faith or Fraud in the performance of such duties under this Agreement and in no event will any such Losses include consequential, incidental, indirect, special, exemplary or punitive losses or damages of any kind whatsoever. The Sellers’ Representative does not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities are read into this Agreement or otherwise exist against the Sellers’ Representative.

(d)    The Sellers’ Representative is entitled to rely, and is fully protected in relying, upon any statements or other information furnished to it by any Party hereto, and any other evidence deemed by the Sellers’ Representative, in its sole but reasonable discretion, to be reliable, and the Sellers’ Representative is entitled to act on the advice of counsel selected by the Sellers’ Representative. The Sellers’ Representative is fully justified in failing or refusing to take any action under this Agreement unless it has received such advice or concurrence of the Company Group as it deems appropriate or it has been expressly indemnified to its satisfaction by the Company Group (severally but not jointly) against any and all liability and expense that the Sellers’ Representative may incur by reason of taking or continuing to take any such action.

(e)    The Sellers’ Representative is entitled to retain counsel and other advisors (including accountants) and to incur such expenses (including court costs and reasonable attorneys’ fees and expenses) as the Sellers’ Representative deems to be necessary or appropriate in connection with the performance of its obligations under this Agreement. The Seller Administrative Fund shall be held by the Sellers’ Representative in a segregated account controlled by the Sellers’ Representative. The Seller Administrative Fund shall be used by the Sellers’ Representative solely to pay any expenses that the Sellers’ Representative may incur from time to time in performing its duties hereunder; provided, that the existence of the Seller Administrative Fund shall not modify or otherwise diminish the obligations of the Company Group to the Sellers’ Representative as set forth in this Section 6.15. Any amounts remaining on deposit in the Seller Administrative Fund following the payment of all expenses the Sellers’ Representative may incur shall be released by the Sellers’ Representative to the Company Group Holders promptly following the determination by the Sellers’ Representative, in its reasonable judgment, that the Sellers’ Representative will not incur any further expenses in connection with the performance of its duties hereunder. Upon the release of any such amounts from the Seller Administrative Fund to the Company Group Holders, each Company Group Holder shall be entitled to receive its ratable portion, with such ratable portion in each case being determined based on the number of Management Company Units held by such holder as of immediately prior to the Closing relative to the total number of Management Company Units outstanding as of immediately prior to the Closing. Each of the members of the Company Group acknowledges that, other than Parent’s obligation to fund the Seller Administrative Fund at the Closing pursuant to Section 2.4(e), Parent will not have or be subject to any liability or obligations to any Company Group Holder with respect to the Seller Administrative Fund, the appointment of the Sellers’ Representative or any action taken by the Sellers’ Representative.

(f)    Each member of the Company Group hereby agrees (severally but not jointly) to indemnify the Sellers’ Representative (in its capacity as such) against, and to hold the Sellers’ Representative (in its capacity as such) harmless from any and all Losses of whatever kind which may at any time be imposed upon, incurred by or asserted against the Sellers’ Representative in such capacity in any way relating to or arising out of the Sellers’ Representative’s action or failure to take action pursuant to this Agreement or in connection herewith in such capacity; provided that no member of the Company Group is liable for the payment of any portion of such Losses to the extent resulting from the bad faith or Fraud of the Sellers’ Representative or any willful violation by the Sellers’ Representative of its obligations under this Agreement.

(g)    The agreements in this Section 6.15 shall survive the Closing.

Section 6.16    Post-Signing Actions.

(a)    Prior to the Closing, Parent shall cause the TRA Joinder to be duly executed and delivered to the Company Group.

(b)    Prior to the Closing, the Management Company shall take the actions described in Section 6.16 of the Company Disclosure Letter.

Article VII

TAX MATTERS

Section 7.1    Tax Returns.

(a)    Sellers’ Representative shall prepare and file, or cause to be prepared and filed, at the cost and expense of the applicable Parent Acquired Company, all Tax Returns of each Parent Acquired Company for any taxable period ending on or before the Closing Date or for any Straddle Period, in each case that are due after the Closing Date (taking into account applicable extensions) (the “Seller Prepared Returns”). Each Seller Prepared Return shall be prepared in a manner consistent with the applicable Parent Acquired Company’s past practices except as otherwise required by applicable Law. Each Seller Prepared Return shall be submitted to Parent no later than the 30th day prior to the due date for filing such Tax Return (taking into account applicable extensions). Sellers’ Representative (or such applicable member of the Blue Owl Group) shall incorporate all reasonable comments received from Parent in writing no later than the 10th day prior to the due date for filing any such Tax Return (taking into account applicable extensions), and shall not file any such Tax Return without the consent of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each Income Tax Return for any applicable Parent Acquired Company for a taxable period that includes the Closing Date (x) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method (with such interim closing occurring as of the Closing Date), (y) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election (if not already in effect from a prior period, which election shall not be revoked) and (z) shall be prepared in a manner such that any and all deductions, losses, or credits of any Parent Acquired Company resulting from, attributable to or accelerated by the payment of the Company Transaction Expenses in connection with the transactions contemplated by this Agreement are reported by the applicable Parent Acquired Company and allocated to the taxable period (or portion thereof) ending on or before the Closing Date to the maximum extent permitted by applicable Law (and the parties agree that 70% of any success-based fees shall be deductible for U.S. federal or state income tax purposes pursuant to Revenue Procedure 2011-29, 2011-18 IRB to the extent permitted by applicable Law). For the avoidance of doubt, to the extent not otherwise inconsistent with the terms of this Agreement, all Tax Returns of each Parent Acquired Company that are filed after the Closing Date shall be prepared and filed in accordance with the terms of the Blue Owl Holdings LP Agreement or the Blue Owl Carry LP Agreement, as applicable.

(b)    After the Closing, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), no member of the Blue Owl Group shall (and shall neither cause nor permit any Parent Acquired Company to) take any of the following actions: (i) file, amend, re-file or otherwise modify any Tax Return relating in whole or part to any Parent Acquired Company with respect to any Pre-Closing Tax Period or that would reasonably be expected to give rise to an indemnification obligation under this Agreement, (ii) enter into an agreement to extend the statute of limitations with respect to Tax Returns relating in whole or part to any Parent Acquired Company with respect to any Pre-Closing Tax Period or that could give rise to an indemnification obligation under this Agreement, or (iii) make any Tax election or take any position on any Tax Return with respect to any Parent Acquired Company that would have retroactive effect to a Pre-Closing Tax Period or that could give rise to an indemnification obligation under this Agreement.

(c)    Notwithstanding the deadlines set forth in Section 7.1(a) with respect to any Tax Return described therein, the applicable member of the Blue Owl Group, the Sellers’ Representative, and the applicable Parent Acquired Company, as applicable, shall reasonably cooperate to set later deadlines if it is reasonably necessary in order to allow sufficient time for preparation and review of such Tax Return prior to the due date of such Tax Return (including applicable extensions).

Section 7.2    Cooperation. Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns required to be filed relating to any Parent Acquired Company (provided, that any cooperation with respect to any Tax Return for a non-Parent Acquired Company shall be limited to any information and explanation directly related to the Parent Acquired Companies or any of their Subsidiaries), including each applicable Party signing and filing or causing to be signed and filed any Tax Returns that have been prepared in accordance with Section 7.1(a) on behalf of a Parent Acquired Company, the preparation of the Allocation, and any Tax Proceeding with respect to Taxes or Tax Returns of any Parent Acquired Company. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return to be filed pursuant to Section 7.1(a), Tax Proceeding or other Tax-related matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Following the Closing, each applicable member of the Blue Owl Group, each applicable Parent Acquired Company, and the other Parties (to the extent such Parties have any such books and records in their possession) shall retain all books and records with respect to Tax matters pertinent to any Parent Acquired Company relating to any taxable period beginning before the Closing Date until the seven-year anniversary of the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority. The Parties shall (and shall cause their respective Affiliates to) provide any information reasonably requested to allow any member of the

Blue Owl Group or any Parent Acquired Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

Section 7.3    Tax Proceedings. Each Party shall promptly notify the other Parties in writing upon receipt by the applicable Party or its Affiliates of notice of any Tax Proceeding (x) that is with respect to Taxes or Tax Returns of any Parent Acquired Company relating to any Pre-Closing Tax Period, or (y) that is with respect to Taxes which are the subject of indemnification under this Agreement (each, an “Applicable Tax Proceeding”). Such notification shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority. In connection with any Tax Proceeding:

(a)    The Sellers’ Representative shall have the right to control, at the cost and expense of the applicable Parent Acquired Company, any Applicable Tax Proceeding in respect of any Parent Acquired Company that is with respect to Income Tax matters for any taxable period that ends on or before the Closing Date; provided, however, that (i) Parent or such applicable member of the Blue Owl Group (at the cost and expense of the applicable Parent Acquired Company) shall have the right to participate in any such Tax Proceeding, (ii) the Sellers’ Representative shall use its commercially reasonable efforts to keep Parent or such member of the Blue Owl Group reasonably informed with respect to such Applicable Tax Proceeding, (iii) the Sellers’ Representative shall not settle, compromise or abandon any such Applicable Tax Proceeding without obtaining the prior written consent of Parent or such member of the Blue Owl Group, which consent shall not be unreasonably withheld, conditioned or delayed, as applicable, and (iv) the Sellers’ Representative shall conduct the control of such Applicable Tax Proceeding diligently and in good faith.

(b)    Parent or such applicable member of the Blue Owl Group, at the cost and expense of the applicable Parent Acquired Company, may control (i) any Tax Proceeding that the Sellers’ Representative would otherwise have the right to control under Section 7.3(a) if the Sellers’ Representative elects in writing not to control such Tax Proceeding and (ii) any Applicable Tax Proceeding that is with respect to Taxes which are the subject of indemnification under this Agreement or Income Tax matters for a Straddle Period (other than any Applicable Tax Proceeding described in Section 7.3(a)); provided, however, that the Sellers’ Representative (at its sole cost and expense) shall have the right to participate in any such Tax Proceeding and such applicable member of the Blue Owl Group shall (x) use its commercially reasonable efforts to keep the Sellers’ Representative reasonably informed with respect to such Tax Proceeding, (y) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, but only if such settlement, compromise or abandonment would reasonably be expected to adversely affect the Tax Liability (including by increasing or affecting any Taxes that are the subject of indemnification pursuant to this Agreement) or Tax position of the Parent Acquired Company being represented, any of the pre-Closing direct or indirect owners of SASC Feeder or Management Company, or GP Holdings (or any of its direct or indirect owners), as applicable; provided that this clause (y) shall not apply to any Income Tax matters for a Straddle Period, and (z) conduct the control of such Tax Proceeding diligently and in good faith.

Section 7.4    Transfer Taxes. Parent and each applicable Company Group Holder shall jointly pay and share equally (i.e., 50% by Parent and 50% by the applicable Company Group Holders) all Transfer Taxes arising solely in connection with this Agreement and the transactions contemplated hereby. If required by applicable Law, the Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any Tax Returns or other documentation with respect to such Transfer Taxes. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

Section 7.5    Intended Tax Treatment. The Parties acknowledge and agree that for U.S. federal (and, as applicable, state and local) income Tax purposes, they intend that:

(a)    the transactions described in Section 2.1(a), Section 2.1(b), Section 2.1(c), Section 2.1(d), Section 2.1(e)(i) and Section 2.1(g) shall have no U.S. federal (or applicable state or local) tax consequences;

(b)    the transactions described in Section 2.1(e)(ii) and Section 2.1(f) shall be treated as a distribution described in Section 731 of the Code, on which no gain or loss is recognized to SASC Feeder or any Parent Acquired Company;

(c)    (i) the Management Company Merger under Section 2.2(a) shall be treated as an “assets-over” partnership merger under Treasury Regulations Section 1.708-1(c)(3)(i) in which the Management Company is treated as a “terminated partnership,” and Blue Owl Holdings is treated as the continuing partnership, and (ii) to the extent of cash consideration paid in the Management Company Merger, the transactions shall be treated as a taxable sale of Management Company units by the Management Company unitholders occurring immediately prior to such mergers in accordance with Treasury Regulations Section 1.708-1(c)(4); provided, that as described in Section 2.2(h) in connection with a Valid Company Group Rollover Election delivered by a Company Group Holder, the Blue Owl Carry Common Units received by such Company Group Holder in the Merger shall be deemed to be the result of a cash payment of the Relevant Value to such Company Group Holder;

(d)    the transactions described in Section 2.2(b) shall be treated as an assignment of the SASC GP Interests from SASC Feeder to Flyer GP Holdings in exchange for their fair market value, which the parties agree shall be equal to $0; and

(e)    (i) the transactions described in Section 2.2(c) shall be treated as a taxable purchase pursuant to Section 1001 of the Code by SASC Merger Sub of the issued and outstanding equity interests in the SASC Management Company in exchange for the SASC Acquisition Consideration;

(f)    the transactions described in Section 2.2(d) shall be treated as an assignment of the OSREC GP Interests from GP Holdings to Flyer GP Holdings in exchange for their fair market value, which the parties agree shall be equal to $0; and

(g)    the transactions described in Section 2.2(e) shall be treated as a taxable purchase pursuant to Section 1001 of the Code by the Management Company of the right to allocate 100% of the carried interests allocation with respect to future Company Funds in exchange for the Future Carry Acquisition Consideration;

(h)    the transactions described in Section 2.2(g) shall be treated as a taxable purchase pursuant to Section 1001 of the Code by Blue Owl Carry of the Acquired SLP Interests in exchange for the Acquired SLP Interests Purchase Price; and

(i)    as described in Section 2.2(h), a Company Group Holder who is deemed to receive cash of the Relevant Value in the Merger shall be treated as a contribution of cash equal to the Relevant Value to Blue Owl Carry pursuant to Section 721(a) of the Code in exchange for Blue Owl Carry Common Units

(such treatments described in this Section 7.5, together, the “Intended Tax Treatment”).

Notwithstanding anything to the contrary set forth herein, this Section 7.5 is solely a statement of intention and nothing in this Section 7.5 shall constitute a guarantee or indemnity with respect to any Intended Tax Treatment contained herein and the Parties shall have no liability whatsoever in respect of this Section 7.5.

Section 7.6    Allocation. Within 75 days following the final determination of the Final Adjustment Amount, Parent will prepare, and deliver (or cause to be prepared and delivered) to the Sellers’ Representative, an allocation statement allocating amounts treated as consideration for U.S. federal income Tax purposes among the assets of each Parent Acquired Company (the “Allocation”). The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 704(c), 734(b), 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder. Within 45 days after the receipt of the Allocation, the Sellers’ Representative will provide Parent with any proposed changes thereto or will indicate its concurrence therewith. If Parent and the Sellers’ Representative do not agree on the Allocation, then Parent and the Sellers’ Representative shall attempt in good faith to reach agreement on the Allocation, as applicable, in a manner consistent with applicable income Tax Law. If Parent and the Sellers’ Representative cannot reach agreement on the Allocation within 15 days after Parent’s receipt of the Sellers’ Representative’s proposed changes, then Parent and the Sellers’ Representative shall submit the dispute to a nationally recognized accounting firm mutually acceptable to Parent and the Sellers’ Representative (the “Tax Accounting Firm”) for resolution, acting as an accounting expert (and not as an arbitrator). For this purpose, (x) the Tax Accounting Firm may not assign a value to any disputed item greater than the greatest value for such disputed item claimed by any party or less than the lowest value for such disputed item claimed by any party, and (y) all fees and expenses relating to the work, if any, to be performed by the Tax Accounting Firm will be allocated to the applicable Parent Acquired Company. The Allocation, as agreed to by the Parties pursuant to this Section 7.6 or as finally determined by the Tax Accounting Firm, as the case may be, shall be binding on all Parties (the “Final Allocation”). Within 30 days following the Closing Date, Blue Owl Holdings shall deliver a notification under Section 743 of the Code to each of Management Company and SASC Feeder in accordance with Treasury Regulation Section 1.743-1(k)(2).

Section 7.7    Tax Positions. The Parties shall, and shall cause each of their respective applicable Affiliates to, in each case except as required by applicable Law: (a) prepare and file all Tax Returns consistent with the Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”); (b) take no position in any communication (whether written or unwritten) with any Governmental Entity inconsistent with the Tax Positions; (c) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; (d) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions; and (e) use their respective commercially reasonable efforts to defend the Tax Positions in any Tax Proceeding.

Section 7.8    Partnership Tax Audit. Without the prior written consent of Parent, no Party shall or shall cause its respective Affiliates to, make or cause to be made any election under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Parent Acquired Company. To the extent permitted by applicable Law and within the scope of its authority, the Sellers’ Representative shall cause itself, or a Person that the Sellers’ Representative reasonably believes will act at the Sellers’ Representative’s direction, to be the “partnership representative” (as such term is used in the Code) for any taxable period ending on or before the Closing Date for any Parent Acquired Company treated as a partnership for U.S. federal income Tax purposes. With respect to any Tax Proceeding of any Parent Acquired Company that is treated as a partnership for U.S. federal Income Tax purposes for any Pre-Closing Tax Period or any Straddle Period and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) is available (such election a “Section 6226 Election”), Parent and/or Sellers’ Representative, as applicable, shall (and shall cause its applicable Affiliates to), and the applicable “partnership representative” with respect to such Parent Acquired Company shall, cause such Parent Acquired Company member to, timely make such Section 6226 Election in accordance with applicable Laws with respect to any “imputed underpayment” under Section 6225 of the Code that arises or is assessed in connection with any such Tax Proceeding (and the Parties expressly consent to, and shall reasonably cooperate to the extent requested by Parent or the Sellers’ Representative in, the making of all such available elections).

Article VIII

TERMINATION

Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing only as follows:

(a)    by the mutual written consent of the Sellers’ Representative and Parent;

(b)    by the Sellers’ Representative or Parent by written notice to such other Party if any applicable Law is in effect making the consummation of Transactions illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement is the primary cause of or has resulted in such final, non-appealable Order or other action;

(c)    by the Sellers’ Representative or Parent by written notice to such other Party if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before February 28, 2022 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement and such material breach is the primary cause of or has resulted in the failure of the Transactions to be consummated on or before the Outside Date;

(d)    by the Sellers’ Representative, if Parent breaches any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would give rise to a failure of any condition precedent to the Company Group’s obligations to consummate the transactions set forth in Section 2.6 or Section 2.8, and (ii) after the giving of written notice of such breach or failure to perform to Parent by the Company Group has not been cured by the later of (A) the day prior to the Outside Date, and (B) 20 Business Days after receipt of such written notice and the Company Group has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Sellers’ Representative if the Company Group is then in breach of any representation, warranty, covenant or agreement contained in this Agreement, which breach would give rise to a failure of any condition precedent to Parent’s obligations to consummate the transactions set forth in Section 2.6 or Section 2.7; and

(e)    by Parent, if the Company Group breaches any of their representations or warranties contained in this Agreement or the Company Group breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would give rise to a failure of any condition precedent to Parent’s obligations to consummate the transactions set forth in Section 2.6 or Section 2.7 of this Agreement, and (ii) after the giving of written notice of such breach or failure to perform to the Company Group by Parent, has not been cured by the later of (A) the day prior to the Outside Date, and (B) 20 Business Days after the delivery of such written notice and Parent has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Parent if Parent is then in breach of any representation, warranty, covenant or agreement contained in this Agreement, which breach would give rise to a failure of any condition precedent to the Company Group’s obligations to consummate the transactions set forth in Section 2.6 or Section 2.8.

Section 8.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 6.7(a), Section 6.8, Section 6.15, this Section 8.2 and Article X of this Agreement shall survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its Willful Breach of this Agreement.

Article IX

INDEMNIFICATION

Section 9.1    Survival. The representations and warranties contained in Article III of this Agreement shall survive the Closing until (a) other than with respect to the Company Group Fundamental Representations and the representations and warranties in Section 3.9, the date that is 12 months after the Closing Date, and (b) with respect to the representations and warranties made pursuant to the Company Group Fundamental Representations and the representations and warranties in Section 3.9, 60 days following the expiration of the applicable statute of limitations, in each case, except to the extent a claim for indemnification has been made in good faith prior to such time for any breach thereof in which event the representation or warranty and the associated rights of indemnification shall survive with respect to such claim until such claim has been resolved or abandoned. The representations and warranties contained in Article IV of this Agreement shall survive the Closing until (i) other than with respect to the Parent Fundamental Representations and the representations and warranties in Section 4.10, the date that is 12 months after the Closing Date, and (ii) with respect to the representations and warranties made pursuant to the Parent Fundamental Representations and the representations and warranties in Section 4.10, 60 days following the expiration of the applicable statute of limitations, in each case, except to the extent a claim for indemnification has been made in good faith prior to such time for any breach thereof in which event the representation or warranty and the associated rights of indemnification shall survive with respect to such claim until such claim has been resolved or abandoned. All covenants and agreements of the parties hereto that are contemplated as being performed prior to or at the Closing shall survive the Closing until the date that is six months after the Closing Date. All covenants and agreements of the parties hereto that are contemplated as being performed following the Closing shall survive the Closing until performed or until such covenants and agreements expire in accordance with their terms, except any indemnification obligation pursuant to Section 9.2(a)(iii), which shall survive until 60 days following the expiration of the applicable statute of limitations.

Section 9.2    Indemnification.

(a)    Indemnification by the Company Group. Following the Closing, the Company Group Holders shall indemnify, defend, hold harmless and reimburse each member of the Blue Owl Group and each of their respective directors, officers, employees, successors and permitted assigns, in their capacity as such (the “Parent Indemnified Parties”) for, from and against all Losses imposed on, incurred or suffered by any Parent Indemnified Party to the extent arising out of or relating to (i) any breach of any representation or warranty contained in Article III, (ii) any breach of any covenant of the Company Group contained in this Agreement, (iii) any Company Pre-Closing Taxes or (iv) any Company Reorganization Taxes; provided that, in respect of clause (iv), Losses in respect of Company Reorganization Taxes shall be indemnified as follows: (A) Losses in respect of Taxes arising directly as a result of the Company Reorganization structure not resulting in a tax-free reorganization shall only be indemnified by the Company Group Holders pursuant to clause (iv) in an amount equal to 50% of any such Loss and (B) Losses in respect of Taxes arising directly as a result of the Company Reorganization not being implemented in accordance with the steps set forth in Section 2.1 shall be indemnified by the Company Group Holders pursuant to clause (iv) in an amount equal to 100% of any such Loss, in each case, subject to the other limitations set forth in this Article IX.

(b)    Indemnification by the Blue Owl Parties. Following the Closing, the Blue Owl Parties shall indemnify, defend, hold harmless and reimburse each Company Group Indemnified Person for, from and against all Losses imposed on, incurred or suffered by any Company Group Indemnified Person to the extent arising out of or relating to (i) any breach of any representation or warranty contained in Article IV, or (ii) any breach of any covenant of the Blue Owl Parties contained in this Agreement.

(c)    Materiality Scrape. For purposes of determining whether a breach of any representation or warranty in Article III or Article IV has occurred and the amount of any Losses associated with such breach, the qualifications as to “material”, “materiality”, “Company Material Adverse Effect” or “Parent Material Adverse Effect” (as applicable and other than in respect of any defined term containing “Company Material Contract”, “Material Leases” or Section 3.4, Section 3.5, Section 3.6, Section 3.7, Section 4.4, Section 4.5 or Section 4.6) shall be disregarded.

Section 9.3    Claim Procedures.

(a)    In order for an Indemnified Party to duly make a valid claim under Section 9.2, the Indemnified Party must promptly, but in no event later than 60 days from the date that the Indemnified Party first becomes aware of such claim, provide written notice to the Sellers’ Representative (in the case of a claim made by a Parent Indemnified Party) or to Parent (in the case of a claim made by a Company Group Indemnified Person) (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 9.2 which the Indemnified Party alleges to have occurred (including, if applicable, an identification of any specific representation that is alleged to have been breached), a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Losses imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable), and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that, subject to and without limitation of Section 9.1, any failure or delay by the Indemnified Party in delivering a Claim Notice to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification under this Article IX, except to the extent the Indemnifying Party has been prejudiced by such failure or delay. The Indemnified Party shall cooperate with and provide to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith.

(b)    In the event the Claim Notice results from any Proceeding asserted or threatened against the Indemnified Party by a third party (a “Third-Party Claim”):

(i)    The Indemnified Party shall provide the Claim Notice to the Indemnifying Party not later than 10 Business Days following the Indemnified Party’s receipt of the Third-Party Claim, and, in any event, not less than 10 Business Days preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding; provided that the failure to timely provide a Claim Notice shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim.

(ii)    During the period ending on the earlier of 30 calendar days following the Indemnifying Party’s receipt of the Claim Notice and five calendar days preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding, the Indemnifying Party shall be entitled to notify the Indemnified Party of its election to assume and control the defense of the Third-Party Claim, unless (i) the Third-Party Claim seeks an injunction or other equitable or non-monetary relief against the Indemnified Party, (ii) the Third-Party Claim arises in connection with any criminal matter, (iii) there is a reasonable probability that the Third-Party Claim may adversely affect in any material respect the Indemnified Party or its Affiliates other than as a result of monetary damages, or (iv) the Third-Party Claim is with respect to Taxes or Tax matters, in which case it shall be governed by Section 7.3 rather than this Section 9.3(b). Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof either (I) at its own expense or (II) at the Indemnifying Party’s cost and expense if (1) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, (2) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable or (3) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party (provided that, in the case of clauses (1), (2) or (3), the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel, in any action or claim or group of related actions or claims).

(1)    If that the Indemnifying Party duly and timely makes such election, such election shall constitute the Indemnifying Party’s conclusive acknowledgment that the Indemnified Party is entitled to be indemnified, defended, held harmless and reimbursed in accordance with this Article IX for, from and against the Third-Party Claim, the Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third-Party Claim. The Indemnified Party shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose on its account; provided that, if in the reasonable opinion of counsel to the Indemnified Party, there are defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, then the reasonable fees and expenses of one external law firm to the Indemnified Party shall be paid by the Indemnifying Party; provided, further, that, if (i) the Indemnified Party and Indemnifying Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts between them or (ii) the Indemnified Party assumes the defense of a Third-Party Claim after the Indemnifying Party has failed to pursue a Third-Party Claim it has assumed in a reasonably diligent manner, as provided in the first sentence of Section 9.3(b)(ii)(2), the Indemnifying Party shall bear the reasonable and documented out-of-pocket costs and expenses of one additional counsel (in addition to, but only to the extent necessary, one local counsel) which shall represent all Indemnified Parties arising out of the same or similar set of circumstances in connection with such defense. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall be entitled to settle such claims; provided that, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle, compromise or cease to defend such Third-Party Claim if such settlement, compromise or cessation would result in (A) any monetary Liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party; (B) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates; (C) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates; (D) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates which are not indemnifiable under this Agreement; or (E) any non-monetary condition or obligation being imposed on any Indemnified Party or any of its Affiliates.

(2)    If the Indemnifying Party (A) does not duly and timely make such election, or (B) after timely making such election, fails to take reasonable steps to defend diligently the Third-Party Claim within ten (10) Business Days after its receipt of written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall be entitled but not obligated to notify the Indemnifying Party of its election to assume and control such defense from the Indemnifying Party, whereupon the Indemnified Party and not the Indemnifying Party shall have the powers described in the first sentence of Section 9.3(b)(ii)(1); provided that the Indemnified Party’s right to be indemnified, defended, held harmless and reimbursed in respect of the Third-Party Claim shall not otherwise be affected by such election. Notwithstanding the foregoing, the Indemnifying Party shall have no Liability with respect to a Third-Party Claim settled without its prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(3)    The Indemnified Party and the Indemnifying Party shall cooperate to ensure the proper and adequate investigation and defense of all Third-Party Claims. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third-Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third-Party Claims. The Person controlling the defense of a Third-Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.

Section 9.4    Loss and Recoveries.

(a)    No Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, except to the extent awarded by a court to a third party in connection with a Third Party Claim, no Indemnified Party shall be entitled to be indemnified, defended, held harmless or reimbursed pursuant to this Article IX in respect of, and Losses shall not include, any punitive, special or exemplary damages, loss of profit or loss of opportunity, loss of reputation, consequential losses or any other indirect damages, except to the extent any such consequential, special or indirect damages (i) were reasonably foreseeable as of the date of this Agreement, (ii) were proximately caused by the applicable breach giving rise to the applicable claim for indemnification hereunder and (iii) are not based on any special circumstances of any Indemnified Party that were not within the reasonable contemplation of the Parties as of the date hereof.

(b)    Insurance and Other Proceeds; Duty to Mitigate. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to the matters described in the Claim Notice shall be deducted. The Indemnified Party shall use commercially reasonable efforts to recover any such insurance or other proceeds from third parties to the same extent such Indemnified Party would recover such proceeds if such Losses were not subject to indemnification under this Agreement. Each Party agrees to use commercially reasonable efforts to mitigate any Losses that form the basis of any claim for indemnification under this Article IX.

(c)    Limitations on Company Group Liability. Notwithstanding anything herein to the contrary, the Parent Indemnified Parties shall not be entitled to recover on a claim for indemnification under clause (i) of Section 9.2(a) for any Losses (i) unless the amount of Losses exceeds $250,000 and (ii) then only to the extent that all such Losses that meet the requirements of the preceding clause (i) in the aggregate exceed $12,000,000; provided that the foregoing limitations shall not apply to any claim for indemnification with respect to any breach of the Company Group Fundamental Representations. Notwithstanding anything herein to the contrary, but subject to Section 9.5(a), in no event shall the Company Group Holders be liable for any Losses under Section 9.2(a) (when taken together with all other Losses indemnifiable in accordance with the terms of this Article IX) in excess of $60,000,000.

(d)    Limitations on Parent Liability. Notwithstanding anything herein to the contrary, each Company Group Indemnified Person shall not be entitled to recover on a claim for indemnification under Section 9.2(b) for any Losses (i) unless the amount of each such Losses exceeds $250,000 and (ii) then only to the extent that all such Losses that meet the requirements of the preceding clause (i) in the aggregate exceed $12,000,000; provided that the foregoing limitations shall not apply to any claim for indemnification with respect to any breach of the Parent Fundamental Representations. Notwithstanding anything herein to the contrary, in no event shall Parent be liable for any Losses under Section 9.2(b) (when taken together with all other Losses indemnifiable in accordance with the terms of this Article IX) in excess of $60,000,000.

(e)    No Duplication of Remedies. The amount of any Losses to which any Indemnified Party is entitled hereunder shall be determined without duplication of any other recovery hereunder in respect of such Losses, and, in furtherance of the foregoing, each of the Parties hereby acknowledges and agrees that no Party shall have any obligations or liability under this Article IX with respect to any amount to the extent such amount has already been recovered by the applicable Indemnified Party(ies).

Section 9.5    Payments.

(a)    Satisfaction of Losses. Without limitation of the terms of Section 9.4, the Parent Indemnified Parties’ sole recourse with respect to any Loss to which any Parent Indemnified Parties is entitled to indemnification in accordance with this Article IX shall be to set off against the cash portion of any Earnout Payments payable (if applicable) by Parent to the Company Group Holders, which set off shall be applied on a pro rata basis based upon the allocation set forth in Section 9.5(a) of the Company Disclosure Letter.

(b)    Limited Recourse Against the Company Group Holder. Notwithstanding anything to the contrary herein, in no event shall any Indemnified Party be entitled to make any claim, demand or otherwise seek any remedy or recovery directly from or against any Company Group Holder under or related to this Agreement or the transactions contemplated by this Agreement; rather, without limitation of the terms of Section 9.4, any and all such claims, demands, remedies or recoveries from or against any Company Group Holder shall be pursuant to, and recourse solely against, the cash portion of the Earnout Payments payable by Parent to the Company Group Holders as provided in Section 9.5(a).

(c)    Treatment of Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 9.2 shall be treated as adjustments to the consideration paid pursuant to the transactions contemplated by this Agreement for Tax purposes to the extent permitted under applicable Law.

Section 9.6    Effect of Investigation. The rights of Parent to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that Parent may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by Parent. The Company Group hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of Parent, and regardless of the results of any such investigation, Parent has entered into the Transactions in express reliance upon the representations and warranties of the Company Group made in this Agreement.

Section 9.7    Exclusive Remedies. Following the Closing, no Party shall assert against any other Party any claim, cause of action, right or remedy, or any Proceeding, relating to this Agreement, the transactions contemplated by this Agreement or any document or instrument delivered in connection with this Agreement or therewith, other than (a) claims pursuant to and in accordance with Article VII and this Article IX, (b) claims that a Party committed Fraud, (c) claims for specific enforcement or injunction pursuant to Section 10.9 and (d) claims in respect of any covenant or agreement that by its terms contemplates performance after the Closing or pursuant to the terms of any Ancillary Agreement. Following the Closing, the claims specified in clauses (a) through (d) of the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for any and all Losses or other claims relating to or arising out of this Agreement and the transactions contemplated by this Agreement and any document or instrument delivered in connection with this Agreement or therewith, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission, right of contribution or claim arising under applicable statutes).

Article X

MISCELLANEOUS

Section 10.1    Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent and the Sellers’ Representative. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced

(if such Party is Parent after the Closing, with the approval of the independent directors of Parent). No waiver by any Party of any default, breach of representation or warranty or breach of covenant under this Agreement, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 10.2    Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. Eastern Time on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 10.2, notices, demands and other communications to the Company Group and Parent shall be sent to the addresses indicated below:

Notices to the Company Group

c/o OSREC Feeder, LP

125 S. Wacker Drive, Suite 1220

Chicago, IL 60606

Attention:    Marc Zahr

Email:         zahr@oakstreetrec.com

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

600 Travis Street, Suite 2100

Houston, TX 77002

Attention:    Michael De Voe Piazza; Jesse Myers

Email:         mpiazza@willkie.com; jmyers@willkie.com

Notices to the Sellers’ Representative

c/o Augustus, LLC

125 S. Wacker Drive, Suite 1220

Chicago, IL 60606

Attention:    Marc Zahr

Email:         zahr@oakstreetrec.com

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

600 Travis Street, Suite 2100

Houston, TX 77002

Attention:    Michael De Voe Piazza; Jesse Myers

Email:         mpiazza@willkie.com; jmyers@willkie.com

Notices to Parent or the Merger Subs and following the Closing, the Company Group:

c/o Blue Owl Capital Inc.

399 Park Avenue

New York, NY 10022

Attention:    Neena Reddy

Email:          neena.reddy@blueowl.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention:    Richard J. Campbell

Email:          richard.campbell@kirkland.com

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:     Eric Schiele; Bradley Friedman; Christopher Gandia

Email:          eric.schiele@kirkland.com; brad.friedman@kirkland.com;

 christopher.gandia@kirkland.com

Section 10.3    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law, including in connection with a merger or consolidation or conversion of Parent) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 10.3 shall be null and void.

Section 10.4    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 10.5    Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached to this Agreement or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” in this Agreement shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References in this Agreement to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References in this Agreement to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References in this Agreement to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 10.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References in this Agreement to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References in this Agreement to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to Parent and the Company Group, if such information or materials have been (a) uploaded to the electronic data room maintained by the Company Group and its financial advisor on the Intralinks online-platform for purposes of the transactions contemplated by this Agreement (the “Data Room”), (b) filed by a Party with the SEC and publicly available on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, or (c) or otherwise provided to Parent’s, or the Company Group’s representatives (including counsel) via electronic mail, in each case, at least two Business Days prior to the date of this Agreement.

Section 10.6    Entire Agreement. This Agreement (together with the Disclosure Letters and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and, thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including any drafts of a non-binding letter of intent between the Company Group and Parent), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement exclusively pursuant to the express terms and provisions of this Agreement or any Ancillary Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement or any Ancillary Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary Parent and an ordinary seller in an arm’s-length transaction. Notwithstanding anything to the contrary in this Section 10.6, in the event the Closing is not consummated pursuant to this Agreement, nothing set forth in this Agreement shall in any way amend, alter, terminate, supersede or otherwise effect the Parties’ or their respective Affiliates’ Equity Securities or any Contract to which the Parties or their respective Affiliates are party or are bound (other than (x) this Agreement, (y) the Confidentiality Agreement and (z) in the event this Agreement is terminated pursuant to Section 8.1, in which case only as set forth in Section 8.2), including the certificates of incorporation, formation or limited partnership, bylaws, limited liability company agreements, limited partnership agreements and/or other similar governing documents of any of the Parties or their respective Subsidiaries.

Section 10.7    Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 10.8    Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR

AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES TO THIS AGREEMENT FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court (the “Delaware Courts”) and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 10.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 10.9    Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognizes and affirms that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding (subject to Section 10.8), in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.9 shall not be required to provide any bond or other security in connection with any such injunction.

Section 10.10    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (a) as set forth in Article VII, or (b) in respect of the Company Group Indemnified Persons, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).

Section 10.11    Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each by this Agreement incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter relating to the respective representations and warranties of a Party shall be deemed disclosed in each other Section relating to the respective representations and warranties of such Party of the applicable Disclosure Letter to which such fact or item may apply, so long as (i) such other Section is referenced by applicable cross-reference or (ii) other than as it relates to Section 3.6, it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only, and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected herein, and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Parties do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential in accordance with Section 6.3 by the Parties, and no third party may rely on any information disclosed or set forth therein.

Section 10.12    Legal Representation and Privilege.

(a)    Each Party hereby agrees that Willkie Farr & Gallagher LLP (or any successor thereto) may represent Company Group Holders or the Sellers’ Representative or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof (other than, following the Closing, Parent or any of its Subsidiaries), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Company Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Company Group in connection with the transactions contemplated by this Agreement, and each Party hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to Parent and its Subsidiaries.

(b)    Each of the Parties acknowledges that the foregoing provision applies whether or not Willkie Farr & Gallagher LLP provides legal services to any member of the

Company Group after the Closing Date. Each of the Parties hereby irrevocably acknowledges and agrees that all communications among Willkie Farr & Gallagher LLP (or any other counsel that represented the Company Group), the Company Group and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belongs solely to the Company Group Holders and shall be exclusively controlled by the Sellers’ Representative, and shall not pass to or be claimed by Parent, any Subsidiary of Parent (including the Company Group) or any other Party. Notwithstanding the foregoing, in the event that a dispute arises between any Party, on the one hand, and a third party, on the other hand, such Party may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party may waive such privilege or other immunity without the prior written consent of the Sellers’ Representative.

Section 10.13    Acknowledgements. Parent specifically acknowledges and agrees to the Company Group’s disclaimer of any representations or warranties other than those set forth in Article III and any Ancillary Agreement or certificate delivered by the Company Group pursuant to this Agreement, whether made by the Company Group or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent, its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent, its Affiliates or representatives by the Company Group or any of its Affiliates or representatives), other than those set forth in Article III and any Ancillary Agreement or certificate delivered by the Company Group pursuant to this Agreement. Parent specifically acknowledges and agrees that, without limiting the generality of this Section 10.13, none of the Company Group or any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts, and Parent has not relied on, or been induced by any such representation or warranty or other statement of the Company Group in making its determination to enter into this Agreement and proceed with the transactions contemplated by this Agreement. Parent (a) specifically acknowledges and agrees that, except for the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by the Company Group pursuant to this Agreement, none of the Company Group or any of its Affiliates or representatives has made, any other express or implied representation or warranty with respect to the Company Group or the Transactions, (b) irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty and (c) irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings and causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in Law or in equity, or based on contract, tort or otherwise) against the Company Group in connection with the accuracy, completeness or materiality of any projection.

Section 10.14    No Recourse. Other than in connection with any applicable Merger Support Agreement, Restrictive Covenant Agreement, Consent and Release, any Election Form or any other Ancillary Agreement, in each case, to which such Company Group Holder is a party, no past, present or future director, officer, employee, Company Group Holder, member, shareholder or other holder (whether direct or indirect) Affiliate, agent, attorney or representative of any member of the Company Group or the Sellers’ Representative shall have any Liability for any obligations or Liabilities of the members of the Company Group or the Sellers’ Representative, as applicable, under this Agreement or for any Proceeding based on, in respect of, or by reason of, the Transactions. No past, present or future director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of the Blue Owl Group shall have any Liability for any obligations or Liabilities of the members of the Blue Owl Group under this Agreement or for any claims or losses based on, in respect or, or by reason of, the Transactions. Without limiting the foregoing, this Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement or the Transactions (other than, with respect to a Company Group Holder, in respect of any applicable Merger Support Agreement, Restrictive Covenant Agreement, Consent and Release, any Election Form or any other Ancillary Agreement, in each case, to which such Company Group Holder is a party) may be brought only against, the entities that are expressly identified herein as parties to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

GP HOLDINGS:

OSREC GP HOLDINGS, LP

By:	/s/ Marc Zahr
Name: Marc Zahr
Title: Member

MANAGEMENT COMPANY:

OAK STREET REAL ESTATE CAPITAL, LLC

By:	/s/ Marc Zahr
Name: Marc Zahr
Title: Member

SASC FEEDER:

SASC FEEDER, LP

By:	/s/ Marc Zahr
Name: Marc Zahr
Title: Member

SELLERS’ REPRESENTATIVE:

AUGUSTUS, LLC

By:	/s/ Marc Zahr
Name: Marc Zahr
Title: Member

[Signature Page to Agreement and Plan of Merger]

PARENT:

BLUE OWL CAPITAL INC.

By:	/s/ Neena Reddy
Name: Neena Reddy
Title: General Counsel and Secretary

BUYER GP:

BLUE OWL CAPITAL GP LLC

By:	/s/ Neena Reddy
Name: Neena Reddy
Title: General Counsel and Secretary

BUYER HOLDINGS:

BLUE OWL CAPITAL HOLDINGS LP

By:	/s/ Neena Reddy
Name: Neena Reddy
Title: General Counsel and Secretary

BUYER CARRY:

BLUE OWL CAPITAL CARRY LP

By:	/s/ Neena Reddy
Name: Neena Reddy
Title: General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]

MANAGEMENT COMPANY MERGER SUB:

FLYER MERGER SUB I, LLC

By:	/s/ Neena Reddy
Name: Neena Reddy
Title: General Counsel and Secretary

SASC MERGER SUB:

FLYER MERGER SUB II, LP

By:	/s/ Neena Reddy
Name: Neena Reddy
Title: General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]